File Pursuant to Rule 424(b)(3)
SEC File No.:333-163152

PROSPECTUS

11,425,307 Shares
Avantair, Inc.

This prospectus relates solely to the sale or other disposition of up to an aggregate of 11,425,307 shares of common stock of Avantair, Inc., including 455,887 shares of common stock underlying warrants issued by Avantair, to the Selling Stockholders identified in the section entitled “Selling Stockholders” on page 65 of this prospectus or their transferees.

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. For additional information, you should refer to the section entitled “Plan of Distribution” on page 81 of this prospectus. We will not receive any proceeds from the sale or other disposition of the shares of common stock covered hereby by the Selling Stockholders. We are contractually obligated to pay all expenses of registration incurred in connection with this offering, except any underwriting discounts and commissions incurred by the Selling Stockholders.

Our common stock is currently quoted on the Over-the-Counter Bulletin Board under the symbol “AAIR.OB”. On March 5, 2010 the last reported sale price of our shares was $2.35 per share. You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 10 before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 12, 2010.

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PROSPECTUS SUMMARY

This summary highlights selected information more fully described elsewhere in this prospectus. You should read the following summary together with the entire prospectus, including the more detailed information regarding us and the common stock being sold in this offering and our financial statements and the related notes appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” beginning on page 10 before deciding to invest in our common stock. Unless otherwise stated or the context requires otherwise, references in this prospectus to “we,” “our,” “us,” “Avantair” or the Company refer to Avantair, Inc., and its subsidiaries.

Overview

Avantair is engaged in the sale of fractional ownership interests and flight hour card usage of professionally piloted aircraft for personal and business use and the management of its aircraft fleet. According to AvData, Avantair is the fifth largest company in the North American fractional aircraft industry. As of March 5, 2010, Avantair operated 55 aircraft within its fleet, which is comprised of 46 aircraft for fractional ownership, 5 company owned core aircraft and 4 leased and company managed aircraft.

Avantair also operates fixed flight based operations (FBO) in Camarillo, California and effective August 1, 2008, in Caldwell, New Jersey. Through these FBOs and its headquarters in Clearwater, Florida, Avantair provides aircraft maintenance, concierge and other services to its customers as well as to the Avantair fleet.

Avantair generates revenues primarily through the sale of fractional ownership shares of aircraft, by providing maintenance and management services related to these aircraft, and from the sale of flight hour cards providing either 15 or 25 hours of flight time per year of access to its aircraft fleet (either individually or through the Company’s Axis Club Membership program). The Company markets and sells fractional ownership interests to individuals and businesses with a minimum share size of a one-sixteenth ownership interest. Under maintenance and management agreements with fractional owners, Avantair provides pilots, maintenance, fuel and hangar space for the aircraft.

In response to the general economic downturn and the resulting growth of flight hour card sales over fractional share sales industry-wide, in January 2009, Avantair initiated the Axis Club Membership program. This program is designed to bridge the gap between the financial commitment of a fractional share and flight hour cards. This new product offers access to blocks of flight hours for a three year membership fee of $75,000. The program requires Axis Club members to purchase a minimum of three 25 hour flight hour cards for $80,000 or less, dependent upon the type of membership purchased, over a three year period. The program also allows for the conversion of club membership into fractional ownership. Members are not charged a management fee until they are fractional owners.

Avantair presently sources all of its aircraft from a single manufacturer, Piaggio America, Inc. (“Piaggio”). As of March 5, 2010, Avantair had contractual commitments to purchase 52 additional Piaggio Avanti II aircraft through 2013. The total commitment, including a recently proposed price escalation, is valued at approximately $330 million. The Company’s agreement with Piaggio permits it some flexibility to defer a portion of the aircraft deliveries and the Company has exercised this flexibility at certain times in order to take deliveries in line with the Company’s sales expectations. During the second quarter of fiscal 2010, the Company, through an arms-length transaction, transferred its rights to purchase four Piaggio Avanti II aircraft to LW Air LLC pursuant to the existing aircraft purchase agreement between the Company and Piaggio. Upon delivery of the aircraft, Piaggio returned $2.6 million of deposits previously paid on the aircraft by the Company. Simultaneous with this transaction, the Company entered into an eight-year management agreement for those aircraft and the Company issued 2,373,620 warrants to Lorne Weil, the Managing Member of LW Air LLC. Pursuant to the agreement between the parties, the Company will manage each aircraft for a monthly fee which is variable based upon aircraft flight hours but will not exceed $56,500 per month. The agreement also allows the Company to enter into short-term leases for the use of the aircraft at a specified dry lease rate per flight hour. These aircraft are anticipated to be utilized to satisfy fleet demands of the growing flight hour card and Axis Club Membership Program product lines.

In October 2009, the Company consummated a private sale of its common stock to investors generating net proceeds of approximately $8 million. Together with the proceeds of the private placements consummated in June and September 2009, the Company received total net proceeds of approximately $9.9 million.

The Company’s primary sources of operating funds are the collection of management and maintenance fees from fractional share owners as well as the sale of fractional ownership shares, flight hour cards and, effective January 2009, Axis Club Memberships. Revenue for the sales by product category that follow can be found in the accompanying Condensed Consolidated Statement of Operations for the quarterly period ended December 31, 2009. Sales by product category follow:

	Unit Sales for the Three Months Ended
	December 31, 2009	December 31, 2008	September 30, 2009	September 30, 2008
New Fractional shares	5	16.5	2	19.5
Flight hour cards	100	53	86	27
Axis Club Memberships	21	N/A	3	N/A

Avantair’s primary growth strategy is to continue to increase the number of fractional share owners and aircraft under management as well as increase the number of flight hour cards and Axis Club Memberships sold. At March 5, 2010, the Company had 29 fractional aircraft shares available for sale. In addition to the cost of acquiring aircraft, Avantair’s primary expenses are related to fuel, aircraft repositioning (i.e., moving an aircraft to another location to accommodate a customer’s need and for demonstration flights for sales purposes), maintenance, charters and insurance. To finance its growth strategy, the Company may continue to actively pursue additional funds through equity financing, including the sale of additional shares of common and preferred stock, asset sales, accelerated payments of maintenance and management fees, debt financing, or a combination thereof.

At December 31, 2009 and June 30, 2009, Avantair had assets of approximately $146.8 million and $164.0 million, respectively. For the three and six months ended December 31, 2009 and the fiscal year ended June 30, 2009, the Company had revenue of approximately $35.8 million, $71.0 million and $136.8 million, respectively, and net losses of approximately $0.2 million, $1.5 million and $4.5 million, respectively. Avantair has incurred losses since inception and may not be able to generate sufficient net revenue from its business in the future to achieve or sustain profitability. At February 28, 2010, the Company had approximately $6.8 million of unrestricted cash on hand and assuming there is no change in sales and expense trends experienced since the fourth quarter of fiscal 2009, the Company believes that its cash on hand is sufficient to continue operations for the foreseeable future.

Recent Developments

The Company entered into a sale and leaseback agreement, dated August 11, 2006, with JMMS, LLC (“JMMS”). Under the sale and leaseback agreement, the Company sold 100.0% of its interest in a core aircraft for $4.2 million and leased back 68.8% of the aircraft for a five year term. The proceeds of the sale and leaseback arrangement were used to pay down a line of credit. In March 2007, the Company amended the lease agreement to include a provision for the Company to buy back the aircraft at the expiration of the term. As a result of the amendment, the Company has accounted for the sale and leaseback transaction as a finance lease. JMMS notified the Company of its intention to terminate the sale and leaseback agreement between the parties effective March 1, 2009, at which date, pursuant to the agreement, the Company was required to purchase the aircraft at a cost of no more than the $4.2 million. The closing date of the transaction was extended past March 1, 2009, in consideration for monthly payments to JMMS totaling $1.25 million through December 1, 2009. The total amount of the monthly payments made to JMMS by the Company since March 1, 2009 were deducted from the aircraft purchase price. In addition, during the fourth quarter of fiscal year 2009, the agreement with JMMS matured and therefore has been included in the current portion of long-term debt on the accompanying condensed consolidated balance sheet at June 30, 2009. On December 14, 2009, the Company sold the aircraft to a third party for $2.9 million and paid the remaining outstanding balance of the purchase price to JMMS, and realized a gain of $0.8 million.

On June 30, 2009, Avantair sold 567,200 units at a price of $2.50 per unit to investors in a private placement, generating net proceeds of approximately $1.3 million. Each unit consisted of two shares of common stock and one warrant to purchase one common share. The warrants had an exercise price of $4.00 per share and were exercisable until June 30, 2012. The sale was consummated under the terms of a Securities Purchase Agreement between Avantair and each of the investors. Pursuant to a registration rights agreement, Avantair agreed to use it best efforts to register the shares issued to the investors and the shares underlying the warrants issued to the investors for sale under the Securities Act of 1933, as amended. By agreement between Avantair, the investors in the June 30, 2009 private placement and that offering’s placement agent, the period for additional sales of units was extended until October 15, 2009. On September 25, 2009, the Company sold an additional 250,000 units at a price of $2.50 per unit generating net proceeds of approximately $0.6 million.

In October 2009, the Company sold 8,818,892 shares of common stock to new investors at a price per share of $0.95 for net proceeds of approximately $8 million pursuant to the October 16, 2009 Securities Purchase and Exchange Agreement. In addition, pursuant to the October 16, 2009 Securities Purchase and Exchange Agreement, on October 19, 2009 the Company exchanged the 817,200 outstanding warrants that had been issued to existing investors in the June and September 2009 private placements for an aggregate of 516,127 shares of common stock for no additional consideration. The October 2009 Securities Purchase and Exchange Agreement terminated the Securities Purchase and Registration Rights Agreement entered into in connection with the June and September 2009 private placements. Subsequent to the closing of the September private placement, the terms of the offer were modified from the price of $2.50 per unit in the first and second private placements to conform to the price in the October private placement of $0.95 per common share. The exchange represents the equivalent number of shares necessary to cause the per share price paid in the June and September private placements to equal the price per share in the October private placement. The exchange was recorded at its fair value as an adjustment to paid-in capital and common stock for its par value.

In connection with the October 2009 private placement, Avantair entered into a new Registration Rights Agreement with the investors in the June, September and October private placements. The October 2009 Registration Rights Agreement requires the Company promptly, but not later than 30 days after the closing, to file a registration statement registering for sale the shares issued to the investors and to cause the registration statement to be declared effective on or prior to the 150th day after the filing date, as the Company’s registration statement is being reviewed by the SEC. Under the terms of the Registration Rights Agreement, the Company is obligated to maintain the effectiveness of the sale registration statement until all securities registered thereunder are sold or otherwise can be sold pursuant to Rule 144, without restriction. The Company is required to pay to each investor an amount in cash each month, as partial liquidated damages, equal to 1.5% of the aggregate purchase price paid by such investor in the event of failure (i) to file the registration statement or (ii) to cause the registration statement to be declared effective, in each case by the date described in the Registration Rights Agreement, for so long as such failure continues. In the opinion of management, the Company believes that the registration statement will be declared effective on or prior to the 150th day and therefore has not accrued any liquidated damages.

On October 16, 2009, pursuant to an agreement between EarlyBirdCapital, Inc. and the Company, in consideration for services rendered as placement agent for the Company’s June, September and October 2009 private placements, the Company issued to EarlyBirdCapital, Inc. and its affiliates 455,887 fully vested warrants which expire on June 30, 2012. Each warrant permits the holder to purchase one share of the Company’s common stock at an exercise price of $1.05 per share. The shares issuable upon exercise of the warrants are entitled to registration rights under the October 2009 Registration Rights Agreement. The Company may redeem the warrants at any time on or after October 16, 2011 at the price of $0.01 per warrant, provided that the volume weighted average price of the Company’s common stock has been at least 200.0% of the exercise price of a warrant for any twenty trading days during any consecutive thirty trading day period ending on the third trading day preceding the date of the notice of redemption. The fair value of the warrants calculated in accordance with ASC 820 estimated at $0.46 per warrant will be charged to additional paid-in capital. The fair values of the warrants issued were estimated on the date of grant. A Lattice option-pricing model, applying the following assumptions, was used to estimate the fair value for the warrants issued:

Stock Price(1)	$1.15
Exercise Price(2)	$1.05
Interest Rate(1)	1.34%(4)
Volatility	79.93%
Time to Maturity(2)	2.71 years
Number of Steps(3)	12
Exercise Factor	2.00
Minimum Market Price	$2.10

(1)	As of the Valuation Date
(2)	Per warrant agreement
(3)	Number of quarterly periods in the 2.71 year term.
(4)	Based on vesting period on date of grant.

During the second quarter of fiscal 2010, the Company, through an arms-length transaction, transferred its rights to purchase four Piaggio Avanti II aircraft to LW Air LLC pursuant to the existing aircraft purchase agreement between the Company and Piaggio America, Inc. Upon delivery of the aircraft, Piaggio America returned $2.6 million of deposits previously paid on the aircraft by the Company. Simultaneous with this transaction, the Company entered into an eight-year management agreement for those aircraft and the Company issued 2,373,620 warrants to Lorne Weil, the Managing Member of LW Air LLC (“LW Air”). By virtue of his ownership of the warrants, Mr. Weil is now a significant beneficial owner of the Company. In addition, since the contractual relationships under the agreements with LW Air were executed following the date that Mr. Weil became a significant beneficial owner, the Company recognizes the transaction as a related party transaction. Pursuant to the agreement between the parties, the Company will manage each aircraft for a monthly fee which is variable based upon aircraft flight hours but will not exceed $56,500 per month. The agreement also allows the Company to enter into short-term leases for the use of the aircraft at a specified dry lease rate per flight hour. Included in the December 31, 2009 prepaid and other current assets balance in the Company’s Condensed Consolidated Balance Sheet is approximately $0.3 million of advance payments made to LW Air for future use of these aircraft.

The warrants issued in conjunction with the LW Air transactions to Lorne Weil, Managing Member of LW Air, provide for the purchase of 2,373,620 shares of the Company’s common stock at an exercise price of $1.25 per share. The warrants expire on October 16, 2012, and the warrants and any underlying shares purchased upon exercise of the warrants may not be sold, transferred, assigned or hypothecated, in whole or in part, at any time on or prior to October 16, 2011, other than to an affiliate of the warrant holder. The Company may redeem the warrants held by Lorne Weil at any time on and after October 16, 2011 at the price of $0.01 per warrant, provided that the volume weighted average price of the Company’s common stock has been at least 300.0% of the exercise price of a warrant for any twenty trading days during any consecutive thirty trading day period ending on the third trading day preceding the date of the notice of redemption. On December 15, 2009, LW Air took delivery of the fourth aircraft and, as such, has satisfied the conditions for vesting of all the warrants. The Company will account for the LW Air transaction and the issuance of the warrants by recording the charges paid to the owner (including the fair value of the warrants calculated in accordance with ASC 820 estimated at $0.34 per warrant) to the Cost of Flight Operations on a straight-line basis ratably over the initial term of the agreement. The fair values of the warrants issued were estimated on the date of grant. A Lattice option-pricing model, applying the following assumptions, was used to estimate the fair value for the warrants issued:

Stock Price(1)	$1.15
Exercise Price(2)	$1.25
Interest Rate(1)	0.015% and 0.066	%(4)
Volatility	78.89%
Time to Maturity(2)	3 years
Number of Steps(3)	156
Suboptimal Exercise Factor	3.00
Minimum Market Price	$3.75

(1)	As of the Valuation Date
(2)	Per warrant agreement
(3)	Number of weeks in a 52 week year over a 3 year period.
(4)	Based on vesting period of one and nine weeks.

Due to its limited history as a public company, the Company has estimated expected volatility for the EarlyBirdCapital, Inc and Lorne Weil warrant valuations based on the historical volatility of certain similar companies. The risk-free interest rate assumptions are based upon observed interest rates appropriate for the expected term of the warrants.

On October 19, 2009, the Company repaid the outstanding balance of approximately $2.7 million of the promissory note entered into with CNM in August 2007.

On October 19, 2009, the Company repaid the aircraft deposit agreement entered into with MidSouth of approximately $0.5 million. The aircraft deposit agreement was entered into on November 18, 2008 was for a term of twelve months and provided for up to approximately $0.6 million of financing for the payment to the aircraft manufacturer of deposits on future deliveries.

Industry Overview

The Company believes that fractional aircraft ownership provides customers with the convenience and flexibility of private air service without the more significant costs associated with sole ownership of an aircraft. Additionally, fractional aircraft companies generally provide the same conveniences and benefits to individuals and businesses through their various flight hour card programs. Commercial flight delays can be costly and tiresome, commercial hubs are increasingly crowded, major commercial airports may be far from final destinations and commercial air travel is increasingly subject to threats and security-related inconveniences. Attempting to divide the use of a plane among multiple parties to maximize its value can be logistically challenging. The Company believes that for businesses and high net worth individuals, fractional ownership and flight hour card programs often offer a balance between convenience and cost.

A fractional aircraft company assembles a fleet of planes with each of these planes available for a certain number of revenue generating flight hours per year. Those hours are then divided into partial ownership shares and these partial ownership shares are sold to individuals and businesses. Avantair’s customers typically purchase one-sixteenth or one-eighth shares in an aircraft, although in some cases the purchases are one-quarter shares or more. The purchase of a one-eighth share means that the owner will pay approximately one-eighth of the aircraft retail price initially and receive one-eighth of the total number hours of flying time per year for the initial term of the contract, which is five years for a new shareowner. An Avantair fractional share owner agrees to pay Avantair an additional predetermined monthly fee to cover the various costs of maintaining and operating the aircraft. Avantair is responsible for all of these services.

According to AvData, the North American fractionally owned aircraft fleet has grown from 8 aircraft in 1986 to an aggregate of 1,054 aircraft as of October 2009. According to AvData, five companies have 10.0% or more of the total market for fractional aircraft, based upon the units in operation — NetJets, Flight Options, FlexJet, CitationShares, and Avantair, with NetJets having a market share of approximately 50.0% and Flight Options, FlexJet, CitationShares having a combined market share of approximately 35.0%. According to AvData, as of October 2009, Avantair had an approximate market share of 10.0%.

The general aviation industry builds and sells aircraft ranging from single passenger, single engine propeller planes to multimillion dollar transoceanic jets costing $50.0 million or more. The fractional aircraft industry has primarily concentrated on the middle to upper end of that market. Most fractionally owned aircraft have a capacity of between four and seven passengers and a minimum range of 1,250 – 1,500 nautical miles. The list prices of these types of aircraft are generally $5.0 million to $50.0 million. Avantair’s Piaggio aircraft have a capacity of eight passengers and a minimum range of 1,200 – 1,500 nautical miles. The list price of a 1/16th share of an Avantair Piaggio aircraft is $425,000 or $6.8 million for all 16 of the shares in one aircraft. There are numerous manufacturers and models in most categories of aircraft. Both providers of fractional aircraft shares and purchasers of these shares consider the choice of aircraft based upon a variety of factors including:

•	price;
•	availability;
•	operating costs;
•	reliability;
•	speed;
•	range;
•	cabin size and features;
•	safety features and record;
•	environmental impact;
•	efficiency;
•	maintenance cost;
•	manufacturer; and
•	runway requirements.

Some of Avantair’s principal competitors are wholly or partially owned by aircraft manufacturers and/or their affiliated parent companies, which have resulted in their fleets being largely comprised of aircraft built by their respective parent companies. Although Avantair operates exclusively one aircraft type, the Company is not owned by any manufacturer.

Fractional operators must have sufficient numbers of aircraft in the fleet to provide the service required. Since fractional share buyers desire to enter the program as soon as possible after purchasing shares, operators are obligated to provide access to aircraft when the shareowner requests it. If the operator does not have ample capacity available, it must charter that capacity, a practice that can be very costly. As a result, fractional operators tend to place orders for aircraft in advance, and only sell shares within a few weeks prior to taking delivery of the aircraft. Fractional operators may also offer various flight hour card programs, which provide a certain number of flight hours to be used during a specific period of time, generally one year. The flight hour card programs subject the fractional operators to similar capacity requirements as fractional shareowners.

The capital requirements for ordering aircraft require the operator to place deposits well in advance of receiving its planes. Progress payments are made as certain milestones are achieved. The amounts of the deposits and progress payments are a function of several factors including the price of the underlying plane, the creditworthiness of the buyer, and the time until delivery. The majority of the payments are generally made upon delivery. As of March 5, 2010, the Company has paid $7.2 million in deposits for these future aircraft deliveries and will make additional deposits totaling $13.0 million on these future deliveries at various dates throughout the term of the contract.

Corporate Information

Avantair’s principal executive offices are located at 4311 General Howard Drive, Clearwater, Florida 33762 and its telephone number is (727) 539-0071. The Company’s website address is www.avantair.com. The information on, or that can be accessed through, its website is not part of this prospectus. In 2007, the Company changed its fiscal year end from December 31st to June 30th.

The Offering

Common stock covered hereby
Up to 11,425,307 shares
Use of Proceeds
The Company will not receive any proceeds from the sale or other disposition of the shares of common stock covered by this prospectus.
OTC Bulletin Board symbol for our Common Stock
“AAIR.OB”

As of March 5, 2010, the Company had 26,355,350 shares of common stock outstanding, 1,058,166 shares of common stock available for future issuance under its 2006 Long-Term Stock Incentive Plan, and warrants to purchase 2,829,507 shares outstanding. In addition, as of March 5, 2010, the Company has 152,000 shares of Series A Preferred Shares outstanding. The Company has 4,251,857 shares of common stock reserved on its books and records for issuance upon the conversion of the outstanding Series A Preferred Shares. As a result of the sales of shares consummated on June 30, September 25, and October 16, 2009, the conversion price of the Series A Preferred Shares was reduced from $5.15 to $3.57.

The Company is contractually obligated to pay all expenses of registration incurred in connection with this offering, except any underwriting discounts and commissions incurred by the Selling Stockholders.

SELECTED FINANCIAL DATA

The following table presents the Company’s summary historical consolidated financial information. The summary consolidated statements of operations data for each of the two fiscal years in the period ended June 30, 2009 and the consolidated balance sheet data as of June 30, 2009 and 2008 have been derived from our audited consolidated financial statements included elsewhere in this report. The consolidated statement of operations data for each of the fiscal years ended June 30, 2007, and 2006 and the consolidated balance sheet information as of June 30, 2007 and 2006 was derived from our audited consolidated financial statements. The summary consolidated statement of operations data for the three-month and six-month periods ended December 31, 2009 and 2008 and the consolidated balance sheet data as of December 31, 2009 are derived from unaudited condensed consolidated financial statements which are included elsewhere in this prospectus. These historical results are not necessarily indicative of results to be expected in any future period.

Avantair, Inc. and Subsidiaries
Consolidated Statement of Operations

	Three Months Ended December 31,		Six Months Ended December 31,		Years Ended June 30,
	2009	2008	2009	2008	2009	2008	2007	2006
Consolidated Statement of Operations Data
Revenue
Fractional aircraft sold	$11,227,309	$14,372,747	$23,206,145	$26,866,462	$51,864,010	$43,426,696	$29,695,175	$23,756,070
Maintenance and management fees	18,290,025	17,702,350	36,264,594	34,779,489	70,693,367	58,211,457	38,787,596	22,824,940
Flight hour card and Axis Club membership revenue	4,976,763	2,125,787	8,835,234	4,492,012	9,384,110	7,236,151	3,607,831	210,900
Other revenue	1,270,860	1,213,496	2,663,868	1,952,878	4,885,563	6,744,679	4,302,630	1,603,470
Total revenue	35,764,957	35,414,380	70,969,841	68,090,841	136,827,050	115,618,983	76,393,232	48,395,380
Operating expenses
Cost of fractional aircraft shares sold	9,476,794	12,323,154	19,677,397	22,928,177	44,118,352	36,637,959	24,370,988	19,166,722
Cost of flight operations	13,304,306	12,402,387	25,724,544	24,212,790	46,723,184	50,058,692	35,665,057	25,362,985
Write-off of aircraft deposit	—	—	—	—	—	—	300,000	—
Gain on sale of assets	(849,584)	—	(897,594)	—	(1,394,164)	(861,410)		(207,544)
Cost of fuel	3,413,770	3,061,019	7,052,671	7,573,425	13,349,084	16,489,422	10,192,406	6,419,835
General and administrative expenses	6,234,754	5,828,778	12,535,145	11,489,545	23,628,541	20,703,120	18,540,610	10,757,280
Selling expenses	1,381,180	1,108,682	2,366,945	2,016,434	3,736,424	4,670,246	4,333,268	3,672,754
Depreciation and amortization	1,408,874	1,318,256	2,866,791	2,400,521	5,233,250	3,624,710	2,013,530	2,649,096
Total operating expenses	34,370,094	36,042,276	69,325,899	70,620,892	135,394,671	131,322,739	95,415,859	67,821,128
Income (loss) from operations	1,394,863	(627,896)	1,643,942	(2,530,051)	1,432,379	(15,703,756)	(19,022,627)	(19,425,748)
Other income (expenses)
Interest and other income	7,483	38,404	12,645	25,909	46,073	482,666	444,179	557,508
Other income	2,889	300	5,139	1,500	2,848	252	284,723	230,438
Interest expense	(1,587,319)	(1,294,899)	(3,210,773)	(2,717,182)	(5,942,221)	(3,661,227)	(3,406,181)	(2,110,119)
Total other expenses	(1,576,947)	(1,256,195)	(3,192,989)	(2,689,773)	(5,893,300)	(3,178,309)	(2,677,279)	(1,322,173)
Net loss	(182,084)	(1,884,091)	(1,549,047)	(5,219,824)	(4,460,921)	(18,882,065)	(21,699,906)	(20,747,921)
Preferred stock dividend and accretion of expenses	(372,243)	(372,104)	(774,358)	(763,617)	(1,488,071)	(903,851)	—	—
Net loss attributable to common stockholders	$(554,327)	$(2,256,195)	$(2,323,405)	$(5,983,441)	$(5,948,992)	$(19,785,916)	$(21,699,906)	$(20,747,921)
Loss per common share:
Basic and diluted	$(0.02)	$(0.15)	$(0.11)	$(0.39)	$(0.39)	$(1.30)	$(2.47)	$(6.31)
Weighted-average common shares outstanding:
Basic and diluted	24,583,880	15,288,523	20,528,498	15,291,035	15,306,725	15,230,482	8,780,234	3,288,590

	As of December 31,	As of June 30,
	2009	2009	2008	2007	2006
Consolidated Balance Sheet Data
Total assets	$146,768,231	$164,065,403	$204,477,455	$160,490,260	$105,154,683
Long-term liabilities	$70,983,086	$88,229,537	$123,018,837	$112,509,063	$72,844,665
Stockholders’ deficit	$(28,974,464)	$(36,007,683)	$(31,651,546)	$(11,959,024)	$(35,030,607)

RISK FACTORS

You should carefully consider the risks described below before making a decision to buy our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations could be harmed. In that case, the trading price of our common stock could decline and you might lose all or part of your investment in our common stock. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

Risks Related to Our Common Stock

There will be a substantial number of shares of Avantair’s common stock available for sale in the future that may be dilutive to its current stockholders and may cause a decrease in the market price of its common stock.

As of March 5, 2010, the Company had 26,355,350 shares of common stock outstanding, 1,058,166 shares of common stock available for future issuance under its 2006 Long-Term Stock Incentive Plan and warrants to purchase 2,829,507 shares outstanding. In addition, as of March 5, 2010, the Company has 152,000 shares of Series A Preferred Shares outstanding. As of March 5, 2010, the Company has 4,251,857 shares of common stock reserved on its books and records for issuance upon the conversion of the outstanding Series A Preferred Shares. The 11,425,307 shares of common stock registered pursuant to this Registration Statement will be freely tradable once this Registration Statement is declared effective by the Securities and Exchange Commission without restriction or further registration under the Securities Act, unless the shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. As a result of the sales of shares consummated on June 30, September 25, and October 16, 2009, the conversion price of the Series A Preferred Shares was reduced from $5.15 to $3.57.

Future sales or issuances of the Company’s common stock or securities convertible into common stock, the perception such sales or issuances may occur or the availability for sale in the public market of substantial amounts of our common stock could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities at a time and price that we deem appropriate.

Avantair’s shares of common stock may become subject to the SEC’s penny stock rules and broker-dealers may experience difficulty in completing customer transactions and trading activity in its securities may be adversely affected.

If at any time Avantair has net tangible assets of $5.0 million or less and its ordinary shares have a market price per share of less than $5.00, transactions in its ordinary shares may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;
•	receive the purchaser’s written agreement to a transaction prior to sale;
•	provide the purchaser with risk disclosure documents that identify certain risks associated with investing in “penny stocks” and that describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and
•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If Avantair’s shares of common stock become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in its securities may be adversely affected. As a result, the market price of the securities may be depressed, and you may find it more difficult to sell the securities.

Avantair has been unable to receive a listing of its securities on NASDAQ or another national securities exchange and this may make it more difficult for its stockholders to sell their securities.

Shares of Avantair’s common stock and units are currently traded in the over-the-counter market and quoted on the OTCBB. The Company’s common stock and units are not currently eligible for inclusion in The NASDAQ Stock Market. If the Company is unable to receive a listing or approval of trading of securities on NASDAQ or another national securities exchange, then it may be more difficult for stockholders to sell their securities.

Under the October 16, 2009 Securities Purchase and Exchange Agreement, the Company has agreed to use its commercially reasonable best efforts to qualify for the listing of the outstanding common stock on the NASDAQ Capital Market as promptly as practicable. In order to complete a listing on the NASDAQ Capital Market, the Company may be required to complete a reverse split of its common stock to satisfy the minimum per share price requirement for initial listing on that market. The consummation of a reverse split will reduce the number of outstanding shares of the Company’s common stock and may adversely affect the trading price and liquidity of the Company’s common stock. The Company cannot provide assurance that a reverse stock split will increase the trading price of its common stock. Even if a reverse stock split is completed, the Company may be unable to qualify its common stock for listing on the NASDAQ Capital Market, or to maintain such a listing if initially qualified.

Risks Related to Our Business

Avantair has a history of losses and may not be able to generate sufficient net revenue from its business in the future to achieve or sustain profitability.

Avantair has incurred losses since inception. To date, Avantair’s revenues have largely come from sales of fractional interests and flight hour cards in aircraft and monthly management fees. Avantair’s primary expenses  — cost of aircraft, cost of flight operations and overhead — have increased over the past several years and significantly exceeded revenues. Avantair’s consolidated financial statements have been prepared assuming that Avantair will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. Successful transition to profitable operations is dependent upon obtaining a level of sales adequate to support the Company’s cost structure and an uninterrupted delivery of aircraft. The Company has suffered recurring losses resulting in a stockholders’ deficit of approximately $29.0 million and a working capital deficiency of $38.3 million as of December 31, 2009 and a stockholders’ deficit of $36.0 million and a working capital deficiency of $49.2 million as of June 30, 2009. Historically, the Company has been able to finance operations from the capital obtained through the Reverse Merger which was completed on February 22, 2007 and the capital obtained through the November 2007 private placement of Series A Convertible Preferred Stock which raised gross proceeds of $15.2 million and the June, September and October 2009 private placements of Common Stock which raised net proceeds of $1.3 million, $0.6 million and $8.0 million, respectively. Management intends to continue to finance the operations of the Company through future cash flows from operations and future financings. However, Avantair’s expenses are expected to increase as it acquires additional aircraft and expands its operations, and there is no assurance that Avantair will be able to obtain sufficient financing (or financing on acceptable terms) or earn sufficient revenues to generate positive cash flow and attain profitability.

If Avantair is unable to fund its operations and capital expenditures, Avantair may not be able to continue to acquire additional inventory of aircraft, which would have a material adverse effect on its business.

Avantair has experienced significant negative cash flow since its inception. In order to fund Avantair’s operations and capital expenditures, Avantair may be required to incur borrowings or raise capital through the sale of debt or equity securities. The Company’s ability to borrow or access the capital markets for future offerings may be limited by its financial condition at the time of any such offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Avantair’s failure to obtain the funds for necessary future capital expenditures would limit its ability to acquire additional inventory of aircraft and could have a material adverse effect on our business, results of operations and financial condition.

Avantair has experienced a decrease in the number of fractional aircraft share sales and may not be able to obtain acceptable customer contracts covering all of the fractional interests of its new airplanes, a sufficient number of flight hour cards and/or Axis Club Memberships, or a combination thereof, which could adversely affect our profitability and may incur losses by expanding its business during an economic recession.

Since the beginning of the current economic recession, the Company has experienced a decrease in the number of fractional aircraft share sales, with fractional aircraft shares sold decreasing 72.8% to 38 during fiscal year 2009 from 139 in fiscal year 2008, and as of March 5, 2010, to 7 sold in fiscal 2010. At March 5, 2010, the Company has 29 fractional aircraft shares available for sale. In fiscal 2010 through March 5, 2010, the Company has incurred approximately $1.3 million in finance charges on floor-plan arrangements securing two aircraft underlying the 29 fractional aircraft shares available for sale, and will incur approximately $80,000 per floor plan per month until the related aircraft are fully fractionalized. The Company believes that the decrease in fractional aircraft share sales is due to capital constraints on, and reluctance to commit to long-term expenditures by, individuals and companies who are potential customers. In contrast, the Company has experienced an increase in flight hour time card sales which allow customers to fly privately without the capital commitment or long-term obligations of fractional ownership. This increase in flight hour time card sales requires an increase in the Company’s aircraft fleet in order to meet demand, with the Company bearing all of the financing risk in respect of the additional aircraft. During the current economic recession, general credit market conditions have tightened, including credit necessary to acquire additional aircraft. The Company may not be able to secure sufficient financing for its fleet expansion due to the current economic recession and the tightening credit conditions, or generate sufficient revenue from short-term flight hour time card sales to satisfy the cost of financing the acquisition of additional aircraft. If the Company is unable to secure sufficient financing at reasonable terms or to continue to generate sufficient revenue from flight hour time cards sales to cover the costs of such additional aircraft, the Company’s financial performance may be adversely affected.

Avantair is dependent upon key personnel whose loss may adversely impact Avantair’s business.

Avantair depends on the expertise, experience and continued services of its senior management employees, especially Steven Santo, its Chief Executive Officer (CEO), Richard Pytak, its Chief Financial Officer (CFO) and Kevin Beitzel, its Chief Operating Officer (COO). Mr. Santo has acquired specialized knowledge and skills with respect to Avantair and its operations and most decisions concerning the business of Avantair will be made or significantly influenced by him. Avantair does not maintain life insurance with respect to Messrs. Santo, Pytak or Beitzel or any other of its executives. The loss of Messrs. Santo, Pytak, Beitzel or other senior management employees, or an inability to attract or retain other key individuals, could materially adversely affect the Company. The Company seeks to compensate and incentivize its key executives, as well as other employees, through competitive salaries and bonus plans, but there can be no assurance that these programs will allow Avantair to retain key or hire new employees. As a result, if Messrs. Santo, Pytak and/or Beitzel were to leave Avantair, the Company could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successors obtain the necessary training and experience. On September 29, 2006, Avantair entered into a three year employment agreement with Mr. Santo which expired in September 2009. On September 24, 2009, Avantair entered into a new three- year employment agreement effective that same day. However, there can be no assurance that a successor employment agreement will be entered into with Mr. Santo following this three year term or that the terms of this employment agreement will be sufficient to retain Mr. Santo.

Avantair’s management systems and personnel may not be sufficient to effectively manage its growth.

Avantair’s growth strategy involves increasing the number of available aircraft, fractional share owners, flight hour card and membership program participants and fixed base operations. Achieving Avantair’s growth strategy is critical in order for its business to achieve economies of scale and to achieve profitability. Any condition that would deny, limit or delay its ability to acquire additional aircraft, sell fractional shares, flight hour cards and/or memberships and open additional fixed base operations in the future will constrain Avantair’s ability to grow. Acquiring additional aircraft, selling fractional shares, flight hour cards and/or memberships and opening fixed base operations requires Avantair to commit a substantial amount of resources. Expansion is also dependent upon Avantair’s ability to maintain a safe and secure operation and will require additional personnel, equipment and facilities.

An inability to hire and retain personnel, timely secure the required equipment and facilities in a cost-effective manner, efficiently operate Avantair’s expanded facilities, or maintain the necessary regulatory requirements may adversely affect Avantair’s ability to achieve its growth strategy. There can be no assurance that Avantair will be able to successfully expand its business in this increased competitive environment, and if Avantair fails to do so, its business could be harmed.

Expansion of Avantair’s business will also strain its existing management resources and operational, financial and management information systems to the point that they may no longer be adequate to support its operations, requiring Avantair to make significant expenditures in these areas. Avantair will need to develop further financial, operational and management reporting systems and procedures to accommodate future growth and reporting requirements under Section 404 of the Sarbanes Oxley Act of 2002 (including pursuant to other applicable securities laws). There can be no assurance that Avantair will be able to develop such additional systems or procedures to accommodate its future expansion on a timely basis, and the failure to do so could harm its business.

The aviation industry has inherent operational risks that may not be adequately covered by Avantair’s insurance.

Avantair maintains insurance on its aircraft for risks commonly insured against by aircraft owners and operators, including hull physical damage liability, third-party liability, airport premises liability, war risk liability and ground hangar keepers’ liability coverage. Avantair can give no assurance that Avantair will be adequately insured against all risks or that its insurers will pay a particular claim. Even if its insurance coverage is adequate to cover its losses, Avantair may not be able to timely obtain a replacement aircraft in the event of a loss. Furthermore, in the future, Avantair may not be able to obtain adequate insurance coverage at reasonable rates for its fleet. Avantair’s insurance policies will also contain deductibles, limitations and exclusions which, although the Company believes that such policies are standard in the aviation industry, may nevertheless increase its costs. Moreover, certain accidents or other occurrences may result in intangible damages (such as damages to reputation) for which insurance may not provide an adequate remedy.

Avantair may not be able to generate sufficient cash flows to meet its debt service obligations or other financial obligations.

Avantair’s ability to make payments on its indebtedness and acquire additional aircraft will depend on its ability to generate cash from its future operations. As of December 31, 2009 and June 30, 2009, Avantair had incurred an aggregate of approximately $32.7 million and $42.6 million, respectively, in short and long term indebtedness to third party lenders. Much of this indebtedness is secured by some or all of Avantair’s assets. In addition, as of March 5, 2010, the Company has commitments valued at $330 million to purchase 52 additional aircraft through 2013. Avantair’s business may not generate sufficient cash flow from operations or from other sources sufficient to enable it to repay its indebtedness and to fund its other liquidity needs, including capital expenditure and aircraft acquisition requirements. Avantair may need to refinance or restructure all or a portion of its indebtedness or other financial obligations on or before maturity. Avantair may not be able to refinance any of its indebtedness on commercially reasonable terms, or at all. If Avantair cannot service or refinance its indebtedness or restructure its other financial obligations, it may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, any of which could have a material adverse effect on our operations. Additionally, Avantair may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

A default under Avantair’s indebtedness may have a material adverse effect on Avantair’s financial condition.

In the event of a default under certain of Avantair’s indebtedness, the holders of the indebtedness generally would be able to declare all of such indebtedness, together with accrued interest, to be due and payable. In addition, borrowings under certain of Avantair’s indebtedness are secured by a first priority lien on all of its assets, and, in the event of a default, the lenders generally would be entitled to seize the collateral. In addition, default under certain debt instruments could in turn permit lenders under other debt instruments to declare borrowings outstanding under those other instruments to be due and payable pursuant to cross default clauses. Accordingly, the occurrence of a default under any debt instrument, unless cured or waived, would likely have a material adverse effect on Avantair’s business and Avantair’s results of operations.

Avantair’s loan agreements contain restrictive covenants that will limit Avantair’s liquidity and corporate activities.

Avantair’s loan agreements impose operating and financial restrictions that will limit Avantair’s ability to:

•	create additional liens on its assets;
•	make investments;
•	engage in mergers or acquisitions;
•	pay dividends; and
•	sell any of Avantair’s aircraft or any other assets outside the ordinary course of business.

Therefore, Avantair will need to seek permission from its lenders in order for Avantair to engage in some corporate actions. Avantair’s lenders’ interests may be different from those of Avantair, and no assurance can be given that Avantair will be able to obtain its lenders’ permission when needed. This may prevent Avantair from taking actions that are in its best interest.

Avantair’s dependence on Piaggio Avanti aircraft manufacturers poses a significant risk to its business and prospects.

As part of the Company’s business strategy, Avantair has historically sold and flown only Piaggio Avanti aircraft. The type of aircraft sold and operated by Avantair is the product of a single manufacturer. If the Piaggio Avanti manufacturer faced production delays due to, for example, natural disasters or labor strikes, Avantair may experience a significant delay in the delivery of previously ordered aircraft, which would adversely affect its revenues and profitability and could jeopardize its ability to meet the demands of its customers. Although Avantair could choose to operate aircraft of other types, such a change would involve substantial expense to the Company and could disrupt the Company’s business activities. Avantair has limited alternatives to find alternate sources of new aircraft.

Avantair’s dependence on the importation of foreign aircraft poses a significant risk to its business prospects.

Avantair’s revenue and profitability are based in part on current laws and regulations regarding the exportation from Italy by Piaggio Aero Industries S.p.A, the country of manufacture and importation into the United States of the aircraft. Current laws and regulations do not preclude the exportation from the subject manufacturers’ countries of operation or importation of the aircraft into the United States, provided that all applicable statutory and regulatory requirements are satisfied. Modification of such statutes and regulations by any foreign government or any agency thereof with respect to the exportation of the aircraft or modification of such statutes and regulations by the federal government of the United States or any agency thereof affecting the importation of the aircraft, could pose a significant risk to Avantair’s business operations. The risks for Avantair associated with the modification of the exportation and importation statutes and regulations are increased due to Avantair’s current dependence on the importation of foreign aircraft for the operation of its business. Piaggio America, Inc. ensures compliance with the statutory and regulatory requirements for the importation of the aircraft into the United States prior to the Company taking delivery of the aircraft in the United States.

Avantair’s reputation and financial results could be harmed in the event of an accident or incident involving its aircraft, or aircraft of the same type.

An accident or incident involving one of Avantair’s aircraft could involve significant potential claims of injured passengers or others in addition to repair or replacement of a damaged aircraft and its consequential temporary or permanent loss from service. Although Avantair believes it currently maintains liability insurance in amounts and of the type generally consistent with industry practice, the amount of such coverage may not be adequate and Avantair may be forced to bear substantial losses from an accident. Substantial claims resulting from an accident in excess of Avantair’s related insurance coverage would harm its business and financial results. Moreover, any aircraft accident or incident, even if fully insured, could cause a public perception that Avantair or the Piaggio Avanti aircraft is less safe or reliable than other competitors, which would harm Avantair’s business. In addition, any accident involving the Piaggio Avanti aircraft type, even if the aircraft involved is not operated by Avantair, could also cause a public perception that Avantair or the Piaggio Avanti aircraft is less safe or reliable than other competitors, which would harm Avantair’s business.

The fractional aircraft industry is competitive.

Avantair competes with national airlines, regional airlines, charter carriers, other fractional aircraft ownership operators, and particularly on shorter routes, ground transportation. According to AvData, five companies have 10.0% or more of the total market for fractional aircraft, based upon the units in operation — NetJets, Flight Options, FlexJet, CitationShares, and Avantair, with NetJets having a market share of approximately 50.0% and Flight Options, FlexJet, CitationShares having a combined market share of approximately 35.0%. According to AvData, as of October 2009, Avantair had an approximate market share of 10.0%. Many of Avantair’s competitors have been in business far longer than Avantair and have significantly greater financial stability, access to capital markets and name recognition. In addition, some of our competitors offer a greater selection of aircraft (including jet aircraft), some of which permit owners to fly greater distances or at greater speeds, travel with a greater number of passengers and on shorter advance notice before flying. Unanticipated shortfalls in expected revenues as a result of price competition or in delivery delays by suppliers would negatively impact our financial results and harm Avantair’s business. There is no assurance that Avantair will be able to successfully compete in this industry.

Restriction on foreign ownership and possible required divestiture of stock may impact Avantair’s stock price.

In some cases, including all current international operations, Avantair is deemed to transport persons or property by air for compensation, and Avantair accordingly is regulated by the FAA and the U.S. Department of Transportation as an on demand air carrier. Therefore, to comply with restrictions imposed by U.S. aviation laws on foreign ownership of air carriers, the Company’s certificate of incorporation and bylaws have been amended to reflect that at least 75.0% of its voting stock is required to be held by U.S. citizens. Although Avantair’s amended and restated certificate of incorporation contains provisions limiting non-citizen ownership of its voting stock, Avantair could lose its operating certificate, which allows it to conduct aircraft operations in the U.S., if such provisions prove unsuccessful in maintaining the required level of citizen ownership. Such loss would have a material adverse effect on Avantair. If Avantair determines that persons who are not citizens of the U.S. own more than the permitted percentage, currently 25.0%, of Avantair’s voting stock, Avantair may redeem such stock or, if redemption is not permitted by applicable law or Avantair’s Board of Directors, in its discretion, elects not to make such redemption, the Company may restrict the voting rights of such excess shares. The required redemption would be at a price equal to the average closing price during the preceding 10 trading days, which price could be materially different from the current price of the common stock, or if the Company’s common stock is not traded or quoted, at a price equal to the fair market value as determined in good faith by Avantair’s Board of Directors, in each case, plus the amounts of any dividends or other distributions which may be owed to the stockholder. Avantair’s Board of Directors has not adopted a formula for determining fair market value as the Company’s common stock is currently traded and quoted. If a non-citizen purchases the voting stock, there can be no assurance that their stock will not be redeemed, which redemption could result in a material loss, or that they will be able to exercise full voting rights with respect to such voting stock. Such restrictions and redemption rights may make Avantair’s equity securities less attractive to potential investors, which may result in Avantair’s publicly traded voting stock having a lower market price than it might have in the absence of such restrictions and redemption rights.

Future acquisitions of fixed base operations (“FBO”) businesses or other assets by Avantair would subject Avantair to additional business, operating and industry risks, the impact of which cannot presently be evaluated, and could adversely impact Avantair’s capital structure.

In the future, Avantair may intend to pursue other acquisition opportunities to the extent reasonably feasible. While Avantair is not presently committed to any additional acquisition, it may in the future consider acquisitions of other types of businesses. Acquisitions may be of fixed base operations businesses, operations in the aircraft industry or other businesses that may be complementary to Avantair’s business. In addition, Avantair is not limited to any particular industry or type of business for potential acquisitions. Accordingly, there is no current basis to evaluate the possible merits or risks of the particular business or assets that Avantair may acquire, or of the industry in which such business operates. If Avantair acquires a business in an industry characterized by a high level of risk, it may be affected by the currently unascertainable risks of that industry. Although Avantair’s management will endeavor to evaluate the risks inherent in a particular industry or target business, there can be no assurance that Avantair will properly ascertain or assess all of the significant risk factors.

In addition, the financing of any acquisition could adversely impact Avantair’s capital structure as any such financing would likely include the issuance of additional equity securities and/or the borrowing of funds. The issuance of additional equity securities may significantly reduce the equity interest of existing stockholders and/or adversely affect prevailing market prices for Avantair’s common stock. If Avantair incurs indebtedness, it could increase the risk of a default that would entitle the holder to declare such indebtedness due and payable and/or to seize any collateral securing the indebtedness. In addition, default under one debt instrument could in turn permit lenders under other debt instruments to declare borrowings outstanding under those other instruments to be due and payable pursuant to cross default clauses. Accordingly, the financing of future acquisitions could adversely impact the capital structure and equity interest in Avantair.

Except as required by law or the rules of any securities exchange on which Avantair’s securities might be listed at the time Avantair seeks to consummate an acquisition, shareholders will not be asked to vote on any proposed acquisition and will not be entitled to exercise conversion rights in connection with any such acquisition.

Avantair’s business is subject to extensive government regulation, which can result in increased costs, delays, limits on its operating flexibility and competitive disadvantages.

Commercial aircraft operators are subject to extensive regulatory requirements. Many of these requirements result in significant costs. For example, the Federal Aviation Administration (FAA) from time to time issues directives and other regulations relating to the maintenance and operation of aircraft, and compliance with those requirements drives significant expenditures.

Moreover, additional laws, regulations, taxes and airport rates and charges have been enacted from time to time that have significantly increased the costs of commercial aircraft operations, reduced the demand for air travel or restricted the way the Company can conduct its business. For example, the Aviation and Transportation Security Act, which became law in 2001, mandates the federalization of certain airport security procedures and imposes additional security requirements on airlines. Similar laws or regulations or other governmental actions in the future may adversely affect Avantair’s business and financial results.

Avantair’s results of operations may be affected by changes in law and future actions taken by governmental agencies having jurisdiction over Avantair’s operations, including:

•	changes in the law which affect the services that can be offered by commercial aircraft operators in particular markets and at particular airports;
•	restrictions on competitive practices (for example court orders, or agency regulations or orders, that would curtail a commercial aircraft operator’s ability to respond to a competitor);

•	the adoption of regulations that impact customer service standards (for example, new passenger security standards); or
•	the adoption of more restrictive locally-imposed noise restrictions.

The FAA has jurisdiction over many aspects of Avantair’s business, including personnel, aircraft and ground facilities. Avantair is required to have an FAA Air Carrier Operating Certificate to transport personnel and property for compensation in aircraft it operates directly. The FAA certificate contains operating specifications that allow Avantair to conduct its present operations, but it is potentially subject to amendment, suspension or revocation in accordance with procedures set forth in federal aviation laws. The FAA is responsible for ensuring that Avantair complies with all FAA regulations relating to the operation of its aviation business, and conducts regular inspections regarding the safety, training and general regulatory compliance of its aviation operations. Additionally, the FAA requires Avantair to file reports confirming our continued compliance.

Many aspects of Avantair’s operations are subject to foreign laws and regulations protecting the environment, in addition to federal, state and local laws. The Company does not anticipate that the costs of compliance with current environmental regulations will have a material adverse effect on our business. However, the cost of compliance with any future environmental regulations is unknown and may have a material effect. Although the Company believes its aircraft produce 35.0% less carbon emissions than its competitors’ aircraft, based upon fuel usage rates of the Piaggio Avanti aircraft as compared to other aircraft in the light jet category as derived from data compiled by the Halogen Guide, February 2007 issue, it could be impacted significantly if more stringent environmental laws and regulations related to aircraft emissions were imposed.

Avantair could be adversely affected by a failure or disruption of its computer, communications or other technology systems.

Avantair is highly dependent on its computer systems and call center software to operate its business. The systems and software on which Avantair relies to manage the scheduling and monitoring of its flights could be disrupted due to events beyond Avantair’s control, including natural disasters, power failures, terrorist attacks, equipment failures, software failures and computer viruses and hackers. Further, the vendor of Avantair’s scheduling software is a small business and highly dependent on the services of its founder. Any substantial or repeated failure of Avantair’s systems or software could impact Avantair’s operations and customer service, result in a disruption in flight scheduling, the loss of important data, loss of revenues, increased costs and generally harm its business. Moreover, a catastrophic failure of certain of Avantair’s vital systems could limit its ability to operate flights for an indefinite period of time, which would have a material adverse impact on Avantair’s business.

Sales of fractional interests and flight hour cards in excess of available fleet capacity could adversely affect Avantair’s business.

Since fractional shareowners generally desire to enter a fractional program when they make their decision to purchase a fractional share, it is difficult for a fractional operator to pre-sell many shares in advance of receipt of additional aircraft. Flight hour card as well as Axis Club Membership program participants often likewise purchase their flight hour cards and begin utilizing the services within a short time thereafter. An aircraft fleet provides a finite level of capacity, and the addition of significant additional share owners and flight hour card users to the usage base may require an increase in charter usage, which may not be economical. If Avantair does not adequately manage the sales process and sells shares or timecards in excess of its available capacity, its business could be adversely affected.

Avantair’s business could be adversely affected by a failure to attract and retain qualified pilots and other operations personnel.

Avantair’s ability to attract and retain qualified pilots, mechanics, and other highly trained personnel will be an important factor in determining Avantair’s future success. Many of Avantair’s customers require pilots of aircraft that service them to have high levels of flight experience. The market for these experienced and highly trained personnel is extremely competitive. If Avantair is unable to attract and retain such persons, flight operations may be disrupted, which could have a negative effect on its results.

Avantair’s business is affected by many changing economic conditions beyond its control which may adversely affect its results of operations.

Ownership of fractional shares and flight hour cards is likely considered a luxury item to consumers, especially compared to the costs associated with commercial air travel. As a result, a general downturn in economic, business and financial conditions, including the current recession, inflation and higher interest rates, could have an adverse effect on consumers’ spending habits and could cause them to travel less frequently and, to the extent they travel, to travel using commercial air carriers or other means considered to be more economical than owning a fractional interest, flight hour card, and/or membership in a fractional aircraft program.

The operation of aircraft is dependent on the price and availability of fuel. Continued periods of historically high fuel costs may materially adversely affect Avantair’s operating results.

Avantair’s operating results may be significantly impacted by changes in the availability or price of fuel for aircraft operated by Avantair. Fuel prices have fluctuated significantly since 2004, and have been especially volatile over the past year. Although Avantair is currently able to obtain adequate supplies of fuel, it is impossible to predict the price of fuel. Political disruptions or wars involving oil-producing countries, changes in government policy, changes in fuel production capacity, environmental concerns and other unpredictable events may result in fuel supply shortages and additional fuel price increases in the future. Furthermore, Avantair bears the entire cost of fuel when repositioning aircraft and for satisfying flight hour card sale demands. There can be no assurance that Avantair will be able to fully recover its increased fuel costs by passing these costs on to its customers. In the event that Avantair is unable to do so, Avantair’s operating results will be adversely affected.

Avantair’s reliance on current laws and regulations with respect to the opportunity to conduct sales with foreign customers and flights to currently permitted areas poses a significant risk to its business prospects.

Avantair’s revenue and profitability are based in part on current laws and regulations by the federal government of the United States and the agencies thereof, including but not limited to the Department of Homeland Security, the Department of State, the Department of Commerce and the Department of the Treasury, allowing sales to and provision of services for foreign persons and flights to foreign locations that are permissible under current laws and regulations. Modification of such statutes and regulations could pose a significant risk to Avantair’s business operations by reducing the pool of potential customers through the preclusion of foreign persons and the locations of permissible flights.

Risks Related to this Offering

The trading price of Avantair’s common stock is likely to be volatile, and you might not be able to sell your shares at or above the public offering price.

The trading price of Avantair’s common stock is likely to be subject to wide fluctuations. Factors, in addition to those outlined elsewhere in this prospectus, that may affect the trading price of the Company’s common stock include:

•	actual or anticipated variations in the Company’s operating results;
•	announcements of technological innovations, new products or product enhancements, strategic alliances or significant agreements by the Company or its competitors;
•	changes in recommendations by any securities analysts that elect to follow the Company’s common stock;
•	the financial projections the Company may provide to the public, any changes in these projections or its failure to meet these projections;
•	the loss of a key customer;

•	the loss of a key supplier;
•	the loss of key personnel;
•	government regulations affecting our industry;
•	lawsuits filed against the Company;
•	changes in operating performance and stock market valuations of other companies that sell similar products and services;
•	price and volume fluctuations in the overall stock market;
•	market conditions in our industry, the industries of our customers and the economy as a whole; and
•	other events or factors, including those resulting from war, incidents of terrorism or responses to these events.

Substantial future sales of Avantair’s common stock in the public market could cause its stock price to fall.

As of March 5, 2010, the Company had 26,355,350 shares of common stock outstanding, 1,058,166 shares of common stock available for future issuance under its 2006 Long-Term Stock Incentive Plan and warrants to purchase 2,829,507 shares outstanding. Additional sales of Avantair’s common stock in the public market after this Registration Statement is declared effective by the SEC, or the perception that these sales could occur, could cause the market price of its common stock to decline. The 11,425,307 shares of common stock registered pursuant to this Registration Statement will be freely tradable once this Registration Statement is declared effective by the Securities and Exchange Commission without restriction or further registration under the Securities Act, unless the shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act.

If securities analysts do not publish research or reports about Avantair’s business or if they downgrade its stock, the price of its stock could decline.

The research and reports that industry or financial analysts publish about Avantair or its business will likely have an effect on the trading price of its common stock. If an industry analyst decides not to cover the Company, or if an industry analyst decides to cease covering the Company at some point in the future, the Company could lose visibility in the market, which in turn could cause its stock price to decline. If an industry analyst downgrades Avantair’s stock, its stock price would likely decline rapidly in response.

The concentration of Avantair’s capital stock ownership with insiders will likely limit your ability to influence corporate matters.

Avantair’s insiders, (its executive officers, directors, current five percent or greater stockholders and affiliated entities) together beneficially own approximately 80.8% of our outstanding common stock. As a result, these stockholders, acting together, will have significant influence over all matters that require approval by the Company’s stockholders, including the election of directors and approval of significant corporate transactions. Corporate action might be taken even if other stockholders, including those who purchased shares in this offering, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control that other stockholders may view as beneficial.

Provisions of the Company’s amended and restated certificate of incorporation and bylaws and Delaware law might discourage, delay or prevent a change of control of or changes in its management and, as a result, depress the trading price of its common stock.

Avantair’s certificate of incorporation and bylaws contain provisions that could discourage, delay or prevent a change in control or changes in its management that its stockholders may deem advantageous. These provisions:

•	require super-majority voting to amend some provisions in the Company’s certificate of incorporation and bylaws;
•	authorize the issuance of “blank check” preferred stock that the Company’s board could issue to increase the number of outstanding shares and to discourage a takeover attempt;
•	limit the ability of the Company’s stockholders to call special meetings of stockholders;
•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of its stockholders;
•	provide that the board of directors is expressly authorized to make, alter or repeal the Company’s bylaws; and
•	establish advance notice requirements for nominations for election to the Company’s board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, the Company is subject to Section 203 of the Delaware General Corporation Law, which, subject to some exceptions, prohibits “business combinations” between a Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15.0% or more of a Delaware corporation’s voting stock for a three-year period following the date that the stockholder became an interested stockholder. Section 203 could have the effect of delaying, deferring or preventing a change in control that the Company’s stockholders might consider to be in their best interests. See “Description of Capital Stock.”

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire.

The Company does not expect to pay any cash dividends for the foreseeable future.

The Company does not anticipate that it will pay any cash dividends to holders of its common stock in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends in the foreseeable future should not purchase the Company’s common stock.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This Form S-1/A contains forward-looking statements relating to future events and the future performance of the Company, including, without limitation, statements regarding the Company’s expectations, beliefs, intentions or future strategies that are signified by the words “expects,” “anticipates,” “intents,” “believes,” or similar language. You should read statements that contain these words carefully because they:

•	discuss future expectations;
•	contain information which could impact future results of operations or financial condition; or
•	state other “forward-looking” information.

We believe it is important to communicate our expectations to the Avantair stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control and which could cause our actual results to differ materially from the information contained in the forward-looking statements contained in this document. The risk factors and cautionary language discussed in this Registration Statement and in our Annual Report on Form 10-K provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Avantair in its forward-looking statements, including among other things:

(1)	our inability to generate sufficient net revenue in the future;
(2)	our inability to fund our operations and capital expenditures;
(3)	our inability to acquire additional inventory of aircraft from our single manufacturer;
(4)	the loss of key personnel;
(5)	our inability to effectively manage our growth;
(6)	our inability to generate sufficient cash flows to meet our debt service obligations;
(7)	competitive conditions in the fractional aircraft industry;
(8)	extensive government regulation;
(9)	the failure or disruption of our computer, communications or other technology systems;
(10)	increases in fuel costs;
(11)	changing economic conditions; and
(12)	our failure to attract and retain qualified pilots and other operations personnel.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.

All forward-looking statements included herein attributable to Avantair or any person acting on Avantair’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Avantair undertakes no obligations to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

You should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this Registration Statement could have a material adverse effect on Avantair.

MARKET AND INDUSTRY DATA

This prospectus includes market and industry data and forecasts that we have developed from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Our internal data and estimates are based upon information obtained from our investors, trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had this information verified by any independent sources.

USE OF PROCEEDS

The Company will not receive any proceeds from the sale or other disposition of the shares of common stock covered by this prospectus. The maximum proceeds the Company could receive upon the exercise of all the warrants with respect to which the underlying shares of common stock have been registered on this Registration Statement is $478,681.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Avantair’s common stock is traded on the Over-the-Counter Bulletin Board under the symbol AAIR. The following table sets forth the range of high and low closing bid prices for the common stock for the periods indicated. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions. On March 5, 2010, the last reported sale price of our shares was $2.35 per share. As of March 5, 2010, the Company had approximately 75 shareholders of record for its common stock.

	Common Stock
Quarter Ended	High	Low
2008
First Quarter	$5.25	$4.47
Second Quarter	5.30	4.23
Third Quarter	5.15	2.80
Fourth Quarter	3.00	1.94
2009
First Quarter	2.20	1.50
Second Quarter	1.90	0.57
Third Quarter	1.75	0.80
Fourth Quarter	1.90	1.15
2010
First Quarter	1.65	1.20
Second Quarter	2.05	1.00

DIVIDEND POLICY

The Company has never declared or paid cash dividends on our common stock. The Company currently expects to retain all future earnings for use in the operation and expansion of our business and does not anticipate paying cash dividends in the foreseeable future. The declaration and payment of any dividends in the future will be determined by our board of directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements and overall financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and related notes which appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading “Risk Factors” and in our Annual Report on Form 10K.

Overview

Avantair is engaged in the sale of fractional ownership interests and flight hour card usage of professionally piloted aircraft for personal and business use and the management of its aircraft fleet. According to AvData, Avantair is the fifth largest company in the North American fractional aircraft industry. As of March 5, 2010, Avantair operated 55 aircraft within its fleet, which is comprised of 46 aircraft for fractional ownership, 5 company owned core aircraft and 4 leased and company managed aircraft.

Avantair also operates fixed flight based operations (FBO) in Camarillo, California and effective August 1, 2008, in Caldwell, New Jersey. Through these FBOs and its headquarters in Clearwater, Florida, Avantair provides aircraft maintenance, concierge and other services to its customers as well as to the Avantair fleet.

Avantair generates revenues primarily through the sale of fractional ownership shares of aircraft, by providing maintenance and management services related to these aircraft, and from the sale of flight hour cards providing either 15 or 25 hours of flight time per year of access to its aircraft fleet (either individually or through the Company’s Axis Club Membership program). The Company markets and sells fractional ownership interests to individuals and businesses with a minimum share size of a one-sixteenth ownership interest. Under maintenance and management agreements with fractional owners, Avantair provides pilots, maintenance, fuel and hangar space for the aircraft.

In response to the general economic downturn and the resulting growth of flight hour card sales over fractional share sales industry-wide, in January 2009, Avantair initiated the Axis Club Membership program. This program is designed to bridge the gap between the financial commitment of a fractional share and flight hour cards. This new product offers access to blocks of flight hours for a three year membership fee of $75,000. The program requires Axis Club members to purchase a minimum of three 25 hour flight hour cards for $80,000 or less, dependent upon the type of membership purchased, over a three year period. The program also allows for the conversion of club membership into fractional ownership. Members are not charged a management fee until they are fractional owners.

Avantair presently sources all of its aircraft from a single manufacturer, Piaggio America, Inc. (“Piaggio”). As of March 5, 2010, Avantair had contractual commitments to purchase 52 additional Piaggio Avanti II aircraft through 2013. The total commitment, including a recently proposed price escalation, is valued at approximately $330 million. The Company’s agreement with Piaggio permits it some flexibility to defer a portion of the aircraft deliveries and the Company has exercised this flexibility at certain times in order to take deliveries in line with the Company’s sales expectations. During the second quarter of fiscal 2010, the Company, through an arms-length transaction, transferred its rights to purchase four Piaggio Avanti II aircraft to LW Air LLC pursuant to the existing aircraft purchase agreement between the Company and Piaggio. Upon delivery of the aircraft, Piaggio returned $2.6 million of deposits previously paid on the aircraft by the Company. Simultaneous with this transaction, the Company entered into an eight-year management agreement for those aircraft and the Company issued 2,373,620 warrants to Lorne Weil, the Managing Member of LW Air LLC. Pursuant to the agreement between the parties, the Company will manage each aircraft for a monthly fee which is variable based upon aircraft flight hours but will not exceed $56,500 per month. The agreement also allows the Company to enter into short-term leases for the use of the aircraft at a specified dry lease rate per flight hour. These aircraft are anticipated to be utilized to satisfy fleet demands of the growing flight hour card and Axis Club Membership Program product lines.

In October 2009, the Company consummated a private sale of its common stock to investors generating net proceeds of approximately $8 million. Together with the proceeds of the private placements consummated in June and September 2009, the Company received total net proceeds of approximately $9.9 million.

The Company’s primary sources of operating funds are the collection of management and maintenance fees from fractional share owners as well as the sale of fractional ownership shares, flight hour cards and, effective January 2009, Axis Club Memberships. Revenue for the sales by product category that follow can be found in the accompanying Condensed Consolidated Statement of Operations for the quarterly period ended December 31, 2009. Sales by product category follow:

	Unit Sales for the Three Months Ended
	December 31, 2009	December 31, 2008	September 30, 2009	September 30, 2008
New Fractional shares	5	16.5	2	19.5
Flight hour cards	100	53	86	27
Axis Club Memberships	21	N/A	3	N/A

Avantair’s primary growth strategy is to continue to increase the number of fractional share owners and aircraft under management as well as increase the number of flight hour cards and Axis Club Memberships sold. At March 5, 2010, the Company had 29 fractional aircraft shares available for sale. In addition to the cost of acquiring aircraft, Avantair’s primary expenses are related to fuel, aircraft repositioning (i.e., moving an aircraft to another location to accommodate a customer’s need and for demonstration flights for sales purposes), maintenance, charters and insurance. To finance its growth strategy, the Company may continue to actively pursue additional funds through equity financing, including the sale of additional shares of common and preferred stock, asset sales, accelerated payments of maintenance and management fees, debt financing, or a combination thereof.

At December 31, 2009 and June 30, 2009, Avantair had assets of approximately $146.8 million and $164.0 million, respectively. For the three and six months ended December 31, 2009 and the fiscal year ended June 30, 2009, the Company had revenue of approximately $35.8 million, $71.0 million and $136.8 million, respectively, and net losses of approximately $0.2 million, $1.5 million and $4.5 million, respectively. Avantair has incurred losses since inception and may not be able to generate sufficient net revenue from its business in the future to achieve or sustain profitability. At February 28, 2010, the Company had approximately $6.8 million of unrestricted cash on hand and assuming there is no change in sales and expense trends experienced since the fourth quarter of fiscal 2009, the Company believes that its cash on hand is sufficient to continue operations for the foreseeable future.

Critical Accounting Policies and Estimates

As discussed in our Form 10-K for the fiscal year ended June 30, 2009, the discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses reported in those financial statements. These judgments can be subjective and complex, and consequently, actual results could differ from those estimates. The Company believes that of its significant accounting policies, the following may involve a higher degree of judgment and estimation. The judgments, or the methodology on which the judgments are made, are reviewed with the Audit Committee.

Revenue Recognition

Avantair is engaged in the sale and management of fractional ownerships of professionally piloted aircraft for personal and business use and access to its aircraft fleet through either 15 or 25 hour flight hour cards (either individually or through the Company’s Axis Club Membership program). In the case of fractional ownership sales, the aircraft are sold in one-sixteenth shares or multiples thereof. The management agreement grants the customer an undivided interest in a specified aircraft. When a customer purchases a fractional share, they are also required to enter into a five-year management and maintenance agreement which grants the customer the right to the use of the aircraft for a specified number of hours each year. Under the terms of the maintenance and management agreement, the Company agrees to manage, operate and maintain the aircraft on behalf of the customer in exchange for a fixed monthly fee which is recognized ratably over the term of the agreement, usually five years. If a customer prepays its management and maintenance fee for a period of one year or longer, the prepayment is recorded as unearned revenue and amortized into revenue on a monthly basis in accordance with the schedule provided for within each agreement. Flight hour cards provide customers with a fixed number of flight hours for a fixed fee. The Company defers the entire amount paid and recognizes revenue on an incremental basis as aircraft hours are flown. Axis Club Membership fees are paid in advance, deferred and recognized over the three year membership term. Similar to standard flight hour card sales, payment for flight hour cards sold through the Axis Club Membership program are collected in advance of access to the aircraft fleet, deferred and recognized as revenue on an incremental basis over the three year membership term.

Fractional Aircraft Shares Sales

The Company does not have objective evidence to determine the fair value and allocate fractional share revenue from that generated from the management and maintenance agreement, and, as a result, has adopted the provisions of ASC 605-25 “Multiple — Element Arrangements” to account for the sale of fractional shares of aircraft. Accordingly, as the sales of the fractional shares cannot be separated from the underlying maintenance and management agreement, fractional share sale revenue is recognized ratably over the five-year life of the maintenance and management agreement. The period in which revenue is recognized will be evaluated on a periodic basis. Factors that impact management’s assessment of the most appropriate period of revenue recognition will include, but not be limited to, customer turnover, terms and conditions of the related fractional share sale, maintenance arrangements as well as any other factor that could impact revenue.

Aircraft Costs Related To Fractional Sales

The Company reflects aircraft costs related to the sale of fractional aircraft shares. As a result of the adoption of ASC 605-25, the Company recognizes revenue from the sale of fractional shares as income over the five-year period. The aircraft costs related to sales of fractional shares consist of the cost of the aircraft and are recorded as an asset and recognized as the cost of aircraft shares sold over the five-year period.

Maintenance Expense Policy

The Company uses the direct expensing method of accounting for non-refurbishment aircraft maintenance. Engine maintenance is performed by third parties under contracts which transfer risk, and related costs are expensed as incurred. Airframe maintenance is performed in-house and related costs are expensed as incurred. Refurbishments of the interiors of the aircraft, which extend the life of the aircraft, are capitalized and amortized over the estimated life of three years.

Stock-Based Compensation

The Company accounts for share-based compensation to employees and directors in accordance with ASC 718 “Compensation — Stock Compensation,” which requires the recognition of compensation expense for employee stock options and other share-based payments. Under ASC 718, expense related to employee stock options and other share-based payments is recognized over the relevant service period based on the fair value of each stock option grant. In addition, the Company recognizes in its Condensed Consolidated Statements of Operations the grant-date fair value of stock options and other equity-based compensation issued to employees and directors. Compensation expense for equity-based awards is recognized over the requisite service period, usually the vesting period on a straight line basis, while compensation expense for liability-based awards (those usually settled in cash rather than stock) is measured to fair-value at each balance sheet date until the award is settled.

Results of Operations

Three Months Ended December 31, 2009 Compared with Three Months Ended December 31, 2008

Revenues for the three months ended December 31, 2009 were $35.8 million, an increase of 1.0% from $35.4 million for the three months ended December 31, 2008. This increase was the result of a 21.9% decrease in the revenue generated from the sale of fractional aircraft shares to $11.2 million for the three months ended December 31, 2009 from $14.4 for the comparable 2008 period, offset by an increase of 3.3% in maintenance and management fees to $18.3 million for the three months ended December 31, 2009 from $17.7 for the comparable 2008 period, an increase of 134.1% in flight hour card and Axis Club Membership revenue to $5.0 million for the three months ended December 31, 2009 from $2.1 million for the comparable 2008 period, and an increase of 4.7% in other revenue to $1.3 million for the three months ended December 31, 2009 from $1.2 million for the comparable 2008 period.

Revenue from the sale of fractional aircraft shares decreased due to the full amortization of revenue from shares sold in prior periods, partially offset by an increase of 0.6% in the average number of total fractional shares through December 31, 2009 from the comparable 2008 period.

The increase in revenue from maintenance and management fees is primarily due to a 0.6% increase in the average number of fractional shares through December 31, 2009 from the comparable 2008 period, coupled with an increase in the average monthly management fee per shareowner.

Flight hour card revenue and Axis Club Membership revenue increased $2.9 million primarily due to an increase in flight hour card sales as a result of the greater acceptance of time card travel in the existing economy compared to fractional ownership and the timing of flight hour card utilization by owners during the three months ended December 31, 2009 from the comparable 2008 period.

Other revenue was relatively consistent between the two periods due to increased fuel and remarketing revenue offset by a decrease in demonstration revenue. Demonstration flights that generate demonstration revenue are in anticipation of a fractional share sale, but not for flight hour time card sales. Demonstration revenue therefore decreased because of the decrease in fractional share sales, despite the increases in flight hour time card sales.

Operating expenses for the three months ended December 31, 2009 were 4.6% lower than the three months ended December 31, 2008, with total operating expenses of $34.4 million compared to $36.0 million, respectively. The cost of fractional aircraft shares sold decreased to $9.5 million for the three months ended December 31, 2009 from $12.3 million for the three months ended December 31, 2008, due to the full amortization of costs that had been deferred from shares sold in prior periods, partially offset by a 0.6% increase in the average number of fractional shares sold through December 31, 2009 from fractional shares sold through December 31, 2008. The gain on sale of assets related to a nonrecurring gain recognized on the sale of one of the Company’s core aircraft during the three months ended December 31, 2009, with no gain realized in the comparable 2008 period. The cost of flight operations, together with the cost of fuel, increased 8.1% to $16.7 million for the three months ended December 31, 2009 from $15.5 million for the three months ended December 31, 2008, primarily due to:

•	an increase in maintenance expense as a result of an increase in fleet size and flight hours, partially offset by decreases in insurance expense and aircraft lease expense as a result of the conversion of a Company leased aircraft to a Company core aircraft; and
•	a $0.3 million increase in cost of fuel due to an increase in flight hours offset by a decrease in the per gallon cost of fuel.

General and administrative expenses increased 7.0% to $6.2 million for the three months ended December 31, 2009 from $5.8 million for the three months ended December 31, 2008, primarily due to a $0.4 million increase in payroll and related expenses and a $0.3 million increase in expenses related to fixed based operations primarily as a result to increased volume of fuel sales, partially offset by decreases of $0.1 million in computer expenses due to implementation of financial application software in the prior year and other decreases due to the result of cost saving initiatives.

Selling expenses increased 24.6% to $1.4 million for the three months ended December 31, 2009 from $1.1 million for the three months ended December 31, 2008 due to an increase in commission expenses as a result of increased flight hour card sales.

Income from operations was $1.4 million for the three months ended December 31, 2009, an increase from $0.6 million loss from operations for the three months ended December 31, 2008 for the reasons set forth above.

Interest expense increased 22.6% to $1.6 million for the three months ended December 31, 2009 from $1.3 million for the three months ended December 31, 2008, due to the relative consistency of the short-term and long-term debt balances between the two periods.

Net loss decreased to $0.2 million for the three months ended December 31, 2009 compared to $1.9 million for the three months ended December 31, 2008 due to the decrease in loss from operations partially offset by the increase in total other expense discussed above.

Six Months Ended December 31, 2009 Compared with Six Months Ended December 31, 2008

Revenues for the six months ended December 31, 2009 were $71.0 million, an increase of 4.2% from $68.1 million for the six months ended December 31, 2008. This increase was the result of a 13.6% decrease in the revenue generated from the sale of fractional aircraft shares to $23.2 million for the six months ended December 31, 2009 from $26.9 for the comparable 2008 period, offset by an increase of 4.3% in maintenance and management fees to $36.3 million for the six months ended December 31, 2009 from $34.8 for the comparable 2008 period, an increase of 96.7% in flight hour card and Axis Club Membership revenue to $8.8 million for the six months ended December 31, 2009 from $4.5 million for the comparable 2008 period, and an increase of 36.4% in other revenue to $2.7 million for the six months ended December 31, 2009 from $2.0 million for the comparable 2008 period.

Revenue from the sale of fractional aircraft shares decreased due to the full amortization of revenue from shares sold in prior periods, partially offset by an increase of 0.6% in the average number of total fractional shares through December 31, 2009 from the comparable 2008 period.

The increase in revenue from maintenance and management fees is primarily due to a 0.6% increase in the average number of fractional shares through December 31, 2009 from the comparable 2008 period, coupled with an increase in the average monthly management fee per shareowner.

Flight hour card revenue and Axis Club Membership revenue increased $4.3 million primarily due to an increase in flight hour card sales as a result of the greater acceptance of time card travel in the existing economy compared to fractional ownership and the timing of flight hour card utilization by owners during the six months ended December 31, 2009 from the comparable 2008 period.

Other revenue increased 36.4% to $2.7 million for the six months ended December 31, 2009 from $2.0 million for the six months ended December 31, 2008, due to increased fuel and remarketing revenue offset by a decrease in demonstration revenue. Demonstration flights that generate demonstration revenue are in anticipation of a fractional share sale, but not for flight hour time card sales. Demonstration revenue therefore decreased because of the decrease in fractional share sales, despite the increases in flight hour time card sales.

Operating expenses for the six months ended December 31, 2009 were 1.8% lower than the six months ended December 31, 2008, with total operating expenses of $69.3 million compared to $70.6 million, respectively. The cost of fractional aircraft shares sold decreased to $19.7 million for the six months ended December 31, 2009 from $22.9 million for the six months ended December 31, 2008, due to the full amortization of costs that had been deferred from shares sold in prior periods, partially offset by a 0.6% increase in the average number of fractional shares sold through December 31, 2009 from fractional shares sold through December 31, 2008. The gain on sale of assets related to a nonrecurring gain recognized on the sale of one of the Company’s core aircraft during the six months ended December 31, 2009, with no gain realized in the comparable 2008 period. The cost of flight operations, together with the cost of fuel, increased 3.1% to $32.8 million for the six months ended December 31, 2009 from $31.8 million for the six months ended December 31, 2008, primarily due to:

•	an increase in maintenance expense as a result of an increase in fleet size and flight hours, partially offset by decreases in insurance expense and aircraft lease expense as a result of the conversion of a Company leased aircraft to a Company core aircraft; and
•	a $0.5 million increase in cost of fuel due to an increase in flight hours offset by a decrease in the per gallon cost of fuel.

General and administrative expenses increased 9.1% to $12.5 million for the six months ended December 31, 2009 from $11.5 million for the six months ended December 31, 2008, primarily due to a $0.9 million increase in payroll and related expenses, and a $0.5 million increase in expenses related to fixed based operations primarily as a result to increased volume of fuel sales, partially offset by decreases of $0.1 million in computer expenses due to implementation of financial application software in the prior year and other decreases due to the result of cost saving initiatives.

Selling expenses increased 17.4% to $2.4 million for the six months ended December 31, 2009 from $2.0 million for the six months ended December 31, 2008 due to an increase in commission expenses as a result of increased flight hour card sales.

Income from operations was $1.6 million for the six months ended December 31, 2009, an increase from $2.5 million loss from operations for the six months ended December 31, 2008 for the reasons set forth above.

Interest expense increased 18.1% to $3.2 million for the six months ended December 31, 2009 from $2.7 million for the six months ended December 31, 2008, due to the relative consistency of the short-term and long-term debt balances between the two periods.

Net loss decreased to $1.5 million for the six months ended December 31, 2009 compared to $5.2 million for the six months ended December 31, 2008 due to the decrease in loss from operations partially offset by the increase in total other expense discussed above.

Fiscal year ended June 30, 2009 compared to the fiscal year ended June 30, 2008

Revenues for the fiscal year ended June 30, 2009 were $136.8 million, an increase of 18.3% from $115.6 million for the fiscal year ended June 30, 2008. This increase was the result of a 19.4% increase in the revenue generated from the sale of fractional aircraft shares to $51.9 million for the fiscal year ended June 30, 2009 from $43.4 million for the comparable 2008 period, an increase of 21.4% in maintenance and management fees to $70.7 million for the fiscal year ended June 30, 2009 from $58.2 million for the comparable 2008 period, an increase of 29.7% in flight hour card and Axis Club Membership revenue to $9.4 million for the for the fiscal year ended June 30, 2009 from $7.2 million for the comparable 2008 period, and a decrease of 27.6% in other revenues to $4.9 million for the fiscal year ended June 30, 2009 from $6.7 million for the comparable 2008 period.

Revenue from the sale of fractional aircraft shares increased primarily due to an increase in the average number of fractional shares sold through June 30, 2009 from the comparable 2008 period. The increase in the average number of fractional shares sold reflected the results of enhanced sales initiatives, including an emphasis on a national market, marketing of the fuel efficiency of the Piaggio aircraft and the cost value of an Avantair fractional share compared to light-jet fractional shares of competitors.

The increase in revenue from maintenance and management fees is primarily due to a 14.0% increase in the average number of fractional shares sold through June 30, 2009 from the comparable 2008 period, coupled with an increase in the average monthly management fee per shareowner.

Flight hour card and Axis Club Membership revenue increased $2.1 million primarily as a result of an increase in Flight hour card revenue due to increased flight hour card sales as a result of the greater acceptance of time card travel in the existing turbulent economy compared to fractional ownership and the timing of flight hour card utilization by owners during the fiscal year ended June 30, 2009 from the comparable 2008 period.

Other revenue decreased $1.9 million primarily as a result of the $1.6 million decrease in demonstration revenue as a result of the reduction in fractional share sales activity during the fiscal year ended June 30, 2009 from the comparable 2008 period.

Operating expenses for the fiscal year ended June 30, 2009 increased 3.1% to $135.4 million compared to $131.2 million, for the comparable 2008 period. The cost of fractional aircraft shares sold increased 20.4% to $44.1 million for the fiscal year ended June 30, 2009 from $36.6 million for the fiscal year ended June 30, 2008, due to an increase in the average number of fractional shares sold through June 30, 2009 from fractional shares sold through June 30, 2008. Gain on sale of assets increased 61.9% to $1.4 million related to a nonrecurring gain recognized on the sale of one of the Company’s core aircraft in fiscal year 2009 as compared to $0.8 million nonrecurring gain recognized in the comparable 2008 period. The cost of flight operations, together with the cost of fuel decreased 9.7% to $60.0 million for the fiscal year ended June 30, 2009 from $66.5 million for the fiscal year ended June 30, 2008, primarily due to:

•	a $3.5 million reduction in chartering expenses as a result of the increased use of the Company’s core aircraft to alleviate scheduling conflicts, use of enhanced flight optimization software and flight staff training;

•	a $3.1 million decrease in cost of fuel due to a 19.0% decrease in the per gallon cost of fuel (as a result of Avantair negotiating lower fuel rates in fiscal year 2009 and also due to the global decrease in fuel costs) coupled with improved aircraft utility; and

•	a $1.3 million decrease in maintenance expense primarily as a result of the replacement of the Company’s former engine service vendor with another nationally recognized, FAA certified engine maintenance vendor in January 2009, offset by general increases in operating costs due to an increase in fleet size.

•	The above were partially offset by a $1.2 million increase in pilot expenses related to pilot salaries and training costs as a result to flight crew expansion and a $0.6 million increase in insurance coverage and other expenses to an increase in fleet size.

General and administrative expenses increased 14.1% to $23.6 million for the fiscal year ended June 30, 2009 from $20.7 million for the fiscal year ended June 30, 2008, primarily due to a $1.3 million increase in payroll and related expenses due to hiring and rate increases in 2009, and a $1.1 million increase in other expenses due to company growth.

Selling expenses decreased 20.0% to $3.7 million for the fiscal year ended June 30, 2009 from $4.7 million for the fiscal year ended June 30, 2008 primarily due to a decrease of $0.7 million in marketing expenses as a result of a more direct approach to marketing implemented during fiscal year 2009.

Income from operations was $1.4 million for the fiscal year ended June 30, 2009, an increase of 109.1% from the $15.7 million loss from operations for the fiscal year ended June 30, 2008 for the reasons set forth above.

Interest expense was $5.9 million for the fiscal year ended June 30, 2009 compared to $3.6 million for the fiscal year ended June 30, 2008, primarily due to an increase in floor plan borrowing agreements incurred to acquire aircraft and $0.4 million of interest expense relating to the financing arrangements with Jet Support Services, Inc., partially offset by decrease in interest due to the reduction in outstanding principal balances.

Net loss decreased to $4.5 million for the fiscal year ended June 30, 2009 compared to $18.9 million for the fiscal year ended June 30, 2008 due to the decrease in loss from operations partially offset by the increase in total other expense discussed above.

Liquidity and Capital Resources

Avantair’s primary sources of liquidity have been cash provided by operations, cash raised from its equity offering as Ardent Acquisition Corp., cash provided from its debt facilities, cash raised in the preferred and common stock offerings, and other asset-based borrowing (see Note 4 to the Company’s condensed consolidated financial statements for the quarterly period ended December 31, 2009). The Company uses its cash primarily to fund losses from operations, deposits made on aircraft, leasehold improvements, and to fund the purchase of core aircraft and aircraft which are to be fractionalized. Cash generated from operations has not been sufficient to provide for all the working capital needed to meet Avantair’s requirements. At December 31, 2009 and June 30, 2009, Avantair had a working capital deficit of approximately $38.3 million and $49.2 million, respectively, and a stockholders’ deficit of approximately $29.0 million and $36.0 million, respectively. As of December 31, 2009, cash and cash equivalents amounted to approximately $6.8 million and total assets to $147.1 million. The cash and cash equivalent balance increased $3.1 million from June 30, 2009 and total assets decreased $17.3 million. The increase in cash and cash equivalents occurred primarily as a result of cash received from the sale of fractional shares, flight hour cards, Axis Club Memberships, fuel and rent, collection of maintenance and management fees and other receipts including proceeds from the sale of the Company’s common stock. In October 2009, in its last tranche of its private placement, Avantair sold 8,818,892 shares at a price of $0.95 per share generating net proceeds of approximately $8 million (See Note 4 to the Company’s condensed consolidated financial statements for the quarterly period ended December 31, 2009). During the second quarter of fiscal 2010, the Company, through an arms-length transaction, transferred its rights to purchase four Piaggio Avanti II aircraft to LW Air LLC pursuant to the existing aircraft purchase agreement between the Company and Piaggio. In connection with the arms-length transaction with LW Air LLC (detailed above), the Company entered into an eight-year management agreement for those aircraft and the Company issued 2,373,620 warrants to Lorne Weil, the Managing Member of LW Air LLC. Pursuant to the agreement between the parties, the Company will manage each aircraft for a monthly fee which is variable based upon aircraft flight hours but will not exceed $56,500 per month. The agreement also allows the Company to enter into short-term leases for the use of the aircraft at a specified dry lease rate per flight hour. These aircraft are anticipated to be utilized to satisfy fleet demands of the growing flight hour card and Axis Club Membership Program product lines. However, there can be no assurance that membership program sales will be sufficient to compensate for a decrease in fractional share sales, or that financing of additional aircraft to be acquired to service this program will be available. Upon delivery of the aircraft, Piaggio returned to the Company $2.6 million of deposits previously paid on the aircraft by the Company. In addition, on December 14, 2009, the Company sold one of its aircraft to a third party for $2.9 million. Partially offsetting these receipts are cash disbursements of $2.0 million in payments for deposits on future aircraft deliveries, and $9.9 million repayment of debt, in addition to expenditures for the cost of operations, including insurance and capital and leasehold improvements.

In January 2009, the Company introduced the Axis Club Membership Program designed to bridge the gap between the financial commitment of a fractional share and flight hour card. The current rate of flight hour card sales including those through the Axis Club Membership will require the Company to acquire aircraft to satisfy the increased flight hour demands on its core aircraft fleet if its core utility is strained.

Avantair’s primary growth strategy is to continue to increase the number of fractional share owners and aircraft under management as well as increase the number of flight hour cards and Axis Club Memberships sold. At March 5, 2010, the Company had 29 fractional aircraft shares available for sale. In addition to the cost of acquiring aircraft, Avantair’s primary expenses are related to fuel, aircraft repositioning (i.e., moving an aircraft to another location to accommodate a customer’s need and for demonstration flights for sales purposes), maintenance, charters and insurance. To finance its growth strategy, the Company may continue to actively pursue additional funds through equity financing, including the sale of additional shares of common and preferred stock, asset sales, accelerated payments of maintenance and management fees, debt financing, or a combination thereof.

At December 31, 2009 and June 30, 2009, Avantair had assets of approximately $146.8 million and $164.0 million, respectively. For the three and six months ended December 31, 2009 and the fiscal year ended June 30, 2009, the Company had revenue of approximately $35.8 million, $71.0 million and $136.8 million, respectively, and net losses of approximately $0.2 million, $1.5 million and $4.5 million, respectively. Avantair has incurred losses since inception and may not be able to generate sufficient net revenue from its business in the future to achieve or sustain profitability. At December 31, 2009, the Company had approximately $6.8 million of unrestricted cash on hand and assuming there is no change in sales and expense trends experienced since the fourth quarter of fiscal 2009, the Company believes that its cash on hand is sufficient to continue operations for the foreseeable future.

Fiscal year ended June 30, 2009 compared to fiscal year ended June 30, 2008.

Net cash used in operating activities was $5.8 million for the year ended June 30, 2009 compared to cash used in operating activities of $15.5 million for the same period last year. Net cash used in operating activities during the year ended June 30, 2009 is primarily attributable to the $4.5 million net loss, combined with depreciation expense of $5.2 million and stock based compensation expense of $0.4 million, less the gain on sale of assets of $1.4 million, $12.0 million of unsold aircraft costs including $1.4 million expended to acquire four fractional shares on a floor planned aircraft upon expiration of the floor plan on June 30, 2009 (of which approximately $1.0 million was collected subsequent to June 30, 2009 from the sale of two of these fractional shares), a decrease of $1.6 million due to the collection of notes receivable in accordance with normal payment terms, a $0.9 million decrease in prepaid expenses, a $0.7 net increase in accounts payable and accrued expenses, a net decrease of approximately $1.6 resulting from decreases in deferred maintenance, other assets and restricted cash and a $0.4 million decrease in other liabilities.

Net cash provided by investing activities was $1.0 million for the year ended June 30, 2009 compared to cash used in investing activities of $2.7 million for the same period last year. Net cash provided by investing activities during the year ended June 30, 2009 resulted primarily from $1.9 million from the sale of one of the Company’s core aircraft, net of capital expenditures on leasehold improvements and computer systems. Cash used in investing activities for the year ended June 30, 2008 resulted from $2.5 million in proceeds from rights to purchase 18 Embraer Phenom 100 Positions, net of capital expenditures.

Net cash used in financing activities was $10.5 million for the year ended June 30, 2009 compared to cash used in operating activities of $24.8 million for the same period last year. Net cash used in financing activities for the year ended June 30, 2009 results primarily from net proceeds from the issuance of stock of $1.3 million and net additional borrowings. On June 30, 2009, Avantair sold 567,200 units at a price of $2.50 per unit to investors in a private placement. The sale was consummated under the terms of a securities purchase agreement between Avantair and each of the investors. Pursuant to a registration rights agreement, Avantair agreed to use it best efforts to register the shares issued to the investors and the shares underlying the warrants issued to the investors for sale under the Securities Act of 1933, as amended. During the fiscal year ended June 30, 2009, the Company had additional net borrowings under short-term notes payable, comprised of floor plan agreements, of $17.4 million and a net decrease of long-term debt of $7.5 million.

Financing Arrangements

Avantair’s financing arrangements at December 31, 2009, are described below:

Wells Fargo Equipment Finance, Inc.	$2,891,260
Jet Support Services, Inc.	2,762,312
Century Bank, F.S.B.	1,827,341
Wachovia Bank	2,360,468
Other long-term debt	48,316
Midsouth Services, Inc	11,858,474
$21,748,171

Wells Fargo Equipment Finance, Inc.:  In February 2005, the Company entered into financing arrangements for the purchase of core aircraft under various notes payable with Wells Fargo Equipment Finance, Inc. The notes outstanding at December 31, 2009 totaled approximately $2.9 million and are payable in monthly installments ranging from $10,644 to $38,480 with interest ranging from 5.96% to 6.12% per annum, through 2012. The notes are collateralized by the aircraft.

CNM, Inc.:  In August 2007, the Company and CNM executed a new note agreement which converted an outstanding note obligation of approximately $7.0 million into a term loan payable monthly over three years and bearing interest at 10.0% per annum. The Company accounted for this conversion in accordance with ASC 470-50 “Debt Modification & Extinguishment.” CNM also assumed a promissory note due to Wells Fargo Bank for $2.9 million which was included as part of this new note agreement. During October 2009, the Company repaid the full amount of the loan of approximately $2.7 million.

Jet Support Services, Inc.:  On April 24, 2006, Avantair financed an aircraft maintenance program contract with Jet Support Services, Inc. (“JSSI”) in the amount of $3.4 million. The promissory note provided for seven monthly installments of $145,867 and 53 monthly installments of $45,867, respectively, including interest at 7.0% per year. On April 15, 2008, the Company entered into a financing arrangement with JSSI by means of a $5.5 million promissory note. The new note matures on April 1, 2011 and bears interest at 10.0% per annum, with 35 monthly payments of principal and interest in an amount of $185,127 beginning on

June 2, 2008. The new note covered the remaining balance of $0.4 million of the aforementioned promissory note, other costs and fees to be paid by the Company under service agreements with JSSI and related deferred financing costs of approximately $1.0 million which will be amortized over the life of the note using the effective interest method. Upon entering into this payment arrangement and the $5.5 million promissory note, the parties terminated the airframe maintenance contract and have agreed to apply the unamortized prepayment ($1,538,175 at June 30, 2009) under the airframe maintenance contract to the engine maintenance program and will amortize this amount over the remaining 37 month term of that program. Borrowings outstanding under this arrangement at December 31, 2009 totaled approximately $2.8 million.

In addition, the Company entered into another payment arrangement with JSSI by means of a $525,000 promissory note dated July 31, 2008 with five monthly payments of $105,000 commencing August 1, 2008. The note constituted payment of the purchase of airframe parts inventory by the Company from JSSI. The Company repaid the full amount of the term loan in December 2008.

Century Bank, F.S.B.:  In August 2007, the Company and Century Bank F.S.B. executed a $2.2 million note agreement for the purchase of one aircraft. The note outstanding at December 31, 2009 totaled approximately $1.8 million and is payable in monthly installments of $27,175 with interest of 8.25% per annum, through August 3, 2012. The note is collateralized by the aircraft.

Wachovia Bank:  On October 31, 2007, the Company entered into a financing arrangement for the purchase of one used aircraft at a total purchase price of approximately $4.5 million (inclusive of the value of a flight hour card of 100 hours). Financing was obtained from Wachovia through a note payable of $3.9 million. This debt will be repaid monthly over 7 years at an interest rate of the LIBOR rate plus 4.0%. Borrowings outstanding under this arrangement at December 31, 2009 totaled approximately $2.4 million. During September 2009, the Company received a waiver of compliance with a financial covenant in connection with the note.

Other long-term debt:  In October 2009, the Company and Kevco Aviation Inc. executed a $56,614 note agreement for the purchase equipment. The note outstanding at December 31, 2009 totaled approximately $48,316 and is payable in monthly installments of $2,912 with interest of 3.25% per annum, through May 2011.

JMMS, Inc.:  The Company entered into a sale and leaseback agreement, dated August 11, 2006, with JMMS, LLC (“JMMS”). Under the sale and leaseback agreement, the Company sold 100.0% of its interest in a core aircraft for $4.2 million and leased back 68.8% of the aircraft for a five year term. The proceeds of the sale and leaseback arrangement were used to pay down a line of credit. In March 2007, the Company amended the lease agreement to include a provision for the Company to buy back the aircraft at the expiration of the term. As a result of the amendment, the Company has accounted for the sale and leaseback transaction as a finance lease. JMMS notified the Company of its intention to terminate the sale and leaseback agreement between the parties effective March 1, 2009, at which date, pursuant to the agreement, the Company was required to purchase the aircraft at a cost of no more than the $4.2 million. The closing date of the transaction was extended past March 1, 2009, in consideration for monthly payments to JMMS totaling $1.25 million through December 1, 2009. The total amount of the monthly payments made to JMMS by the Company since March 1, 2009 were deducted from the aircraft purchase price. In addition, during the fourth quarter of fiscal year 2009, the agreement with JMMS matured and therefore has been included in the current portion of long-term debt on the accompanying condensed consolidated balance sheet at June 30, 2009. On December 14, 2009, the Company sold the aircraft to a third party for $2.9 million and paid the remaining outstanding balance of the purchase price to JMMS, and realized a gain of $0.8 million.

Midsouth Services, Inc.:  On October 10, 2007, Avantair acquired a core aircraft under a capital lease obligation with Midsouth. Under the lease agreement, Midsouth provided funding for the $4.7 million purchase of a pre-owned Piaggio P-180 aircraft and holds title to the Aircraft. Midsouth leases the Aircraft exclusively to Avantair on a five year lease at 15.0% interest per annum. The monthly lease payments for the term of the lease are $89,000. At the end of the five year lease, Avantair shall purchase the Aircraft from Midsouth at the guaranteed residual value in the amount of approximately $2.3 million. Avantair also has the option to purchase the Aircraft anytime during the lease term at the then current guaranteed residual value as set forth on the amortization schedule without penalty. The obligation outstanding at December 31, 2009 totaled approximately $4.0 million.

In April 2009, the Company amended the Lease Agreement previously accounted for as an operating lease under ASC Topic 840 “Leases,” dated as of July 31, 2006 between the Company and Midsouth. Pursuant to the amendment, the Company is required to pay $74,900 monthly until August 2011, the expiration of the Lease Agreement. In addition, the Company has agreed to purchase the leased aircraft for approximately $3.0 million from Midsouth within sixty days following the expiration of the term of the Lease Agreement. The lease, as amended, has been classified as a capital lease in the accompanying condensed consolidated balance sheet. The obligation outstanding at December 31, 2009 totaled approximately $3.1 million, net of deferred interest of $0.7 million.

In April 2009, the Company entered into a Lease Agreement, effective April 6, 2009, pursuant to which Midsouth leases a Piaggio P-180 aircraft to the Company for a ten year lease term at $75,000 per month, plus taxes if applicable. The Company is required to provide Midsouth with 100 hours of flight time per year during the lease term. Hours have been accounted for at their fair value and are liquidated as hours are flown. Midsouth has the sole option to terminate the lease at the end of the fifth year of the term and to require the Company to purchase the leased aircraft for approximately $3.8 million within ninety days of that date. If this option is not exercised by Midsouth, the lease will continue for the remaining five years of the term and, at the end of the ten year lease, the Company will be required to purchase the aircraft from Midsouth for $0.3 million. The obligation outstanding at December 31, 2009 totaled approximately $4.8 million.

For additional information regarding these financing arrangements, see Note 3 to the Company’s condensed consolidated financial statements.

The following table represents long-term debt obligations, contractual obligations and aircraft purchase commitments, each as of June 30, 2009:

Obligations as of June 30, 2009(1)	Long-Term Debt Obligations	Operating Leases(2)	Aircraft Purchase Commitments(3)
2010	$11,020,590	$2,572,756	$48,947,371
2011	3,740,793	2,578,862	61,184,214
2012	6,816,198	2,614,835	55,065,793
2013	4,778,576	2,686,368	42,828,950
2014	4,589,401	2,779,275	53,100,000
After 2014	186,043	18,999,302	92,925,000
Total minimum payment	$31,131,601	$32,231,398	$354,051,328
Less obligation prepayment as of June 30, 2009	—	—	8,600,000
	$31,131,601	$32,231,398	$345,451,328

(1)	Amounts shown in table are not necessarily representative of, and may vary substantially from, amounts that will actually be paid in future years as Avantair may incur additional or different obligations subsequent to June 30, 2009.
(2)	Includes hangar, office and auto leases.
(3)	Includes purchase commitments for 56 Piaggio Avanti II aircraft through 2013.

Quantitative and Qualitative Disclosures about Market Risk

Avantair is exposed to various market risks, including changes in interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates and foreign currency exchange rates. Avantair does not enter into derivatives or other financial instruments for trading or speculative purposes. Avantair has also not entered into financial instruments to manage and reduce the impact of changes in interest rates and foreign currency exchange rates, although Avantair may enter into such transactions in the future.

Interest Rate Risk

Avantair is subject to market risk from exposure to changes in interest rates associated with its debt facility with Wachovia Bank. The current liability, pursuant to which Avantair is obligated to pay Wachovia Bank, has an interest rate that is equal to the LIBOR rate plus 4.0%. At December 31, 2009, the liabilities of Avantair with exposure to interest rate risk were approximately $2.4 million.

	June 30, 2009 Expected Maturity Date
	2010	2011	2012	2013	2014	Thereafter	Total
Liabilities
Long term debt:
Fixed Rate	$10,462,461	$3,182,664	$6,258,070	$4,220,448	$4,031,273	$—	$28,154,916
Average interest rate	9.6%	9.6%	9.4%	9.4%	9.4%	7.3%
Variable Rate	$558,129	$558,129	$558,128	$558,128	$558,128	$186,043	$2,976,685
Average interest rate	6.5%	6.5%	6.5%	6.5%	6.5%	6.5%

Off-Balance Sheet Arrangements

Avantair has no off-balance sheet obligations nor guarantees and has not historically used special purpose entities for any transactions.

Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

As of December 31, 2009, under the direction of the Chief Executive Officer and Chief Financial Officer, the Company evaluated the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended. Based on the evaluation, it was concluded that the Company’s disclosure controls and procedures are effective at a reasonable assurance level and are designed to ensure that the information required to be disclosed in SEC reports is recorded, processed, summarized and reported within the time period specified by the SEC’s rules and forms, and is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Limitations on the Effectiveness of Controls and Other Matters

Management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended). Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls may be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control.

The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, a control may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Notwithstanding the foregoing limitations on the effectiveness of controls, the Company has nonetheless reached the conclusions set forth above on the Company’s disclosure controls and procedures and its internal control over financial reporting.

The Company assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009. In making this assessment, management used the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Based on the assessment, management believes that, as of December 31, 2009, the Company’s internal control over financial reporting was effective.

Changes to Internal Control Over Financial Reporting

There has been no change, other than those noted above, in the internal controls over financial reporting during the three months ended December 31, 2009, that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

BUSINESS

Overview

Avantair is engaged in the sale of fractional ownership interests and flight hour card usage of professionally piloted aircraft for personal and business use and the management of its aircraft fleet. According to AvData, Avantair is the fifth largest company in the North American fractional aircraft industry. As of March 5, 2010, Avantair operated 55 aircraft within its fleet, which is comprised of 46 aircraft for fractional ownership, 5 company owned core aircraft and 4 leased and company managed aircraft.

Avantair also operates fixed flight based operations (FBO) in Camarillo, California and effective August 1, 2008, in Caldwell, New Jersey. Through these FBOs and its headquarters in Clearwater, Florida, Avantair provides aircraft maintenance, concierge and other services to its customers as well as to the Avantair fleet.

Avantair generates revenues primarily through the sale of fractional ownership shares of aircraft, by providing maintenance and management services related to these aircraft, and from the sale of flight hour cards providing either 15 or 25 hours of flight time per year of access to its aircraft fleet (either individually or through the Company’s Axis Club Membership program). The Company markets and sells fractional ownership interests to individuals and businesses with a minimum share size of a one-sixteenth ownership interest. Under maintenance and management agreements with fractional owners, Avantair provides pilots, maintenance, fuel and hangar space for the aircraft.

In response to the general economic downturn and the resulting growth of flight hour card sales over fractional share sales industry-wide, in January 2009, Avantair initiated the Axis Club Membership program. This program is designed to bridge the gap between the financial commitment of a fractional share and flight hour cards. This new product offers access to blocks of flight hours for a three year membership fee of $75,000. The program requires Axis Club members to purchase a minimum of three 25 hour flight hour cards for $80,000 or less, dependent upon the type of membership purchased, over a three year period. The program also allows for the conversion of club membership into fractional ownership. Members are not charged a management fee until they are fractional owners.

Avantair presently sources all of its aircraft from a single manufacturer, Piaggio America, Inc. (“Piaggio”). As of March 5, 2010, Avantair had contractual commitments to purchase 52 additional Piaggio Avanti II aircraft through 2013. The total commitment, including a recently proposed price escalation, is valued at approximately $330 million. The Company’s agreement with Piaggio permits it some flexibility to defer a portion of the aircraft deliveries and the Company has exercised this flexibility at certain times in order to take deliveries in line with the Company’s sales expectations. During the second quarter of fiscal 2010, the Company, through an arms-length transaction, transferred its rights to purchase four Piaggio Avanti II aircraft to LW Air LLC pursuant to the existing aircraft purchase agreement between the Company and Piaggio. Upon delivery of the aircraft, Piaggio returned $2.6 million of deposits previously paid on the aircraft by the Company. Simultaneous with this transaction, the Company entered into an eight-year management agreement for those aircraft and the Company issued 2,373,620 warrants to Lorne Weil, the Managing Member of LW Air LLC. Pursuant to the agreement between the parties, the Company will manage each aircraft for a monthly fee which is variable based upon aircraft flight hours but will not exceed $56,500 per month. The agreement also allows the Company to enter into short-term leases for the use of the aircraft at a specified dry lease rate per flight hour. These aircraft are anticipated to be utilized to satisfy fleet demands of the growing flight hour card and Axis Club Membership Program product lines.

In October 2009, the Company consummated a private sale of its common stock to investors generating net proceeds of approximately $8 million. Together with the proceeds of the private placements consummated in June and September 2009, the Company received total net proceeds of approximately $9.9 million.

The Company’s primary sources of operating funds are the collection of management and maintenance fees from fractional share owners as well as the sale of fractional ownership shares, flight hour cards and, effective January 2009, Axis Club Memberships. Revenue for the sales by product category that follow can be found in the accompanying Condensed Consolidated Statement of Operations for the quarterly period ended December 31, 2009. Sales by product category follow:

	Unit Sales for the Three Months Ended
	December 31, 2009	December 31, 2008	September 30, 2009	September 30, 2008
New Fractional shares	5	16.5	2	19.5
Flight hour cards	100	53	86	27
Axis Club Memberships	21	N/A	3	N/A

Avantair’s primary growth strategy is to continue to increase the number of fractional share owners and aircraft under management as well as increase the number of flight hour cards and Axis Club Memberships sold. At March 5, 2010, the Company had 29 fractional aircraft shares available for sale. In addition to the cost of acquiring aircraft, Avantair’s primary expenses are related to fuel, aircraft repositioning (i.e., moving an aircraft to another location to accommodate a customer’s need and for demonstration flights for sales purposes), maintenance, charters and insurance. To finance its growth strategy, the Company may continue to actively pursue additional funds through equity financing, including the sale of additional shares of common and preferred stock, asset sales, accelerated payments of maintenance and management fees, debt financing, or a combination thereof.

At December 31, 2009 and June 30, 2009, Avantair had assets of approximately $146.8 million and $164.0 million, respectively. For the three and six months ended December 31, 2009 and the fiscal year ended June 30, 2009, the Company had revenue of approximately $35.8 million, $71.0 million and $136.8 million, respectively, and net losses of approximately $0.2 million, $1.5 million and $4.5 million, respectively. Avantair has incurred losses since inception and may not be able to generate sufficient net revenue from its business in the future to achieve or sustain profitability. At February 28, 2010, the Company had approximately $6.8 million of unrestricted cash on hand and assuming there is no change in sales and expense trends experienced since the fourth quarter of fiscal 2009, the Company believes that its cash on hand is sufficient to continue operations for the foreseeable future.

Industry Overview

The Company believes that fractional aircraft ownership provides customers with the convenience and flexibility of private air service without the more significant costs associated with sole ownership of an aircraft. Additionally, fractional aircraft companies generally provide the same conveniences and benefits to individuals and businesses through their various flight hour card programs. Commercial flight delays can be costly and tiresome, commercial hubs are increasingly crowded, major commercial airports may be far from final destinations and commercial air travel is increasingly subject to threats and security-related inconveniences. Attempting to divide the use of a plane among multiple parties to maximize its value can be logistically challenging. The Company believes that for businesses and high net worth individuals, fractional ownership and flight hour card programs often offer a balance between convenience and cost.

A fractional aircraft company assembles a fleet of planes with each of these planes available for a certain number of revenue generating flight hours per year. Those hours are then divided into partial ownership shares and these partial ownership shares are sold to individuals and businesses. Avantair’s customers typically purchase one-sixteenth or one-eighth shares in an aircraft, although in some cases the purchases are one-quarter shares or more. The purchase of a one-eighth share means that the owner will pay approximately one-eighth of the aircraft retail price initially and receive one-eighth of the total number hours of flying time per year for the initial term of the contract, which is five years for a new shareowner. An Avantair fractional share owner agrees to pay Avantair an additional predetermined monthly fee to cover the various costs of maintaining and operating the aircraft. Avantair is responsible for all of these services.

According to AvData, the North American fractionally owned aircraft fleet has grown from 8 aircraft in 1986 to an aggregate of 1,054 aircraft as of October 2009. According to AvData, five companies have 10.0% or more of the total market for fractional aircraft, based upon the units in operation — NetJets, Flight Options, FlexJet, CitationShares, and Avantair, with NetJets having a market share of approximately 50.0% and Flight Options, FlexJet, CitationShares having a combined market share of approximately 35.0%. According to AvData, as of October 2009, Avantair had an approximate market share of 10.0%.

The general aviation industry builds and sells aircraft ranging from single passenger, single engine propeller planes to multimillion dollar transoceanic jets costing $50.0 million or more. The fractional aircraft industry has primarily concentrated on the middle to upper end of that market. Most fractionally owned aircraft have a capacity of between four and seven passengers and a minimum range of 1,250 – 1,500 nautical miles. The list prices of these types of aircraft are generally $5.0 million to $50.0 million. Avantair’s Piaggio aircraft have a capacity of eight passengers and a minimum range of 1,200 – 1,500 nautical miles. The list price of a 1/16th share of an Avantair Piaggio aircraft is $425,000 or $6.8 million for all 16 of the shares in one aircraft. There are numerous manufacturers and models in most categories of aircraft. Both providers of fractional aircraft shares and purchasers of these shares consider the choice of aircraft based upon a variety of factors including:

•	price;
•	availability;
•	operating costs;
•	reliability;
•	speed;
•	range;
•	cabin size and features;
•	safety features and record;
•	environmental impact;
•	efficiency;
•	maintenance cost;
•	manufacturer; and
•	runway requirements.

Some of Avantair’s principal competitors are wholly or partially owned by aircraft manufacturers and/or their affiliated parent companies, which have resulted in their fleets being largely comprised of aircraft built by their respective parent companies. Although Avantair operates exclusively one aircraft type, the Company is not owned by any manufacturer, giving it a greater level of flexibility than most of its competitors.

Fractional operators must have sufficient numbers of aircraft in the fleet to provide the service required. Since fractional share buyers desire to enter the program as soon as possible after purchasing shares, operators are obligated to provide access to aircraft when the shareowner requests it. If the operator does not have ample capacity available, it must charter that capacity, a practice that can be very costly. As a result, fractional operators tend to place orders for aircraft in advance, and only sell shares within a few weeks prior to taking delivery of the aircraft. Fractional operators may also offer various flight hour card programs, which provide a certain number of flight hours to be used during a specific period of time, generally one year. The flight hour card programs subject the fractional operators to similar capacity requirements as fractional shareowners.

The capital requirements for ordering aircraft require the operator to place deposits well in advance of receiving its planes. Progress payments are made as certain milestones are achieved. The amounts of the deposits and progress payments are a function of several factors including the price of the underlying plane, the creditworthiness of the buyer, and the time until delivery. The majority of the payments are generally made upon delivery. As of March 5, 2010, the Company has paid $7.2 million in deposits for these future aircraft deliveries and will make additional deposits totaling $13.0 million on these future deliveries at various dates throughout the term of the contract.

How Avantair’s Fractional Ownership Program Works

Each of Avantair’s current aircraft is available to fractional owners for a total of 800 flight hours per year. Those hours are then divided into blocks of ownership, beginning at fifty hours per year (a one-sixteenth share of the aircraft), and these partial ownership shares are sold to buyers. A share of an aircraft currently can be purchased from Avantair starting at $425,000 for a one-sixteenth share. Purchase prices for larger interests are slightly discounted. Each fractional owner must enter into a Management and Dry Lease Exchange Agreement with Avantair as part of the purchase of shares in an Avantair aircraft. A monthly maintenance and management fee, currently $9,650, is assessed per 1/16th share owned. This fee covers any direct costs in operating and maintaining the aircraft, other than fuel surcharges which are based on actual aircraft usage. This is unlike most other fractional programs, which generally charge fractional owners an occupied hourly rate for use of the aircraft. All programs have fuel surcharges, but due to the efficiency of the Avanti and the way Avantair calculates its management fee, Avantair believes its surcharges tend to be less than those charged by its competitors. Any landing fees, excess catering fees, applicable international fees and taxes are billed to the owner. Monthly fees are adjusted upwards on each anniversary date by the greater of either the current Consumer Price Index or 3.75%, but will not exceed the then-current rate offered to new share owners.

Each fractional owner is allocated a certain number of flight hours per year based on the size of their ownership share. The owner may exceed the number of annual allocated hours by up to 20.0%, to the extent that the owner did not use all of their allocated hours in the prior year and/or as an advance use of the next year’s allocated hours.

Each share owner owns an “undivided interest” that cannot be affected or encumbered by the financial actions of other owners. In order to avoid scheduling conflicts, each share owner throughout Avantair’s fleet agrees to exchange use of such owner’s airplane with the other share owners in the fleet. Avantair must move planes to the necessary destinations to meet the fractional owners’ needs. Avantair keeps a certain number of core aircraft in the fleet in order to have enough planes to meet demand. Owners may sell, assign or transfer rights with respect to their undivided interest. Each owner has the right to sell their undivided interest in their aircraft to a third party with the Company’s prior written consent, which shall not be unreasonably withheld. Further, each owner is entitled to assign or transfer their undivided interest in the aircraft, but only to a wholly owned subsidiary, parent or successor in interest with the Company’s prior written consent, which shall not be unreasonably withheld.

Aircraft Usage and Scheduling

A fractional share owner is required to provide a minimum of 24 hours notice to Avantair prior to the scheduled take-off time when scheduling the first leg of a trip during non-peak travel times. During peak travel times, requests for use by owner of an aircraft must be made at least 72 hours prior to the scheduled departure date of the first leg. No later than January 1st of each year, Avantair will notify all of its fractional owners of a list of the year’s peak travel days, which will not exceed 25 days.

For all flights outside of the Primary Service Area, which varies by program and is comprised of the continental United States, as well as certain airports in geographic locations such as the Bahamas, Canada, Mexico and the Caribbean, fractional owners must request an aircraft at least 7 days prior to the scheduled date of the first leg of the trip. All such requests are completed, provided that, for each such request, the fractional owner has provided sufficient information regarding the trip to enable Avantair to schedule the trip.

The Avantair Card Program

In 2006, Avantair introduced a card program that allows a purchaser to access Avantair’s aircraft for 15 or 25 hours of flight time without the requirement to purchase ownership shares in an aircraft. The card holder purchases the entire card amount in advance and receives the same service as a fractional owner. After the card holder has exhausted the hours purchased, the holder has no further obligations to Avantair. The program offers an alternative to fractional ownership for individuals and businesses seeking to experience private aircraft travel. Avantair’s management considers its card program to be an effective means of introducing potential purchasers to its fractional ownership program. Avantair’s card program currently is priced at $105,000 for a 25 hour card. Additionally, Avantair created an introductory 25 hour card for a first flight hour card purchaser currently at a rate of $95,000.

The Axis Club Membership Program

In 2009, Avantair introduced the Axis Club Membership program. The membership program — ‘The Axis Club’ — allows a customer access flight blocks of 25 hours at a set rate for a three-year term. A one-time membership fee starts as low as $75,000 for the term. Tiered membership options are available to fit the flight needs of the customer. Each membership has a minimum required purchase of three 25 hour blocks of flight hours over the three year term. Each block of 25 flight hours has a price of $80,000 or less, depending on the membership level. The cost of each block of flight hours is also subject to an annual CPI increase. In addition, conversion options into a fractional share are also available, should a customer’s needs change throughout the course of the membership term.

Chartering

Whenever possible, Avantair will schedule an aircraft from its fleet for each request for use by a fractional owner. In the event that none of Avantair’s aircraft are available, Avantair will charter a comparable aircraft for use by the owner, provided that the fractional owner has complied with all applicable notice requirements and all other program provisions. Avantair will only charter aircraft that satisfy the Aviation Research Group US (ARG/US) Gold or Platinum rating.

Expiration of the Program

Upon the expiration of the term of Avantair’s agreement with a fractional owner, the owner shall have the option to (i) sell the owner’s interest in the aircraft and cease to participate in the Avantair program, (ii) sell their interest and purchase an interest in another aircraft that participates or will participate in the Avantair program or (iii) retain their interest and renew their participation in the program.

Sales and Marketing

Avantair targets customers based on demographic data, including net worth, household income, job title and age.

Avantair uses a variety of methods to market and advertise its various programs, including print advertising, direct mail, trade events, web site and online and referral incentives. In fiscal 2009, approximately half of Avantair’s marketing budget was allocated to print advertising. Advertising placement is based on historical data, demographics and competitive analysis.

Avantair’s direct mail advertising consists of several mailings and e-mailings per year to targeted prospective customers. Avantair also participates in live events, including aircraft display events at fixed base operators attended by owners and prospective owners. The events are targeted geographically and costs are often shared with the aircraft manufacturer to reduce the cost to Avantair.

As part of its marketing, Avantair maintains a web site at www.avantair.com. All of Avantair’s collateral and print marketing materials, direct mail, email and video materials direct prospective buyers to its web site.

Public relations efforts are driven by editorial opportunities and news pitches to key editors. Recent editorial placements include magazines such as Robb Report, Forbes and Business Jet Traveler, as well as travel and aircraft industry publications. An owner electronic newsletter, Contrails, is published quarterly with pertinent news, purchase reinforcement and any new programs.

An important element of Avantair’s marketing strategy is referral incentives. Approximately 30.0% of new share sales during 2005 and 2006 have been generated from referrals from existing share owners. Approximately 40.0% of new share sales during 2007 and 2008 have been generated from referrals from existing share owners. Approximately 70.0% of new share sales during 2009 have been generated from referrals from existing share owners. Under Avantair’s referral incentive program, a fractional owner who refers a customer to Avantair receives a choice, dependent on the number of referrals, of additional allocated hours of flight time or items such as a Vespa or motorcycle.

One internal measurement used to assess future sales is leads generated by both the sales force and the other marketing methods described above. The number of Avantair’s sales leads has nearly doubled over the past year. While many leads do not turn into sales, they provide the basis for future sales. Another important indicator is demonstration flights. A very high percentage of potential buyers of shares will request a demonstration flight on one or more aircraft types and on one or more products from different fractional operators. Avantair’s demonstration flights cost the potential buyer approximately $4,000 per hour, with the price charged deducted from the purchase only in the event that a share or shares are ultimately purchased.

Avantair’s sales department is comprised of a senior executive vice president of sales and marketing, vice president of sales, regional sales directors and regional sales managers supported by a sales department and a marketing department. Avantair’s sales staff is compensated with a base salary plus commissions.

Fleet and Geographic Scope

As of March 5, 2010, Avantair operated 55 aircraft within its fleet which is comprised of 46 aircraft for fractional ownership, 5 company-owned core aircraft and 4 leased and company-managed aircraft.

At March 5, 2010, Avantair had 52 additional Piaggio aircraft on order. Currently, all of the fractional aircraft in Avantair’s fleet are Piaggio Avanti turboprops. In addition, on October 17, 2006, Avantair announced orders for 20 Embraer Phenom 100 aircraft. The Phenom 100 is in the Very Light Jet category of business jets, with the largest cabin in the category. On June 20, 2008, Avantair assigned its rights and obligations to the purchase agreement for the purchase of these 20 Embraer Phenom 100 aircraft to a wholly owned subsidiary, called Share 100 Holding Co., LLC. On the same date, Avantair sold 100 percent of the Class A membership interest of the LLC, with the rights and obligations to 18 of the 20 aircraft, to a third party called Executive AirShares Corporation; Avantair retains the Class B membership interest of the LLC, with the rights and obligations to purchase aircraft 19 and 20. If Executive AirShares Corporation defaults under its obligations as a Class A member of the LLC, Avantair will then be responsible for the rights and obligations of the remaining undelivered aircraft.

Avantair has focused its sales efforts to date on a national basis. A fractional owner is entitled to board a plane at the location of his/her choosing. The costs of moving a plane, or repositioning it, are borne by Avantair. These costs have been very significant due to fuel, pilots and crew and maintenance costs arising from increased overall usage of the aircraft. As the number of planes in Avantair’s fleet increases, Avantair believes that the relative amount of repositioning should decline. As the size of Avantair’s fleet reaches a critical mass, aircraft will be positioned in strategic locations based on travel patterns. Those locations are frequently determined through the usage of a software optimization program. In addition, Avantair incurs costs associated with pilots and crew, such as transportation to flight departure locations, per diems, meals and hotel expenses. As Avantair’s fleet expands, crews will be domiciled in cities frequented by fractional owner and flight hour card holder flights. This presents an opportunity for Avantair to leverage more favorable discounts for air and hotel due to volume, as well as making more efficient use of pilot and crew work hours.

Avantair believes that operating a very limited number of aircraft models provides it with cost and operating advantages relative to other fractional aircraft operators that may operate as many as 24 different aircraft models. Among the advantages of operating a limited number of aircraft models are:

•	Maintenance — Reduces costs of repair and maintenance by enabling nearly every member of Avantair’s maintenance staff to service all of its aircraft, plus reduced repositioning of an aircraft results in fewer flight hours and therefore less frequent maintenance;
•	Pilot Training — Pilots need to be certified for a given aircraft model, therefore the operation of a limited number of models means that nearly all employed pilots are available to operate any aircraft in the fleet.
•	Inventory — Fewer parts need to be inventoried which reduces the overall cost of inventory. Due to the uniformity of the fleet, Avantair is exposed to lower capital investment and inventory due to interchangeability of parts and the greater ease of troubleshooting.

Avantair is the sole fleet provider of the Piaggio Avanti aircraft in North America. The Piaggio Avanti has a unique design that uses forward wing technology which the Company believes allows it to both provide the fastest speed of any turboprop and yet have an unusually large cabin relative to aircraft in its category. The Piaggio Avanti also compares favorably to light jets as the Piaggio Avanti has the lowest fuel usage in the category. This aircraft also allows access to a greater number of airports than most of the jets in its category since it has the capability to land on shorter runways.

The Piaggio Avanti has several features such as:

•	Stand-up Cabin — A stand-up cabin and a private lavatory, which is unique in its category.
•	Flying Capacity — Ability to fly 1,300 nautical miles with five passengers, luggage and a full fuel load.

•	Speed — Fastest turboprop manufactured, with jet-like speed of 458 mph.
•	Runway capability — Ability to land on shorter runways allowing access to a greater number of airports.

•	Comfortable Ride — Sound dampening interior and rear mounted props, which help deliver a quiet ride.

•	Safety — Since its introduction in 1989, there has not been a fatal accident involving a Piaggio Avanti. In addition, the Avanti’s wing design reduces the effects of turbulence and its de-icing system reduces the impact of inclement weather on aircraft operation.

Avantair believes that the pricing structure afforded by utilizing the Piaggio Avanti allows Avantair to attract a customer desiring quality at a lower price point. Offering the cabin cross section of a mid-size aircraft and fuel efficiency of a turboprop, along with no hourly fees, allows Avantair to lower the cost of private air travel for a broader range of consumers.

Flight Operations

Avantair’s Operations Control Center is made up of four departments that all play a role in an Avantair program participant’s trip from the first phone call to completion of the trip at the final destination:

•	Owner Services
•	Pilot Services
•	Flight Specialists
•	Flight Following

After a purchase with Avantair in one of our various programs, an owner is assigned an Owner Services team. This team assists the owner in scheduling flights and making necessary arrangements based on the owner’s flight requirements, including coordinating with Avantair’s Operations Control Center.

The flight scheduling process begins when an owner contacts the owner’s Owner Services team. When an owner contacts Avantair to schedule a flight, an assigned Owner Services team member handles the request. The team member will ask for all details of the proposed trip, including airport of departure and arrival as well as fixed base operation preference. This department also handles any ground transportation and/or catering orders.

The trip request is subject to an approval process with the Flight Specialist. After approval, the trip is entered into Avantair’s FlightOps computer system by Owner Services. The trip request is then delivered to the owner for approval. This is used as a quality control so that Avantair is sure it has all the correct details of the owner’s trip. After a signed confirmation is received from the owner, Owner Services will confirm this trip reservation in FlightOps. The night before and the morning of the trip, Owner Services reconfirms all ground and/or catering requests for quality control.

The day before the trip, the flights will be assigned to an Avantair aircraft by the Flight Specialist. The Flight Specialist then confirms the availability and location of the aircraft for the next day in an effort to ensure that the owner gets the optimal schedule with the least amount of repositioning time. This confirmation process also takes into consideration the crew duty, rest and flight time regulations.

The job of Pilot Services is to schedule pilots for flights and arrange accommodations for pilots away from their base of operations. Pilot Services is also responsible for the crew scheduling of all aircraft.

Flight Following tracks all current flights that are in progress through direct contact with the crew and through FlightOps. Flight Following monitors weather conditions and other situations which may lead to delays, and works with the flight crews and the Operations Control Center to resolve delays as quickly as possible.

Pilot Hiring and Training

Avantair selects and hires pilots based on a detailed screening process, including interviews, assessments of the candidate’s knowledge of Avantair’s aircraft, applicable regulations and flight skills, and background checks. All pilots are initially hired into first officer positions. Minimum requirements for initial hires include:

•	2,500 hours of total flight time;
•	1,000 multi-engine flight hours; and
•	250 flight hours within the previous 12 months.

All pilots must complete FAA required and approved ground and flight training prior to flying any flight leg for any of Avantair’s fractional owners. Further, all of Avantair’s pilots must fulfill ongoing training requirements. Avantair’s pilots have an average of over 6,200 hours of total flight time.

Aircraft Maintenance

Avantair aircraft maintenance follows a schedule of inspections based on the numbers of hours flown at the recommendation of the aircraft manufacturer and approval of the FAA. This schedule consists of four levels of inspection — A, B, C and D checks. An A check occurs at every 150 flight hours; a B check at every 600 flight hours; a C check at every 1,500 flight hours; and a D check at every 3,000 flight hours. The scheduled maintenance events, as well as unanticipated events, result in an average downtime of one day for A checks, two days for B checks, five days for C checks and twenty-one days for D checks. As a condition of employment, all of Avantair’s maintenance technicians must have an FAA license and are subject to a background check and drug screening prior to employment. Avantair’s Lead Technicians and Supervisors attend the FAA-approved Piaggio factory training program at Flight Safety. In addition, training is provided at the Rockwell Collins factory school as well as Pratt & Whitney Powerplant (engine) school. Avantair’s main maintenance base and its Maintenance Control Center, which oversees and coordinates all maintenance activity on Avantair’s aircraft, is located in Clearwater, Florida and is staffed 24 hours a day and seven days a week. The average years of experience is over 17 years for Avantair’s maintenance technicians, 20 years for its maintenance controllers and over 25 years for its maintenance quality control staff.

In April 2008, the Company terminated its Airframe Maintenance contract with its third party vendor and began to manage the Airframe Maintenance Program on an internal basis. In January 2009, the Company replaced a former engine service vendor with another nationally recognized, FAA certified engine maintenance vendor.

Competition

Avantair faces competition from other fractional aircraft operations. Avantair’s primary competitors are NetJets, a subsidiary of Berkshire Hathaway, Flight Options, FlexJet, a Bombardier subsidiary, and CitationShares, which is 75.0% owned by Cessna, a wholly-owned Textron subsidiary. None of these competitors are stand-alone entities like Avantair and all of these competitors are significantly larger than Avantair and with more resources. Some of these companies are subsidiaries of business jet manufacturers, which Avantair’s management believes may hamper their flexibility in purchasing aircraft. According to AvData, five companies have 10.0% or more of the total market for fractional aircraft, based upon the units in operation — NetJets, Flight Options, FlexJet, CitationShares, and Avantair, with NetJets having a market share of approximately 50.0% and Flight Options, FlexJet, and CitationShares having a combined market share of approximately 35.0%. According to AvData, as of October 2009, Avantair had an approximate market share of 10.0%.

Avantair and other fractional airlines also face competition from charter airlines, air taxis and commercial airlines. Some of these competitors offer greater selection of aircraft (including jet aircraft), some of which permit owners to fly greater distances or at greater speeds, travel with a greater number of passengers and on shorter advance notice before flying.

Avantair’s management believes that fractional and flight hour card aircraft operators compete on the basis of aircraft model and features, price, customer service and scheduling flexibility. Avantair’s management believes that customers are generally willing to continue to use the same aircraft operator so long as such operator provides satisfactory service with competitive pricing. Avantair’s management believes that the quality of its aircraft and service, and the value it provides to its customers, enables it to compete effectively against its larger competitors.

Information Technology

Avantair’s core software application, FlightOps, is designed, developed, and licensed by Bitwise Solutions, Inc. for use in Avantair’s Operations Control Center to plan, schedule and track fractional owner trips as well as manage its fleet. FlightOps uses Oracle as its database server.

Avantair has invested in an efficient high-performance computing environment that includes Dell PowerEdge servers with the latest commercially available Windows-based operating system. In addition, Avantair has approximately 100 Fujitsu Tablet PCs that are used as part of its pilots’ Electronic Flight Bag. These PCs are equipped with core software applications that include navigational aids, flight charts, and aircraft manuals.

Avantair currently has two agreements with Application Services Providers:

•	Salesforce — Customer Relationship Management Sales Force Automation; and
•	Corridor — Enterprise Resource Management Aviation Service Software (Maintenance, Inventory and FBOs).

Government and Other Regulations

Avantair, like all air carriers, is subject to extensive regulatory and legal compliance requirements, both domestically and internationally. In addition to state and federal regulation, airports and municipalities enact rules and regulations that affect aircraft operations. The FAA regulates Avantair’s activities, primarily in the areas of flight operations, maintenance, and other safety and technical matters. FAA requirements cover, among other things, security measures, collision avoidance systems, airborne windshear avoidance systems, noise abatement and other environmental concerns, and aircraft safety and maintenance procedures. Specifically, the FAA may issue mandatory orders, relating to, among other things, the grounding of aircraft, inspection of aircraft, installation of new safety-related items and removal and replacement of aircraft parts that have failed or may fail in the future.

The FAA also has authority to issue air carrier operating certificates and aircraft airworthiness certificates and regulate pilot and other employee training, among other responsibilities. Avantair’s management of fractional aircraft is regulated by the FAA under Part 91, subpart K of the Federal Aviation Regulations (“FARs”), and the FAA has issued Management Specifications reflecting Avantair’s authority to manage such aircraft. In some cases, including all current international operations, the FAA deems Avantair to transport persons or property by air for compensation. Such “charter” operations are regulated under Part 135 of the FARs, and Avantair’s authority to conduct those operations is reflected in an Air Carrier Operating Certificate with operating specifications. Both types of FAA authority potentially are subject to amendment, suspension or revocation. From time to time, the FAA issues rules that require aircraft operators to take certain actions, such as the inspection or modification of aircraft and other equipment.

Avantair’s charter operations under Part 135 also are subject to economic regulation by the U.S. Department of Transportation (“DOT”). To retain its DOT registration as an air taxi, Avantair must remain a U.S. citizen; that is, U.S. citizens must actually control Avantair, at least 75.0% of Avantair’s outstanding voting stock must be owned and controlled by U.S. citizens, and the President and two-thirds of the directors and other managing officers must be U.S. citizens. Avantair’s organizational documents provide for the automatic reduction in voting power of common stock owned or controlled by non-U.S. citizens if necessary to maintain U.S. citizenship. If Avantair cannot maintain its U.S. citizenship, it would lose its ability to conduct its charter operations (though not its fractional program manager operations).

Aircraft operators also are subject to various other federal, state and local laws and regulations. The Department of Homeland Security (“DHS”) has jurisdiction over virtually all aspects of civil aviation security and arrivals into and departures from the United States. Avantair is also subject to inquiries by DOT, the FAA, and other U.S. and international regulatory bodies.

Environmental Regulation

Many aspects of Avantair’s operations also are subject to increasingly stringent federal, state, local and foreign laws and regulations protecting the environment concerning emissions to the air, discharges to surface and subsurface waters, safe drinking water, and the management of hazardous substances, oils, and waste materials. Future regulatory developments in the U.S. and abroad could require aircraft operators to take additional action to maintain compliance with applicable laws. For example, potential future actions that may be taken by the U.S. government, foreign governments, or the International Civil Aviation Organization to limit the emission of greenhouse gases by the aviation sector are unknown at this time but could require significant action from aircraft operators in the future.

Avantair is also subject to other environmental laws and regulations, including those that require it to remediate soil or groundwater to meet certain objectives. Under the federal Comprehensive Environmental Response, Compensation and Liability Act (commonly known as “Superfund”) and similar environmental cleanup laws, generators of waste materials, and owners or operators of facilities, can be subject to liability for investigation and remediation costs at facilities that have been identified as requiring response actions. Certain operations of Avantair are also subject to the oversight of the Occupational Safety and Health Administration (OSHA) concerning employee safety and health matters. Avantair also conducts voluntary remediation actions. Environmental cleanup obligations can arise from, among other circumstances, the operation of fueling facilities, and primarily involve airport sites. Future costs associated with these activities are not expected to have a material adverse effect on Avantair’s business.

Risk of Loss and Liability Insurance

The operation of any fractional aircraft business includes risks such as mechanical failure, physical damage, collision, property loss or damage due to events beyond the operator’s control. Avantair carries an all-risk aviation insurance policy (subject to standard aviation exclusions and provisions) which offers protection for physical damage to the hull, bodily injury to passengers, as well as third party bodily injury and property damage. While Avantair believes that its present insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that Avantair will always be able to obtain adequate insurance coverage at reasonable rates.

Legal Proceedings

From time to time, the Company is party to various legal proceedings in the normal course of business. It is expected that these claims would be covered by insurance subject to customary deductibles. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. As of March 5, 2010, there were no legal proceedings which the Company would anticipate having a material adverse effect on its financial position, results of operations or cash flows.

Employees

As of March 5, 2010, Avantair had approximately 450 full-time employees, 40 of whom were management and 410 of whom were operational. Avantair believes that it has good relations with its employees.

Facilities

Avantair leases its corporate headquarters and hangar space, which is approximately 125,000 square feet at 4311 General Howard Drive, Clearwater, Florida under two leases that each expire on April 30, 2020. In addition, Avantair currently leases the following principal properties:

•	approximately 17,752 square feet of office and hangar space at 125 Passaic Avenue, Caldwell, New Jersey under a lease that expires on October 31, 2018; and
•	approximately 65,258 square feet of office and hangar space at 575 Aviation Drive, Camarillo, California under a lease that expires on August 1, 2021.

MANAGEMENT

Executive Officers and Directors

The Company’s current directors and executive officers are as follows:

Barry J. Gordon	64	Chairman of the Board
Steven Santo	42	Chief Executive Officer and Director
Arthur H. Goldberg	67	Director
Richard B. DeWolfe	65	Director
Stephanie A. Cuskley	49	Director
A. Clinton Allen	66	Director
Robert J. Lepofsky	65	Director
Richard A. Pytak Jr.	47	Chief Financial Officer
Kevin Beitzel	41	Chief Operating Officer

Barry J. Gordon.  Mr. Gordon has been Avantair’s (formerly known as Ardent Acquisition Corporation) Chairman of the Board since its inception. Mr. Gordon has nearly 40 years of experience in evaluating aviation industry securities, including membership for 25 years in the Society of Airline Analysts (with 5 years as its president), and over 30 years experience in the senior management of a mutual fund specializing in the airline, aerospace and technology industries. Mr. Gordon served as executive vice president of American Fund Advisors, Inc. from September 1978 until December 1980, as its president from December 1980 until May 1987 and has been its chairman of the board since May 1987. American Fund Advisors is a private money management firm that manages money for high net worth individuals, pension and profit sharing plans. Mr. Gordon has been a director of American Fund Advisors since December 1980. From December 1991 to March 2005, he was president, and from December 1991 to December 1993, he was director, of the John Hancock Technology Series, Inc., an investment company. Since September 1999, Mr. Gordon has been President, Chief Executive Officer and a director of BlueStone AFA Management, LLC, the general partner of the AFA Private Equity Fund 1 (formerly BlueStone AFA Fund), a venture capital fund providing equity capital for public and private companies primarily in the technology sector, and since January 2000, he has been a director of the AFA Private Equity Fund. Mr. Gordon had been Chairman of the Board and Chief Executive Officer of North Shore Acquisition Corp., a blank check company formed in June 2007 for the purpose of effecting a business combination with an operating business, since its inception in June 2007 until August 2009. Mr. Gordon has also been chairman of the board and Chief Executive Officer of the New Jersey Cardinals, a Class A affiliate of the St. Louis Cardinals, from February 1990 until April 2006 and the Norwich Navigators, a Class AA affiliate of the San Francisco Giants, from March 1991 until April 2005. He also served as a director of Winfield Capital Corp., an Over The Counter Bulletin Board listed small business investment company, from October 1995 to October 2005. In 1992, Mr. Gordon was awarded Entrepreneur of the Year for Long Island in financial services. Mr. Gordon received a B.B.A. from the University of Miami and an M.B.A. from Hofstra University.

Steven F. Santo.  Mr. Santo has served as Chief Executive Officer, President and a Director of Avantair since its inception in June 2003 and Skyline Aviation Services, Inc. since June 2002. Mr. Santo is a licensed, commercially-rated pilot who has been flying for approximately 21 years. From 1995 through 2001, Mr. Santo practiced law as an attorney in private practice, concluding his law practice in 2001 as a name partner at the firm of Fields, Silver & Santo. From 1992 to 1995, Mr. Santo served as an Assistant District Attorney in New York working in the office’s major crimes unit. Mr. Santo received a J.D. from St. Johns’ University School of Law and a bachelor’s degree from Villanova University and has earned an Professional Director Certification issued by the Corporate Directors Group, an accredited educational organization of RiskMetric ISS Governance Services.

Arthur H. Goldberg.  Mr. Goldberg has been a member of Avantair’s (formerly known as Ardent Acquisition Corporation) Board of Directors since inception. Mr. Goldberg has served as a member of Corporate Solutions Group since January 2000. From February 1994 to December 1999, Mr. Goldberg served president of Manhattan Associates, an investment and merchant banking firm. Mr. Goldberg has been a trustee of Ramco-Gershenson Properties Trust (formerly named RPS Realty Trust), a New York Stock Exchange listed real estate investment trust, since 1998. Mr. Goldberg has been a director of North Shore Acquisition

Corp., a blank check company formed in June 2007 for the purpose of effecting a business combination with an operating business, since its inception in June 2007. Mr. Goldberg received a B.S. (cum laude) from New York University Stern School and a J.D. from the New York University School of Law.

Richard B. DeWolfe.  Mr. DeWolfe was appointed to the Board effective January 29, 2009. Mr. DeWolfe is Managing Partner of DeWolfe & Company, LLC, a real estate management and investment consulting firm. He serves as a Director and Chairman of the Audit Committee of Manulife Financial Corporation which is the parent company of John Hancock Financial Services, Inc. He is also a director of The Boston Foundation; Trustee of Boston University; Trustee of the Marine Biological Laboratory; and an honorary director of The Boston Center for Community and Justice. He was formerly Chairman and CEO of The DeWolfe Companies, Inc., the largest homeownership organization in New England, which was previously listed on the American Stock Exchange and acquired by Cendant Corporation in 2002. Mr. DeWolfe was formerly Chairman and Founder of Reliance Relocations Services, Inc. and was formerly Chairman of the Board of Trustees, Boston University. Mr. DeWolfe holds a BAS, Marketing and Finance from Boston University and has earned an Professional Director Certification issued by the Corporate Directors Group, an accredited educational organization of RiskMetric ISS Governance Services.

Stephanie A. Cuskley.  Ms. Cuskley has served as a member of Avantair’s Board of Directors since 2007. In addition, Ms. Cuskley has been on the Board of Directors of Insituform Technologies Inc. (NASDAQ:INSU) since 2005 and is chair of its audit committee. On January 19, 2009, she was appointed to the position of Chief Executive Officer of NPower, a nonprofit information technology services network. She also serves as the Executive Director of NPower NY, an affiliated organization of NPower. From 2003 thru 2005, Ms. Cuskley was a Managing Director with JPMorgan Chase where she headed the Investment Banking Coverage for the firm’s mid-cap clients located in the eastern US. Ms. Cuskley joined JPMorgan Chase in 1994 and spent 7 years in high yield origination. From 2001 to 2003, she led a global culture and leadership development initiative sponsored by the firm’s CEO and Executive Committee. Prior to joining JPMorgan Chase, Ms. Cuskley was an Executive VP with Integrated Resources, a large NY-based financial services company, and advised on their financial restructuring. She started her investment banking career in 1985 at Drexel Burnham Lambert as a corporate finance generalist. She is also a commissioner and co-head of the Economic Development committee of the NYC Mayor’s Commission on Women’s Issues and a member of the Resources Development Committee for United Way of New York City. Ms. Cuskley received her MBA from Cornell and her BA from the University of Toronto.

A. Clinton Allen.  Mr. Allen has served as a member of Avantair’s Board of Directors since 2007. Mr. Allen is the CEO of A. C. Allen & Company, a private investment banking consulting firm. He is the Lead Director of Steinway Musical Instruments, one of the world’s largest manufacturers of musical instruments. He is also a member of the board of directors of Brooks Automation, Inc., which provides integrated tool and factory automation solutions for the global semiconductor and related industries, the board of directors and Executive Committee of LKQ Corporation, the largest nationwide provider of recycled OEM automotive parts and Chairman of the Board of Collectors Universe, a high end provider of collectible grading. He served on the board of directors of Blockbuster Entertainment Corporation from 1986 until its acquisition by Viacom/Paramount in September 1994. Mr. Allen graduated from Harvard University and serves on the Executive Committee of the Friends of Harvard Football, as well as the Harvard Visiting Committee on University Resources and the Harvard Major Gifts Committee. He is a member of the Board of Directors and the President’s Council of the Massachusetts General Hospital. Mr. Allen has earned an Advanced Professional Director Certification issued by the Corporate Directors Group, an accredited educational organization of RiskMetric ISS Governance Services.

Robert J. Lepofsky.  Mr. Lepofsky has served as a member of Avantair’s Board of Directors since 2007. Mr. Lepofsky has been the President, Chief Executive Officer and Director of Brooks Automation, Inc., a publicly held producer of automation, vacuum and instrumentation solutions for the global semiconductor industry since October 2007. Mr. Lepofsky has also been Chairman of Westcliff Capital Group, a private holding company since November 2006. After serving for ten years on the Board of Directors of Ensign-Bickford Industries, Inc., a broadly diversified, privately-held corporation with business interests ranging from food flavorings, industrial manufacturing, aerospace defense products and real estate development, Mr. Lepofsky became President and Chief Executive Officer of Ensign-Bickford in January 2005, a

position he held until his retirement in November, 2006. From January 1989 to December 2004, Mr. Lepofsky was President and Chief Executive Officer of Helix Technology Corporation, a publicly-held producer of innovative vacuum systems for the semiconductor industry. Mr. Lepofsky previously served as its Senior Vice President and Chief Operating Officer from 1979 through 1988. From January 2005 Mr. Lepofsky was non-executive Chairman of the Board of Helix, a position he held until October 2005 when Helix merged with Brooks Automation, Inc. In the not-for-profit sector Mr. Lepofsky is a member of the Board of Overseers of the Boston Symphony Orchestra and a Life Trustee at the Beth Israel Deaconess Medical Center — a major Harvard teaching hospital in Boston. Mr. Lepofsky received his B.S. degree from Drexel Institute of Technology and has earned an Professional Director Certification issued by the Corporate Directors Group, an accredited educational organization of RiskMetric ISS Governance Services.

Richard A. Pytak Jr.  Mr. Pytak has been the Chief Financial Officer since April 14, 2008. Prior thereto, Mr. Pytak was the Company’s Vice President of Finance since joining the Company in February 2008. Prior to joining Avantair, Mr. Pytak served as Group Controller of Gibraltar Industries, Inc., from August 2003 to January 2008 and as Treasurer from June 1998 to July 2003. Gibraltar Industries, Inc. is a leading manufacturer, processor, and distributor of products for the building, industrial, and vehicular markets, with annual sales of over $1 billion dollars in 2007.

Kevin Beitzel.  Mr. Beitzel has been the Chief Operating Officer since February 8, 2008. Mr. Beitzel served as the Company’s Executive Vice President of Maintenance and Operations from September 2007 to February 8, 2008. From December 2005 through August 2007, Mr. Beitzel served as the Company’s Vice President of Maintenance. Prior to joining Avantair, Mr. Beitzel served as Director of Vendor Maintenance at US Airways from February 2005 to December 2005. From July 1999 to February 2005 Mr. Beitzel served as Maintenance Operations Manager at US Airways.

Corporate Governance and Board of Directors Matters

The affairs of Avantair are managed by the Board of Directors, which is comprised of at least a majority of independent directors. Each member of the Board of Directors is elected at the annual meeting of stockholders each year or appointed by the incumbent Board of Directors and serves until the next annual meeting of stockholders or until a successor has been elected or approved.

Current Members of the Board of Directors

The members of the Board of Directors on the date of this Registration Statement, and the committees of the Board of Directors on which they serve, are identified below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Barry J. Gordon
Arthur H. Goldberg	†6	†6	†6
Steven Santo
Stephanie A. Cuskley	Chair		†6
A. Clinton Allen		Chair
Robert J. Lepofsky	†6	†6	Chair
Richard B. DeWolfe	†6	†6

Role of the Board of Directors’ Committees

The Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees.

Audit Committee.  The Audit Committee is responsible for assist Avantair’s Board in fulfilling the oversight responsibilities it has under the law with respect to financial reports and other financial information provided by Avantair to the public, Avantair’s systems of internal controls regarding finance and accounting that management and the Board have established and Avantair’s auditing, accounting and financial reporting processes generally. The current charter of the Audit Committee was revised on September 18, 2008, and is available in the Investors section of Avantair’s website ( www.avantair.com). A copy of this charter may also be obtained upon request from Avantair’s Corporate Secretary. The audit committee consists of four directors, Ms. Cuskley and Messrs. Goldberg, Lepofsky, and DeWolfe each of who are considered independent within the meaning of SEC regulations and the listing standards of the Nasdaq Global Market. The Company’s audit committee includes at least one member who has been determined by the board of directors to meet the qualifications of an “audit committee financial expert” (as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002). Ms. Cuskley is the independent director who has been determined to be an audit committee financial expert and serves as the chairperson of the audit committee. The Audit Committee met seven times during the fiscal year ended June 30, 2009.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of Avantair’s Corporate Governance Charter. In addition, the Nominating and Corporate Governance Committee develops and reviews background information on candidates for the Board of Directors and makes recommendations to the Board of Directors regarding such candidates. The Nominating and Corporate Governance Committee also evaluates and makes recommendations to the Board of Directors in connection with its annual review of director independence. The current charter of the Nominating and Corporate Governance Committee is available in the Investors section of Avantair’s website (www.avantair.com). A copy of this charter may also be obtained upon request from Avantair’s Corporate Secretary. All of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the Nasdaq Global Market. The members of the corporate governance and nominating committee are Ms. Cuskley and Messrs. Goldberg and Lepofsky. Mr. Lepofsky serves as chairman of the corporate governance and nominating committee. The Nominating and Corporate Governance Committee met three times during the fiscal year ended June 30, 2009.

Compensation Committee.  The compensation committee of the board of directors reviews, makes recommendations to the board and approves the Company’s compensation policies and all forms of compensation to be provided to the executive officers and directors, including, among other things, annual salaries, bonuses, stock options and other incentive compensation arrangements. In addition, the compensation committee administers the Company’s stock plans, including reviewing and granting stock options, with respect to its executive officers and directors, and may from time to time assist the board of directors in administering its stock plans with respect to all of the other employees. The compensation committee also reviews and approves other aspects of compensation policies and matters. The current charter of the Compensation Committee was revised on September 18, 2008, and is available in the Investors section of Avantair’s website (www.avantair.com). A copy of this charter may also be obtained upon request from Avantair’s Corporate Secretary. All of the members of the Compensation Committee are independent within the meaning of the listing standards of the Nasdaq Global Market. The current members of the compensation committee are Messrs. Allen, Goldberg, Lepofsky, and DeWolfe. Mr. Allen serves as chairman of the Compensation Committee. The Compensation Committee met two times during the fiscal year ended June 30, 2009.

Executive Sessions of the Independent Directors

The Company’s “non-employee” directors (as determined under the listing standards of the Nasdaq Global Market) typically meet at each regularly scheduled meeting of the Board of Directors, in executive session without any management present. No single director has been chosen to preside at all of such meetings. Instead, a director is selected at each such meeting to preside over such meeting. See the section titled “Stockholder Communication with the Board of Directors” for the method for interested parties to make their concerns known to an independent director, or the independent directors as a group.

Board of Directors Meetings during Fiscal 2009

The Board of Directors held a total of seven meetings during the fiscal year ended June 30, 2009. All directors attended 75.0% or more of the aggregate number of Board of Directors meetings and committee meetings. The Chairman of the Board presides over all meetings of the Board of Directors.

Policy Regarding Attendance at Annual Meeting of Stockholders

Avantair encourages all directors to endeavor to attend all annual stockholders meetings, absent unanticipated personal or professional obligations which preclude them from doing so. The majority of Avantair’s directors attended the 2009 Annual Meeting.

Stockholder Communication with the Board of Directors

The board of directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The chairman of the nominating and corporate governance committee will be primarily responsible for monitoring communications from stockholders and other interested parties and will provide copies or summaries of such communications to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the chairman of the nominating and corporate governance committee considers to be important for the directors to know.

Stockholders and other interested parties who wish to send communications on any topic to the board of directors should address such communications to chairman of the corporate nominating and corporate governance committee at the address provided on the first page of this registration statement.

Code of Conduct and Professional Ethics

The Company’s board of directors has adopted a code of conduct and professional ethics that applies to all of its directors, employees and officers, including its principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of the Company’s code of conduct and professional ethics is posted on its website at www.avantair.com under the Corporate Governance section. The Company intends to disclose future amendments, if any, to certain provisions of its code of conduct and professional ethics, or waivers of such provisions, applicable to its directors and executive officers, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, at the same location on its website identified above and also in a Current Report on Form 8-K within four business days following the date of such amendment or waiver. The inclusion of the Company’s website address in this registration statement does not include or incorporate by reference the information on its website into this registration statement.

Directors’ Compensation

Upon the recommendation of the compensation committee, the full board of directors approved an annual compensation arrangement for the Company’s independent directors effective February 23, 2007. Such arrangement is comprised as follows:

Annual Fee.  Each director, other than those directors serving as employees, receives an annual cash retainer in the amount of $40,000, paid quarterly in arrears. Each director has the option to receive, in whole or in part, such amount in cash or hours flown in Company aircraft. The hours flown in Company aircraft will be valued at estimated fair market value. Mr. Gordon will receive an additional $35,000 in annual cash compensation for service as the non-Executive Chairman.

Audit Committee Chair.  The chair of the audit committee, Ms. Cuskley, receives an additional annual cash compensation of $20,000 as the audit committee chair.

In March 2008, Avantair granted 3,000 shares of restricted stock to each of the then five non-employee directors on the Company’s Board of Directors. In addition, on May 2009, Avantair granted 3,000 shares of restricted stock to each of the six non-employee directors on the Company’s Board of Directors. The restricted shares granted to the director’s vest one third upon each of the next three successive annual meetings, subject to the grantee’s continued service on the Board of Directors.

The following director compensation table shows the compensation paid in fiscal year ended June 30, 2009 to the Company’s non-employee directors:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock Awards ($)(2)	Total ($)
A. Clinton Allen	40,000	3,555	43,555
Barry J. Gordon	75,000	3,555	78,555
Arthur H. Goldberg	40,000	3,555	43,555
Robert J. Lepofsky	40,000	3,555	43,555
Stephanie A. Cuskley	60,000	3,555	63,555
Richard B. DeWolfe	40,000	3,555	43,555

(1)	The fees earned by the directors may be paid, at the director’s option, in cash and/or in hours flown in Company aircraft at estimated fair market value per hour. Messrs. Allen, Goldberg, Lepofsky and DeWolfe have chosen to be paid in hours flown in company aircraft. Mr. Gordon and Ms. Cuskley have chosen to be paid in cash.
(2)	The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2009, in accordance with Statement of Financial Accounting Standards No. 123(R). The balance remaining to be recognized over the remaining vesting period of the award is $29,852.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

The primary goals of the compensation committee of Avantair’s board of directors with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual and long-term cash and stock incentives to achievement of specified performance objectives, and to align executives’ incentives with stockholder value creation.

To achieve these goals, the compensation committee recommends executive compensation packages to the board of directors that are generally based on a mix of salary, discretionary bonus and equity awards. Although the compensation committee has not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, the Company intends to implement and maintain compensation plans that tie a substantial portion of its executives’ overall compensation to achievement of corporate goals and value-creating milestones such as the development of the Company’s products, the establishment and maintenance of key strategic relationships, reaching sales and marketing targets and the growth of its customer base as well as its financial and operational performance, as measured by metrics such as revenues and profitability.

The compensation committee performs reviews based on surveys of executive compensation paid by peer companies in the fractional aircraft industry as well as reviews other industries of similar age and size, as it sees fit, in connection with the establishment of cash and equity compensation and related policies.

In 2008, the compensation committee engaged Pearl Meyer & Partners, a compensation consultant, to conduct a competitive assessment of compensation for the Company’s executives and top management positions. The consultant provided benchmark data for each position. The survey data used for the study included aviation industry specific information, as well as broader survey data that covered a wide range of companies across all industries and revenue sizes. The consultant performed a regression analysis of the survey data to recognize differences in company revenue. With the consultant’s assistance, a comparative peer group of 7 publicly traded aviation-related companies was developed based on similarities in such measures as revenues, gross profit and dividend policies. Information from the public filings of the peer group companies was used as an additional comparative measure for equivalent positions within the Company. The peer group consisted of: PHI Inc., Air Methods Corp., Alabama Aircraft Industries Inc., Gulfstream International Group Inc., Clark Holdings Inc., Air T Inc. and Express-1 Expedited Solutions Inc.

Elements of Compensation

The compensation committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in the industry and are competitive and further the Company’s objectives of motivating achievement of its short- and long-term financial performance goals and strategic objectives, rewarding superior performance and aligning the interests of its executives and shareholders. The compensation received by the Company’s executive officers consists of the following elements:

•	base salary;
•	discretionary annual bonus;
•	equity-based long-term incentives, including stock appreciation rights and performance-based restricted stock; and
•	401(k), profit-sharing, welfare and other personal benefits

Base Salary

General Considerations

Base salaries for the Company’s executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the fractional aircraft industry. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Since January 2009, the base salary of the Chief Executive Officer has been $416,000. The annual base salary for the other executive officers range from $215,000 to $250,000. Effective October 1, 2009, the base salary of the Chief Executive Officer increased to $500,000, and the annual base salary range for the other executive officers increased to a range of $250,000 to $265,000.

The compensation committee believes that these base salary levels are commensurate with the general salary levels for similar positions in companies in a similar stage of development in the industry.

Annual Incentive Compensation

Discretionary Annual Bonus

In addition to base salaries, the compensation committee has the authority to award discretionary annual bonuses to the Company’s executive officers. The annual incentive bonuses are intended to compensate officers for achieving corporate goals and for achieving what the committee believes to be value-creating milestones.

For the fiscal year ended June 30, 2009, although no specific targets were developed, the compensation committee principally considered the named executive officers’ contributions in achieving the following objectives in their determination of appropriate levels of bonus compensation: (i) the success of the Company’s named executive officers in improving the Company’s balance sheet strength during the 2009 fiscal year, (ii) the success of the Company’s named executive officers in obtaining necessary financing for the Company’s activities during the 2009 fiscal year, (iii) the success of the Company’s named executive officers in implementing the Company’s new business model, including the deployment of the Axis Club membership program, (iv) the success of the Company’s named executive officers in achieving positive EBITDA for the Company during the 2009 fiscal year and (v) the impact of negative macro-economic and industry trends, which heightened the difficulty for the Company’s named executive officers to achieve these successes.

Long-Term Compensation — 2006 Long-Term Incentive Plan

In February 2007, Avantair’s Board of Directors and stockholders approved Avantair’s 2006 Long Term Incentive Plan (“the Plan”).

The purpose of the Plan is to further and promote the interests of Avantair, its subsidiaries and its stockholders by enabling Avantair and its subsidiaries to attract, retain and motivate employees, non-employee directors and consultants or those who will become employees, non-employee directors or consultants, and to align the interests of those individuals and Avantair’s stockholders.

Number of Shares

The maximum number of shares of Avantair common stock as to which awards may be granted under the Plan may not exceed 1,500,000 shares. Shares of Avantair common stock subject to issuance upon exercise or settlement of awards with respect to stock options, stock appreciation rights, restricted stock and restricted stock units shall count against this limit. Awards of performance units which are paid in cash are not subject to this limit and will not count against the number of shares of Avantair common stock available under the Plan. With respect to awards intending to be “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (“the Code”) the maximum amount that can be awarded in any calendar year to any participant is (i) in respect of performance units, performance-based restricted shares and restricted stock units and other awards (other than options and stock appreciation rights), 150,000 shares of Avantair common stock (or the then equivalent fair market value of such shares), and (ii) in the case of stock options and stock appreciation rights, 150,000 underlying shares of Avantair common stock. Avantair may grant awards that exceed the 150,000 share limit so long as the amount in excess of such limit is not intended to be “qualified performance-based compensation” under the code. The limits on the numbers of shares described in this paragraph and the number of shares subject to any award under the Plan are subject to proportional adjustment as determined by Avantair’s Board to reflect certain stock changes, such as stock dividends and stock splits (see “Recapitalization Adjustments” below).

If any awards under the Plan expire or terminate unexercised, the shares of common stock allocable to the unexercised or terminated portion of such award shall return to Avantair’s treasury and again be available for award under the Plan.

Administration

The administration, interpretation and operation of the Plan will be vested in the Compensation Committee of Avantair’s Board of Directors. The Compensation Committee may designate persons other than members of the Compensation Committee to carry out the day-to-day administration of the Plan.

Eligibility

The Plan permits awards to employees and non-employee directors and consultants of Avantair and its subsidiaries.

No determination has been made as to future awards which may be granted under the Plan, although it is anticipated that recipients of awards will include the current executive officers of Avantair. It is not determinable what awards under the Plan would have been received by the executive officers and directors of Avantair and its subsidiaries.

Awards under the Plan

Awards under the Plan may consist of stock options, stock appreciation rights (which are sometimes referred to as SARs), restricted shares, restricted stock units or performance unit awards, each of which is described below. All awards will be evidenced by an award agreement between Avantair and the individual participant and approved by the Compensation Committee. At the discretion of the Compensation Committee, an eligible employee may receive awards from one or more of the categories described below, and more than one award may be granted to an eligible employee.

Stock Options and Stock Appreciation Rights

A stock option is an award that entitles a participant to purchase shares of Avantair common stock at a price fixed at the time the option is granted. Stock options granted under the Plan may be in the form of incentive stock options (which qualify for special tax treatment) or non-qualified stock options, and may be granted alone or in addition to other awards under the Plan.

An SAR entitles a participant to receive, upon exercise, an amount equal to the excess of the fair market value on the exercise date of a share of Avantair common stock, over the fair market value of a share of Avantair common stock on the date the SAR was granted, multiplied by the number of shares of Avantair common stock for which the SAR has been exercised.

The exercise price and other terms and conditions of stock options and the terms and conditions of SARs will be determined by the Compensation Committee at the time of grant, and in the case of stock options, the exercise price per share may not be less than 100 percent of the fair market value of a share of Avantair common stock on the date of the grant. In addition, the term of any incentive stock options granted under the Plan may not exceed ten years. An option or SAR grant under the Plan does not provide the recipient of the option any rights as a shareholder and such rights will accrue only as to shares actually purchased through the exercise of an option or the settlement of an SAR.

If stock options and SARs are granted together in tandem, the exercise of such stock option or the related SAR will result in the cancellation of the related stock option or SAR to the extent of the number of shares in respect of which such option or SAR has been exercised.

Stock options and SARs granted under the Plan shall become exercisable at such time as designated by the Compensation Committee at the time of grant.

Payment for shares issuable pursuant to the exercise of a stock option may be made either in cash, by certified check, bank draft or money order payable to the order of Avantair, or by payment through any other mechanism permitted by the Compensation Committee, including, if the Compensation Committee so determines, by delivery of shares of Avantair common stock.

In addition, the Compensation Committee, in its sole discretion, may provide in any stock option or SAR award agreement that the recipient of the stock option or SAR will be entitled to dividend equivalents with respect to such award. In such instance, in respect of any such award which is outstanding on a dividend record date for Avantair common stock, the participant would be entitled to an amount equal to the amount of cash or stock dividends that would have paid on the shares of Avantair common stock covered by such stock option or SAR award had such shares of Avantair common stock been outstanding on the dividend record date.

Restricted Share Awards and Restricted Stock Units

Restricted share awards are grants of Avantair common stock made to a participant subject to conditions established by the Compensation Committee in the relevant award agreement on the date of grant. Restricted stock units are similar to restricted shares except that no shares of common stock are actually awarded to a participant on the date of grant and the common stock underlying the award will generally be provided to the participant after the vesting conditions have been satisfied.

Restricted shares and restricted stock units will vest in accordance with the conditions and vesting schedule, if any, provided in the relevant award agreement. A participant may not sell or otherwise dispose of restricted shares or restricted stock units until the conditions imposed by the Compensation Committee with respect to such shares and/or units have been satisfied. Restricted share awards and restricted stock units under the Plan may be granted alone or in addition to any other awards under the Plan. Restricted shares which vest will be reissued as unrestricted shares of Avantair common stock.

Each participant who receives a grant of restricted shares will have the right to receive all dividends and vote or execute proxies for such shares. Any stock dividends granted with respect to such restricted shares will be treated as additional restricted shares. Participants receiving grants of restricted stock units will not be stockholders until the common stock underlying the award is provided to them and they will not enjoy the rights of stockholders (such as receiving dividends and voting or executing proxies) until that time.

Performance Units

Performance units (with each unit representing a monetary amount designated in advance by the Compensation Committee) are awards which may be granted to participants alone or in addition to any other awards granted under the Plan. Generally, participants receiving performance unit grants will only earn such units if certain performance goals are satisfied during a designated performance period. The Compensation Committee will establish such performance goals and may use measures such as level of sales, earnings per share, income before income taxes and cumulative effect of accounting changes, income before cumulative effect of accounting changes, net income, earnings before interest and taxes, return on assets, return on equity, return on capital employed, total stockholder return, market valuation, cash flow, cash EBITDA, completion of acquisitions and/or divestitures, comparisons to peer companies, individual or aggregate participant performance or such other measure or measures of performance as the Compensation Committee determines. The participant may forfeit such units in the event the performance goals are not met. If all or a portion of a performance unit is earned, payment of the designated value thereof will be made in cash, unrestricted shares of Avantair common stock, in restricted shares or in any combination thereof, as provided in the relevant award agreement.

Performance Goals for Qualified Performance-Based Compensation

Section 162(m) of the Code limits Avantair’s ability to deduct compensation paid to its senior executive officers, unless the compensation qualifies as “qualified performance-based compensation,” as defined in that section and the regulations promulgated under that section. In order to qualify as “qualified performance-based compensation,” the material terms of the performance goals must be disclosed to Avantair’s stockholders and approved by the stockholders. Among the material terms of the performance goals are descriptions of the business criteria on which the performance goals will be based.

To the extent possible Avantair intends to have the Plan satisfy the requirements of Section 162(m) so that the Compensation Committee is able to grant awards satisfying the requirements of “qualified performance-based compensation.” Consequently, Avantair must disclose the following business criteria in establishing performance goals under the plan:

•	level of sales,
•	earnings per share,
•	income before income taxes and cumulative effect of accounting changes,
•	income before cumulative effect of accounting changes,
•	net income,
•	earnings before interest and taxes,
•	return on assets,
•	return on equity,
•	return on capital employed,
•	total stockholder return,
•	market valuation,
•	cash flow,
•	cash EBITDA,
•	comparisons to peer companies, and
•	completion of acquisitions and/or divestitures.

These performance goals will be based on any of the above business criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, as the Compensation Committee may determine. Such business criteria will have any reasonable definitions that the Compensation Committee may specify, which may include or exclude any or all of the following items: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such performance criterion or combination of such criteria may apply to a participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Compensation Committee may specify.

Recapitalization Adjustments

Awards granted under the Plan, any agreements evidencing such awards and the maximum number of shares of Avantair common stock subject to all awards, as well as the per participant per calendar year limitations described above, shall be subject to adjustment or substitution, as determined by Avantair’s Board of Directors, as to the number, price or kind of a security or other consideration subject to such awards or as otherwise determined by the Board to be equitable (i) in the event of changes in the outstanding stock or in the capital structure of Avantair by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. Avantair shall give each participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

Mergers and Other Similar Events

In the event of any of the following:

A.	Avantair is merged into or consolidated with another corporation or entity;
B.	All or substantially all of the assets of Avantair are acquired by another person; or
C.	The reorganization or liquidation of Avantair

Avantair’s Board of Directors may cancel any outstanding awards and cause the holders thereof to be paid, in cash, securities or other property (including any securities or other property of a successor or acquirer), or any combination thereof, the value of such awards as determined by Avantair Board of Directors, in its sole discretion (e.g., in the case of Stock Options, based upon the excess of the value of a share of Avantair common stock over the exercise price per share). Avantair’s Board of Directors may provide that such cash, securities or other property is subject to vesting and/or exercisability terms similar to the award being cancelled.

Amendment, Suspension or Termination of the Plan

Unless earlier terminated by Avantair’s Board of Directors, the Plan shall terminate on the date 10 years after the date the first award is granted thereunder. The Board may amend, suspend or terminate the Plan (or any portion thereof) at any time. However, no amendment shall (a) materially and adversely affect the rights of any participant under any outstanding award, without the consent of such participant (except as described below) or (b) increase the number of shares available for awards under the Plan without shareholder approval.

Section 409A of the Code provides substantial penalties to persons deferring taxable income, unless the requirements of Section 409A have been satisfied. The Plan provides the ability to issue awards that may be subject to subject to Section 409. The Plan explicitly provides the ability for Avantair’s Board of Directors to amend the Plan , without participant consent, in any way it deems appropriate, even if such amendment would materially and adversely affect the rights of participants to satisfy Section 409A and the regulations that will be issued thereunder.

401(k) and Retirement Programs

The Company has a tax-qualified employee savings and retirement plan, or 401(k) plan, which generally covers its employees. The plan is intended to qualify under Sections 401(a), 401(k) and 401(m) of the Internal Revenue Code of 1986, as amended, so that contributions, and income earned thereon, are not taxable to employees until withdrawn from the plan. Under the plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($16,500 in calendar year 2010) and have the amount of the reduction contributed to the plan. The plan also permits, but does not require, us to make matching contributions and profit-sharing contributions to the plan on behalf of participants. In addition, eligible employees may elect to contribute an additional amount of their eligible compensation as a catch-up contribution to the 401(k) plan, provided that such employees are age 50 or older ($5,500 in calendar year 2010). To date, the Company has not made any discretionary or profit-sharing contributions to the 401(k) plan.

As a tax-qualified plan, the Company can generally deduct contributions from the participants’ pre-tax compensation when made, and such contributions and their earnings are not taxable to participants until distributed from the plan. Pursuant to the terms of the plan, participants may direct the trustees to invest their accounts in selected investment options.

Nonqualified Deferred Compensation

On December 18, 2008, the Company adopted the Avantair Leadership Deferred Compensation Plan (which we sometimes refer to as the “Deferred Compensation Plan”) approved by the Board of Directors for a select group of management or highly compensated employees, and non-employee Directors, effective January 1, 2009. The Deferred Compensation Plan is comprised of an Adoption Agreement and a Basic Plan Document. The Deferred Compensation Plan is a nonqualified, unfunded deferred compensation plan that provides specified benefits to a select group of management or highly compensated employees. Specifically, the Deferred Compensation Plan is intended to:

•	provide participants with supplemental retirement benefits determined by the Company in its complete discretion (which amounts may vary by participant and which are subject to a vesting requirement); and
•	allow participants to defer compensation in excess of the amounts permitted under the Avantair Inc. 401(k) Profit Sharing Plan & Trust.

Investment returns on amounts credited pursuant to the Plan are based on one or more investment funds selected by a participant from among those provided under the Deferred Compensation Plan.

The Deferred Compensation Plan will provide the payments to a participant who separated from service in a single lump sum or in annual installments over 5, 10, or 15 years, as elected by the participant. Payments will be made in a single lump sum due to the participant’s death, disability, or termination of the Deferred Compensation Plan (under certain conditions). In addition, in the event of an unforeseeable financial emergency, a participant may make a written request to the Deferred Compensation Plan administrator for a hardship withdrawal. No income taxes are payable on amounts credited pursuant to the Deferred Compensation Plan until paid to the participant.

The Company may amend or terminate the Deferred Compensation Plan at any time.

As of June 30, 2009, the Company has made no contributions to the Plan.

Welfare and Other Benefits

The Company maintains benefit programs for its U.S. based employees, including medical and prescription coverage, dental and vision programs, short and long-term disability insurance, group life insurance and supplemental life insurance as well as customary vacation, leave of absence and other similar policies. Avantair’s Named Executive Officers are eligible to participate in these programs on the same basis as the rest of the salaried employees.

Policies Relating to Our Common Stock

Insider Trading Policy and Stock Ownership Guidelines

Avantair’s insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security, whether issued by the Company or another company, while aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. The Company restricts trading by its officers and directors, as well as other categories of employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, to quarterly trading windows that begin at the close of business on the second trading day following the date of public disclosure of the financial results for the prior fiscal quarter or year and end on the tenth calendar day of the third fiscal month of the fiscal quarter. While the Company does not have a policy that specifically prohibits its executive officers from hedging the economic risk of stock ownership in its stock, it discourages its executive officers from entering into certain types of hedges with respect to its securities. In addition, federal securities laws prohibit the executive officers from selling “short” the stock.

Tax and Accounting Considerations

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally prohibits a public company from deducting compensation paid in any year to Named Executive Officers in excess of $1.0 million. Certain compensation is specifically exempt from the deduction limit to the extent it qualifies as “performance-based” under the qualification requirements established under Section 162(m). In evaluating whether to structure executive compensation components as qualified performance-based compensation and thus, tax deductible, the Compensation Committee considers the net cost to us, its ability to effectively administer executive compensation in the long-term interest of stockholders, and the specific corporate goal underlying the various items of compensation. Stock option grants and performance share awards made to executive officers under the Company’s 2006 Long- Term Incentive Plan and cash payments under its Discretionary Annual Bonus are structured generally to be fully deductible under Section 162(m). The Compensation Committee believes, however, that it is important to preserve the flexibility in administering compensation programs in a manner designed to promote corporate goals.

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. In general, it is the Company’s intention to design and administer its compensation and benefits plans and arrangements for all of its employees so that they are either exempt from, or satisfy the requirements of, Section 409A. The Company believes it is currently operating such plans in compliance with Section 409A.

Accounting for Share-Based Compensation

Before the Company grants share-based compensation awards, it considers the accounting impact of the award as structured and other scenarios in order to analyze the expected impact of the award.

Summary Compensation Table

The following table summarizes the compensation of Avantair’s Named Executive Officers for the fiscal year ended June 30, 2009. The Named Executive Officers are the Company’s Chief Executive Officer and Chief Financial Officer, along with its next most highly compensated executive officer, based upon total compensation as reflected in the table below.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Steven Santo Chief Executive Officer and Director	2009	$408,000	$452,000	$35,229	$67,439	(3)	$962,668
	2008	400,000	100,000	94,173	74,450		668,623
Richard A. Pytak Jr. Chief Financial Officer (As of April 14, 2008)	2009	189,298	75,250	—	16,314	(4)	280,862
	2008	59,077	50,000	—	37,539		146,616
Kevin L. Beitzel Chief Operating Officer (As of February 8, 2008)	2009	230,526	87,500	5,256	1,502	(4)	324,784
	2008	179,006	50,000	14,933	6,468		250,407

(1)	The amounts shown reflect the dollar amount recognized for financial statement reporting purposes, in accordance with Statement of Financial Accounting Standards No. 123(R) (“SFAS 123R”). For valuation of the stock awards management measured the award of equity instruments based on the grant-date fair value (publicly traded quoted market price) of the award. That cost was recognized over the period during which an employee is required to provide service in exchange for the award — the requisite service period (the vesting period).
(2)	The amounts shown reflect performance bonuses to Messrs. Santo, Pytak and Beitzel of $312,000, $75,250, and $87,500, respectively relating to fiscal year 2009 and $140,000 awarded to Mr. Santo in fiscal year 2009 as a partial performance bonus relating to fiscal year 2008 and which was voluntary deferred by Mr. Santo until the following year.

(3)	The amounts shown for 2009 include a housing allowance of $45,936, and a tax gross up of $21,503 relating to this perquisite.
(4)	The amounts shown for 2009 includes tax gross up payments to Mr. Pytak of $16,314 for incidental moving expenses and Mr. Beitzel of $1,502 for an automobile allowance which did not exceed $25,000 or 10.0% of the total perquisites.

Grants of Plan — Based Awards for the Fiscal Year Ended June 30, 2009

Awards of restricted stock are granted under the 2006 Long-Term Incentive Plan. The Plan was approved on February 22, 2007. The Company has granted shares of restricted stock or other plan-based awards and plans to continue to grant shares of restricted stock or other plan-based awards to executive officers, employees and other service providers. Avantair made no stock grants to its executive officers and employees during the fiscal year ended June 30, 2009 and granted an aggregate of 22,500 shares of restricted stock to its executive officers and employees in the fiscal year ended June 30, 2008. On September 23, 2009, by recommendation of the Compensation Committee and approval by the Board of Directors, 25,000 shares of restricted stock were granted to each of the Company’s three named executive officers, effective October 1, 2009. One-third of the shares will vest one year following the grant date, and one-twelfth of the shares vest every three months thereafter.

Outstanding Equity Awards for the Fiscal Year Ended June 30, 2009

The following table provides information concerning outstanding equity awards as of June 30, 2009, by each of the Company’s named executive officers:

Name	Date Granted	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested
Steven Santo	5/18/07	22,334		$25,684
Richard A. Pytak Jr.	6/30/08	5,000		$5,750
Kevin Beitzel	6/30/08	13,334	(2)	$15,334

(1)	Awards of restricted stock granted under the 2006 Long-Term Incentive Plan. One-third of the share granted to each executive officer vested one year following the grant date, and one-twelfth of the shares vest every three months thereafter.
(2)	Mr. Beitzel was granted 10,000 shares on May 18, 2007 as well as another 15,000 shares on June 30, 2008. Each grant award contained vesting terms of one-third of the shares granted to vest one year following the grant date, and one-twelfth of the shares vest every three months thereafter. Therefore, as of June 30, 2009, approximately one-third of the shares granted in 2007 and two-thirds of the shares granted in 2008 had not yet vested and are included in the calculation above.

Option Exercises and Stock Vested

No named executive officer was granted any stock options and there were no options exercised during the fiscal year ended June 30, 2009. In addition, there were 124,101 shares of restricted stock that vested and 5,007 that were exercised during the fiscal year ended June 30, 2009.

Employment Arrangement with Named Executive Officer

Steven Santo

On September 29, 2006, the Company entered into a three year employment agreement with Mr. Santo, our Chief Executive Officer and a director. Mr. Santo received an annual base salary of $400,000 after the closing of the sale of the company to Ardent Acquisition Corporation and received an annual performance bonus. For 2009, Mr. Santo received an annual base salary of $416,000 and an annual performance bonus. On September 24, 2009, the Company entered into a new three year employment agreement with Mr. Santo effective that same day and will receive an annual base salary of $500,000 and is eligible to receive an annual performance bonus. Future annual base salary will not be less than $500,000 (or subsequent to any increases, below his then current salary), with increases approved by the Compensation Committee and/or the Board of Directors. Pursuant to the employment agreement entered into on September 24, 2009, Mr. Santo is entitled, among other things, to:

•	participate in all benefit programs, including the registered retirement savings plan, established and made available to its employees;
•	monthly living expenses in the amount of $2,800 through September 30, 2009;
•	monthly automobile lease reimbursement of $1,500; and
•	reimbursement for any reasonable out-of-pocket expenses incurred in the course of employment.

The Company does not have employment agreements with the other named executive officers.

Termination Benefits

If the agreement is terminated by Mr. Santo voluntarily without good reason, Avantair shall have no further obligations following the effective date of termination other than to pay the employee for any accrued but unpaid salary and reimbursable expenses.

If the agreement is terminated by Avantair for cause, Mr. Santo will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of the termination.

If the agreement is terminated by Avantair without cause, then Mr. Santo is respectively entitled to:

•	any then accrued but unpaid base salary and performance bonus as of the date of termination; and
•	payment of the base salary in effect at the time of termination for a period of 12 months and continuation of health insurance for a period of 18 months.

In the agreement, “cause” means:

•	employee’s fraud or breach of fiduciary obligations in connection with performance of his duties with Avantair (including but not limited to any acts of embezzlement or misappropriation of funds);
•	employee’s indictment for a felony or plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude;
•	employee’s being under the influence of any drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) or repeatedly being under the influence of alcohol, during the performance of his duties under his employment agreement, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of his duties under his employment agreement;
•	employee’s refusal to substantially perform his duties under his employment agreement, except in the event that the employee becomes permanently disabled;
•	employee’s willful misconduct or gross negligence in connection with his employment;
•	employee’s material violation of any Avantair policies or procedures relating to harassment, discrimination or insider trading; or employee’s material breach of any provision of his employment agreement.

In addition, Mr. Santo’s interest in any stock options or restricted stock will fully vest on the effective date of a termination without cause.

If the agreement is terminated by Avantair without cause during a change in control period, then Mr. Santo is respectively entitled to:

•	any then accrued but unpaid base salary and performance bonus as of the date of termination; and
•	payment of the base salary in effect at the time of termination for a period of 36 months and continuation of health insurance for a period of 36 months.

In the agreement, “change of control” means:

•	the acquisition, in one or more transactions, by any Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of more than 50.0% of (A) all shares of capital stock of Company to be outstanding immediately following such acquisition, or (B) the combined voting power of all shares of capital stock of Company to be outstanding immediately following such acquisition that are entitled to vote generally in the election of directors (the shares described in clauses (A) and (B), collectively “Company Voting Stock”);
•	the closing of a sale or other conveyance of 40.0% or more of the assets of Company;
•	individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board (a “Director”) subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
•	the effective time of any merger, share exchange, consolidation, or other business combination involving Company if immediately after such transaction, persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100.0% of such surviving entity) are not persons who, immediately prior to such transaction, held Company Voting Stock.

If the agreement is terminated by the executive for good reason or for disability, then Mr. Santo is respectively entitled to:

•	any then accrued but unpaid base salary and performance bonus as of the date of termination; and
•	payment of the base salary in effect at the time of termination for a period of 12 months and continuation of health insurance for a period of 18 months.

In the agreement, “good reason” means:

•	Avantair’s willful material breach of any provision of his employment agreement;
•	any material adverse change in employee’s position, authority, duties or responsibilities (other than a change due to employee’s permanent disability or as an accommodation under the Americans With Disabilities Act) which results in: (A) a diminution in any material respect in employee’s position, authority, duties, responsibilities or compensation, which diminution continues in time over at least thirty (30) days, such that it constitutes an effective demotion; or (B) a material diversion from employee’s performance of the functions of employee’s position, excluding for this purpose material adverse changes made with employee’s written consent or due to employee’s termination for cause or termination by employee without good reason; or
•	relocation of Avantair’s headquarters and/or employee’s regular work address to a location which requires the employee to travel more than forty (40) miles from employee’s place of employment on the date of his employment agreement.

Under the employment agreement with Mr. Santo, if the employment agreement had been terminated by the Company without cause or by Mr. Santo for good reason or for disability, effective June 30, 2009 (the last business day of the Company’s fiscal year of 2009), he would have been paid a total of $453,684, including: (i) $416,000 representing his base salary then in effect, (ii) $12,000 representing the continuation of health insurance for a period of 12 months; and (iii) $25,684 representing the acceleration of the vesting of 22,334 shares of restricted stock from the 2006 Long-term Incentive Plan (based on the closing price of $1.15 per share as of June 30, 2009).

SELLING STOCKHOLDERS

The following table sets forth information with respect to the Selling Stockholders including the number of shares of common stock and warrants beneficially owned by each Selling Stockholder. The table identifies the number of shares of common stock purchased by each Selling Stockholder in the June, September and October 2009 private placements or, with respect to the warrantholders, in connection with services rendered in connection with such private placements that may be sold or disposed of under this prospectus. When the Company refers to the “Selling Stockholders” in this prospectus, it means those persons listed in the table below, as well as the pledgees, donees, transferees or other successors-in-interest who later hold any of the Selling Stockholders’ interests. The information is based on information that has been provided to the Company by or on behalf of the Selling Stockholders. The information provided below assumes all of the shares covered hereby are sold or otherwise disposed of by the Selling Stockholders pursuant to this prospectus. However, the Company does not know whether the Selling Stockholders will in fact sell or otherwise dispose of the shares of common stock listed next to their names below. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth on the table below. Information concerning the Selling Stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

For the purposes of the following table, the number of shares of the Company’s common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 as of March 5, 2010, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a Selling Stockholder has sole or shared voting power or investment power and also any shares which that Selling Stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, restricted stock unit, warrant or other rights.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Offered	Number of Shares Beneficially Owned After Offering	% of Common Stock Beneficially Owned After the Offering
A. Clinton Allen(1)	250,474		126,316	124,158	*
Lawson P. Allen(2)	63,158		63,158	—	—
Barry Rubenstein(3)	1,118,172		526,316	591,856	2.2%
Dalewood Associates, LP(4)	426,918		105,263	321,655	1.2%
Glen S. Davis(5)	55,526		50,526	5,000	*
Kleeman Family 2004 REV TR(6)	221,053		221,053	—	—
Steven Levine(7)	175,632	(27)	145,632	30,000	*
Joseph R. Martin(8)	105,263		105,263	—	—
David Nussbaum(9)	175,632	(28)	145,632	30,000	*
John Francis O’Brien(10)	126,316		126,316	—	—
Howard Tooter(11)	63,158		63,158	—	—
Beverly Wilkes Armstrong Revocable Trust, dated June 15, 1997 as amended(12)	131,579		131,579	—	—
Richard B. DeWolfe Revocable Trust(13)	146,263		105,263	41,000	*
Sylvester Pierce Walmsley(14)	157,895		157,895	—	—
Scott Sibley(15)	814,916	(29)	526,316	288,600	1.1%
Matthew Campbell(16)	53,000		53,000	—	—
BBS Capital Fund, LP(17)	320,000		320,000	—	—
Jonathan Auerbach(18)	3,977,714		368,421	3,609,293	13.7%
Edward Kovary Jr.(19)	35,000		35,000	—	—

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Offered	Number of Shares Beneficially Owned After Offering	% of Common Stock Beneficially Owned After the Offering
Charles N. Mathewson Trust dated July 22, 1992	763,522		763,522	—	—
Amstel Investment, LLC(21)	150,000		150,000	—	—
Carpe Diem Partners, LLC(22)	125,000		125,000	—	—
David Greenhouse(23)(24)	425,000		425,000	—	—
EarlyBirdCapital, Inc.(26)	344,432	(30)	239,887	104,545	*
Carl Wiseman(25)	60,000	(31)	30,000	30,000	*
Special Situations Fund III QP, L.P.(24)	3,947,369		3,947,369	—	—
Special Situations Cayman Fund, L.P.(24)	1,315,790		1,315,790	—	—
Special Situations Private Equity Fund, L.P.(24)	1,052,632		1,052,632	—	—
TOTAL	16,601,414		11,425,307	5,176,107

*	Less than 1%
(1)	The business address of Mr. Allen is 710 South Street, Needham, MA 02492. Mr. Allen is a current director of Avantair.
(2)	The business address of Mrs. Allen is 710 South Street, Needham, MA 02492.
(3)	The business address of Mr. Rubenstein is 68 Wheatley Road, Brookville, NY 11545. Through their control, Mr. and Mrs. Rubenstein share voting and investment control over the portfolio securities.
(4)	The business address of Dalewood Associates, LP is 275 Madison Avenue 27th Floor, New York, NY 10017. Through their control of Dalewood Associates, LP, Messrs. Levine and Nussbaum and Mrs. Moore share voting and investment control over the portfolio securities of the fund listed above. Dalewood Associates is an affilate of EarlyBirdCapital, Inc., the placement agent in the June, September and October 2009 private placements and a financial advisor to Avantair.
(5)	The business address of Mr. Davis is 11828 SW Riverwood Road, Portland, OR 97219.
(6)	The business address of Kleeman Family 2004 Revocable Trust is 526 Via Sinuosa, Santa Barbara, CA 93110. Through his control of Kleeman Family 2004 Revocable Trust, Mr. Kleeman has voting and investment control over the portfolio securities of the trust.
(7)	The business address of Mr. Levine is c/o EarlyBirdCapital, Inc., 275 Madison Avenue 27th Floor, New York, NY 10016.
(8)	The business address of Mr. Martin is 17 Stornoway Road, Cumberland Foreside, ME 04110.
(9)	The business address of Mr. Nussbaum is 83 Village Road, Roslyn Heights, NY 11577.
(10)	The business address of Mr. O’Brien is 762 South Street, Needham, MA 02492.
(11)	The business address of Mr. Tooter is 143 Old Mill Lane, Stamford, CT 06902.
(12)	The business address of Beverly Wilkes Armstrong Revocable Trust, dated June 15, 1997 as amended is 901 E. Cary Street Suite 1500, Richmond, VA 23219. Through her control of Beverly Wilkes Armstrong Revocable Trust, dated June 15, 1997 as amended, Mrs. Armstrong has voting and investment control over the portfolio securities of the trust.
(13)	The business address of Richard B. DeWolfe Revocable Trust is 206 Grove Street, Westwood, MA 02090. Through his control of Richard B. DeWolfe Revocable Trust, Mr. DeWolfe has voting and investment control over the portfolio securities of the trust. Mr. DeWolfe is a current director of Avantair.
(14)	The business address of Mr. Walmsley is 5503 Cary Street Road, Richmond, VA 23226.
(15)	The business address of Mr. Sibley is 930 South Fourth Street #100, Las Vegas, NV 89101.
(16)	The business address of Mr. Campbell is 1396 Park Lane, Pelham, NY 10803.
(17)	The business address of BBS Capital Fund, LLP is c/o Stephen Augustin Jeffries Prime Brokerage, 4975 Preston Park Blvd. Suite # 775W, Plano, TX 75093. Through his control of BBS Capital Fund, LLP, Mr. Bakay has voting and investment control over the portfolio securities of the fund.
(18)	The business address of Mr. Auerbach is Hound Partners, LLC 101 Park Avenue, 48th Floor, New York, NY 10178. The shares are held by Hound Partners, LP, and Hound Partners Offshore Fund, LP.

Mr. Auerbach is the Managing Member of Hound Performance, LLC and Hound Partners, LLC, investment management firms that serve as the general partner and investment manager, respectively, to Hound Partners, LP and Hound Partners Offshore Fund, LP. Mr. Auerbach has voting and investment control over the portfolio securities of each of these funds.
(19)	The business address of Mr. Kovary is c/o EarlyBirdCapital, Inc., 275 Madison Avenue 27th Floor, New York, NY 10016.
(20)	The business address of Charles N. Mathewson Trust is 9295 Prototype Dr., Reno, NV 89521. Through his control of Charles N. Mathewson Trust, Mr. Mathewson has voting and investment control over the portfolio securities of the trust.
(21)	The business address of Amstel Investment, LLC is 11111 Santa Monica Blvd Suite 2200 Los Angeles, CA 90025. Through his control of Amstel Investment, LLC, Mr. Schnabel has voting and investment control over the portfolio securities of this entity.
(22)	The business address of Carpe Diem Partners, LLC is 3400 N. Lakeshore Dr. Suite 2E, Chicago, IL 60657. Through his control of Carpe Diem Partners, LLC, Mr. Ziegelman has voting and investment control over the portfolio securities of this entity.
(23)	The business address of Mr. Greenhouse is 527 Madison Avenue Suite 2600, New York, NY 10022.
(24)	The business address of Special Situations Funds is 527 Madison Avenue Suite 2600, New York, NY 10022. MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P. and the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.
(25)	The business address of Mr. Wiseman is 275 Madison Ave 27th Floor New York, NY 10016.
(26)	The business address of EarlyBirdCapital, Inc. is 275 Madison Ave 27th Floor New York, NY 10016. Through his control of EarlyBirdCapital, Inc., Mr. Levine has voting and investment control over the portfolio securities of this entity. EarlyBirdCapital is a registered broker-dealer, Messrs. Levine, Nussbaum, Kovary and Wiseman are affiliates of EarlyBirdCapital.
(27)	Includes 93,000 shares issuable upon exercise of warrants and 82,632 shares of common stock.
(28)	Includes 93,000 shares issuable upon exercise of warrants and 82,632 shares of common stock. David Nussbaum, Steven Levine, Carl Wiseman, and Dalewood Associates are affilates of EarlyBirdCapital, Inc., the placement agent in the June, September and October 2009 private placements and a financial advisor to Avantair.
(29)	Includes 538,816 shares of common stock owned by Scott Sibley and 276,000 shares of common stock owned by Sibley Family L.P.
(30)	Includes 239,887 shares issuable upon exercise of warrants which were received as underwriting compensation in connection with the 2009 private placements and 104,545 shares of common stock. EarlyBirdCapital, Inc. serves as the underwriter, the placement agent in the June, September and October 2009 private placements and a financial advisor to Avantair.
(31)	Includes 30,000 shares issuable upon exercise of warrants which were received as underwriting compensation in connection with the 2009 private placements and 30,000 shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common stock of Avantair as of March 5, 2010 by: (i) each of Avantair’s directors and nominees for director; (ii) each of the Named Executive Officers listed in the Summary Compensation Table below; (iii) all current directors and executive officers of Avantair as a group and (iv) each person known by Avantair to own beneficially more than five percent of the outstanding shares of its common stock. The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. A total of 26,355,350 shares of Avantair’s common stock were issued and outstanding as of March 5, 2010.

Name and Address of Beneficial Owner(1)	Beneficial Ownership		Percent of Class
Kevin Beitzel	47,312	(2)(3)	*
Richard A. Pytak Jr.	31,315	(3)(4)	*
Steven Santo	1,683,285	(3)(5)	6.4%
A. Clinton Allen(6)	250,474	(7)(8)	*
Stephanie A. Cuskley(9)	39,000	(8)	*
Richard B. DeWolfe(10)	146,263	(11)	*
Arthur H. Goldberg(12)	246,000	(8)	*
Barry J. Gordon(13)	678,439	(8)	2.6%
Robert J. Lepofsky(14)	49,000	(8)	*
David M. Greenhouse(15)(16)	6,740,791		25.6%
Austin W. Marxe(15)(16)	6,315,791		24.0%
Jonathan Auerbach(17)	3,977,714		15.1%
Paul J Solit(18)	2,194,476		8.3%
Lorne Weil(19)	2,373,620	(20)	8.3%
Paul Sonkin(21)	2,175,554	(22)	8.3%
Gilder, Gagnon, & Howe & Co. LLC(23)	1,663,156		6.3%
Allison Roberto	1,611,650	(24)	6.1%
All directors and executive officers as a group (9 individuals)(25)	3,171,088		12.0%

*	Less than 1%
(1)	Unless otherwise noted, the business address of each of the following is c/o Avantair, 4311 General Howard Drive, Clearwater FL 33762.
(2)	Represents 10,000 shares of restricted stock granted to Mr. Beitzel which one third vested on May 18, 2008 and one-twelfth of the shares vest every three months thereafter. In addition, 15,000 shares of restricted stock were granted to Mr. Beitzel on June 30, 2008 which one third vested on June 30, 2009 and one-twelfth of the shares vest every 3 months thereafter.
(3)	Includes 25,000 shares of restricted stock granted on October 1, 2009 pursuant to the Company’s Long-Term Incentive Plan. One- third of the shares vests on October 1, 2010 and one-twelfth of the shares vest every three months thereafter.
(4)	Represents 7,500 shares of restricted stock granted on June 30, 2008 pursuant to the Company’s Long-Term Incentive Plan. One-third of the shares vested on June 30, 2009, and one-twelfth of the shares vest every three months thereafter.
(5)	1,606,650 of the shares are held by Camelot 27 LLC. Each of Steven Santo and Allison Roberto are members of Camelot 27 LLC. Includes 67,000 shares of restricted stock which were granted to Steven Santo individually, which one third vested on May 18, 2008 and one twelfth of the shares vest every 3 months thereafter.
(6)	The business address of Mr. Allen is 710 South Street, Needham, MA 02492.

(7)	Includes 144,000 shares purchased directly and indirectly pursuant to a Securities Purchase Agreement, dated as of June 30, 2009. Includes the exchange of 72,000 warrants at an exchange ratio of 0.63158 shares of Common Stock per warrant, converted pursuant to a Securities Purchase and Exchange Agreement, dated as of October 16, 2009.
(8)	Includes 30,000 shares of common stock issuable upon exercise of options which vested on February 22, 2008, February 22, 2009 and February 22, 2010. Includes 3,000 shares of restricted stock granted on March 5, 2008, 3,000 shares of restricted stock granted on May 4, 2009, and 3,000 shares granted on March 3, 2010, which vest equally upon each of the next 3 successive annual meetings of stockholders (depending on the grant date).
(9)	The business address of Ms. Cuskely is c/o Npower 3 Metrotech Center, Brooklyn, NY 11201.
(10)	The business address of Mr. DeWolfe is c/o DeWolfe & Company, PO Box 299, Milton, MA 02186.
(11)	Includes 3,000 shares of Restricted Stock granted on May 4, 2009 and 3,000 shares granted on March 3, 2010, pursuant to the Company’s Long-Term Incentive Plan. The shares shall vest one-third upon each of the next three successive annual meetings of stockholders. Includes 80,000 common stock shares purchased indirectly pursuant to a Securities Purchase Agreement dated as of June 30, 2009 and the exchange of 40,000 warrants at an exchange ratio of 0.63158 shares of Common Stock per warrant, converted pursuant to a Securities Purchase and Exchange Agreement, dated as of October 16, 2009 owned by Richard B. DeWolfe Revocable Trust. All of the aforementioned shares are under the beneficial control of Mr. Dewolfe.
(12)	The business address of Mr. Goldberg is c/o Corporate Solutions Group, 175 Great Neck Road, Suite 408, Great Neck, NY 11021.
(13)	The business address of Mr. Gordon is 7808 Talavera Place, DelRay Beach, Florida 33446.
(14)	The business address of Mr. Lepofsky is c/o Westcliff Capital Group, PO Box 81367, Wellesley Hills, MA 02461.
(15)	The business address of each of Messrs. Marxe and Greenhouse is 527 Madison Avenue, Suite 2600, New York, New York.
(16)	Includes (i) 3,947,369 shares held by Special Situations Fund III QP, L.P., (ii) 1,315,790 shares held by Special Situations Cayman Fund, L.P. and (iii) 1,052,632 shares held by Special Situations Private Equity Fund, L.P. MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P. and the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.
(17)	The business address of Mr. Auerbach is Hound Partners, LLC 101 Park Avenue, 48th Floor, New York, NY 10178. The shares are held by Hound Partners, LP, and Hound Partners Offshore Fund, LP. Mr. Auerbach is the Managing Member of Hound Performance, LLC and Hound Partners, LLC, investment management firms that serve as the general partner and investment manager, respectively, to Hound Partners, LP and Hound Partners Offshore Fund, LP. Includes 2,797,274 shares of common stock that may be acquired upon the conversion of Series A Convertible Preferred Stock.
(18)	The business address of Mr. Solit is Potomac Capital Management, 825 Third Avenue, 33 Floor, New York, NY 10022. The shares are held by Potomac Capital Management LLC and Potomac Capital Management Inc. Mr. Solit is the Managing Member of Potomac Capital Management LLC and the President and Sole Owner of Potomac Capital Management Inc. Includes 1,118,910 shares of common stock that may be acquired upon the conversion of Series A Convertible Preferred Stock.
(19)	The business address of Mr. Weil is 750 Lexington Avenue 25th Floor, New York, NY 10022.
(20)	Includes 2,373,620 warrants, each to purchase one share of the Company’s common stock for $1.25 per share. The warrants expire on October 16, 2012, and any underlying shares purchased upon exercise of each warrant may not be sold, transferred, assigned or hypothecated, in whole or in part, at any time on or prior to October 16, 2011, other than to an affiliate of Lorne Weil.

(21)	The business address of Mr. Sonkin is 460 Park Avenue, 12th Floor, New York, New York 10022. The shares are held by Hummingbird Value Fund, L.P., The Hummingbird Microcap Value Fund, L.P. and The Hummingbird Concentrated Fund, L.P. Mr. Sonkin, as managing member and control person of Hummingbird Management LLC, the investment manager of such entities, has sole voting and dispositive power over such shares.
(22)	Includes 335,673 shares of common stock that may be acquired upon the conversion of Series A Convertible Preferred Stock.
(23)	This information is based on Schedule 13G filed with the SEC on February 6, 2008 by Walter Weadock, member of Gilder, Gagnon, Howe and Co. LLC.
(24)	1,606,650 of the shares are held by Camelot 27 LLC. Each of Steven Santo and Allison Roberto are members of Camelot 27 LLC. Includes 5,000 shares of restricted stock which was granted to Allison Roberto individually which one third vested on May 18, 2008 and one twelfth of the shares vest every 3 months thereafter.
(25)	Includes 189,759 shares of restricted stock. Includes 100,000 shares of common stock issuable upon exercise of options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Avantair’s executive officers and directors, and persons who beneficially own more than ten percent of its common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and beneficial owners of more than ten percent of the Company’s common stock are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review of the forms furnished to Avantair and written representations from its executive officers and directors, the Company believes that during fiscal 2009 all Section 16(a) filing requirements applicable to its executive officers, directors and beneficial owners of more than ten percent of its common stock were complied with.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee of the Board of Directors was an officer or employee of Avantair during the fiscal year ended June 30, 2009 or was formerly an officer or employee. In addition, none of Avantair’s executive officers served as a member of another entity’s board of directors or as a member of the compensation committee of another entity (or other board committee performing equivalent functions) during the fiscal year June 30, 2009. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act during the fiscal year ended June 30, 2009.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
RELATED PARTY TRANSACTIONS

Related Party Transactions Policy

The Company has adopted a Code of Conduct and Professional Ethics, applicable to its directors, officers and employees, including its Chief Executive Officer, Chief Financial Officer and all of its other executives pursuant to which all directors, officers and employees must promptly disclose to us, any material transaction or relationship that reasonably could be expected to give rise to an actual or apparent conflict of interest with Avantair, Inc. In approving or rejecting the proposed agreement, the audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to the risks, costs and benefits to the Company, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The audit committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, the Company’s best interests, as the audit committee determines in the good faith exercise of its discretion.

Related Party Transactions

The following is a summary of transactions entered into since July 1, 2007, to which the Company has been a party in and in which any of the Company’s executive officers, directors or beneficial holders of more than 5.0% of its capital stock had or will have a direct or indirect material interest.

Effective April 11, 2008, the Company’s former Chief Financial Officer, John Waters, departed the Company and resigned his position as a director of the Company. In connection with the former Chief Financial Officer’s departure, on April 14, 2008, the Company entered into a separation agreement pursuant to which the former Chief Financial Officer received (i) a payment equal to eight months salary ($183,333), (ii) reimbursement of premium payments for COBRA benefits until the earlier of a period of eight (8) months commencing April 14, 2008 or at such time that the former Chief Financial Officer obtains employment providing health benefits and (iii) pursuant to an amendment to his previously issued restricted stock award, 33,334 shares of common stock. In addition, the former Chief Financial Officer has agreed not to transfer any shares of the Company’s common stock for a period of six (6) months commencing April 14, 2008. At the end of the six (6) month period, the former Chief Financial Officer’s unrestricted shares shall be freely tradable in the open market, subject to the Company’s “Right of First Refusal” and in compliance with applicable securities law. In addition, the former Chief Financial Officer has agreed to cooperate fully with the Company’s reasonable requests for assistance in transitioning his previous responsibilities for a period of eight (8) months commencing April 14, 2008.

On March 5, 2008, Avantair granted 3,000 shares of restricted stock to each of Barry Gordon, Arthur Goldberg, Stephanie Cuskley, Robert Lepofsky and A. Clinton Allen. Each of these individuals is a director of Avantair. The shares of restricted stock granted to the directors’ vest one third upon each of the next three successive annual meetings of stockholders, subject to the grantee’s continued service on the Board of Directors, and the dollar amount recognized for financial statement reporting purposes in respect of the restricted stock awards will be determined on each vesting date.

In May 2009, Avantair granted 3,000 shares of restricted stock to each of Barry Gordon, Arthur Goldberg, Stephanie Cuskley, Robert Lepofsky, Richard DeWolfe and A. Clinton Allen. Each of these individuals is a director of Avantair. The shares of restricted stock granted to the directors’ vest one third upon each of the next three successive annual meetings of stockholders, subject to the grantee’s continued service on the Board of Directors, and the dollar amount recognized for financial statement reporting purposes in respect of the restricted stock awards will be determined on each vesting date.

In addition annually Avantair participates as one of the sponsors of the Corporate Directors Group, an accredited educational organization of RiskMetric ISS Governance Services, of which A. Clinton Allen presides as its chairman. The sponsorship provides the Corporate Directors Group with 23 hours of aircraft usage annually in lieu of compensation. In addition, the Company sponsors the Corporate Directors Group Piaggio Avanti Owners Club which provides the club with 15 hours of aircraft usage annually in lieu of compensation. Each sponsorship involves amounts less than $120,000.

On June 30, 2009, Avantair sold 567,200 units at a price of $2.50 per unit to investors in a private placement, generating net proceeds of approximately $1.3 million. Each unit consisted of two shares of common stock and one warrant to purchase one common share. The warrants had an exercise price of $4.00 per share and were exercisable until June 30, 2012. The sale was consummated under the terms of a Securities Purchase Agreement between Avantair and each of the private placement investors. Pursuant to a registration rights agreement, Avantair has agreed to use it best efforts to register the shares issued to the private placement investors and the shares underlying the warrants issued to the private placement investors for sale under the Securities Act of 1933, as amended. By agreement between Avantair, the investors in the June 30, 2009 private placement and that offering’s placement agent, the period for additional sales of units was extended until October 15, 2009. On September 25, 2009, the Company sold an additional 250,000 units at a price of $2.50 per unit generating net proceeds of approximately $0.6 million. On October 19, 2009, the Company sold 8,818,892 shares of common stock to new investors at a price per share of $0.95 for net proceeds of approximately $8.0 million pursuant to the October 16, 2009 Securities Purchase and Exchange Agreement. In addition, pursuant to the October 16, 2009 Securities Purchase and Exchange Agreement, on October 19, 2009 the Company exchanged the 817,200 outstanding warrants that had been issued to existing investors in the June and September private placements for an aggregate of 516,127 shares of common stock. The October 2009 Securities Purchase and Exchange Agreement terminated the Securities Purchase and Registration Rights Agreements entered into in connection with the June and September 2009 private placements.

In connection with the transactions contemplated by the Securities Purchase and Exchange Agreement, Avantair entered into a Registration Rights Agreement with the parties to the Securities Purchase and Exchange Agreement. The Registration Rights Agreement requires the Company promptly, but not later than November 18, 2009, to file a registration statement registering for sale the shares issued to the investors and to cause the registration statement to be declared effective prior to the earlier of (i) five business days after the Securities and Exchange Commission (“SEC”) has informed the Company that no review of the registration statement will be made or that it has no further comments on the registration statement or (ii) January 17, 2010 (March 18, 2010, if the registration statement is reviewed by the SEC). Under the terms of the Registration Rights Agreement, the Company is obligated to maintain the effectiveness of the sale registration statement, subject to certain exceptions, until all securities registered thereunder are sold or otherwise can be sold pursuant to Rule 144, without restriction and to promptly register the securities covered thereby on a “short-form” registration statement once the Company becomes eligible to do so. The Company is required to pay to each investor an amount in cash, as liquidated damages, 1.5% of the aggregate amount invested by such investor for each 30-day period or pro rata for any portion thereof, that the Company fails to be in compliance with the requirements of the Registration Rights Agreement. The investors in the June, September and October 2009 private placements included certain of our directors and 5.0% shareholders, as identified in the section “Selling Stockholders.”

During the second quarter of fiscal 2010, the Company, through an arms-length transaction, transferred its rights to purchase four Piaggio Avanti II aircraft to LW Air LLC pursuant to the existing aircraft purchase agreement between the Company and Piaggio America, Inc. Upon delivery of the aircraft, Piaggio America returned $2.6 million of deposits previously paid on the aircraft by the Company. Simultaneous with this transaction, the Company entered into an eight-year management agreement for those aircraft and the Company issued 2,373,620 warrants to Lorne Weil, the Managing Member of LW Air LLC (“LW Air”). By virtue of his ownership of the warrants, Mr. Weil is now a significant beneficial owner of the Company. In addition, since the contractual relationships under the agreements with LW Air were executed following the date that Mr. Weil became a significant beneficial owner, the Company recognizes the transaction as a related party transaction. Pursuant to the agreement between the parties, the Company will manage each aircraft for a monthly fee which is variable based upon aircraft flight hours but will not exceed $56,500 per month. The agreement also allows the Company to enter into short-term leases for the use of the aircraft at a specified dry lease rate per flight hour. Included in the December 31, 2009 prepaid and other current assets balance in the Company’s Condensed Consolidated Balance Sheet is approximately $0.3 million of advance payments made to LW Air for future use of these aircraft.

The warrants issued in conjunction with the LW Air transactions to Lorne Weil, Managing Member of LW Air, provide for the purchase of 2,373,620 shares of the Company’s common stock at an exercise price of $1.25 per share. The warrants expire on October 16, 2012, and the warrants and any underlying shares purchased upon exercise of the warrants may not be sold, transferred, assigned or hypothecated, in whole or in part, at any time on or prior to October 16, 2011, other than to an affiliate of the warrant holder. The Company may redeem the warrants held by Lorne Weil at any time on and after October 16, 2011 at the price of $0.01 per warrant, provided that the volume weighted average price of the Company’s common stock has been at least 300.0% of the exercise price of a warrant for any twenty trading days during any consecutive thirty trading day period ending on the third trading day preceding the date of the notice of redemption.

Director and Officer Indemnification

The Company has entered into agreements to indemnify its directors and executive officers to the fullest extent permitted under Delaware law. In addition, the Company’s certificate of incorporation to be in effect upon the completion of this offering contains provisions limiting the liability of its directors and its bylaws contain provisions requiring the Company to indemnify its officers and directors. See “Description of Capital Stock — Limitation of Liability.”

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of the Company’s capital stock and warrants includes a summary of its amended and restated certificate of incorporation. This description is subject to the relevant provisions of Delaware General Corporation Law.

General

The Company’s authorized capital stock consists of 76 million shares of all classes of capital stock, of which 75 million are shares of common stock, par value, $0.0001 per share, and 1 million are shares of preferred stock, par value of $0.0001 per share.

Common Stock

The holders of shares of Avantair’s common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to the shares of preferred stock, the holders of the shares of common stock are entitled to receive dividends if and when declared by the Board of Directors. Subject to the prior rights of the holders, if any, of the preferred shares, the holders of the Company’s shares of common stock are entitled to share ratably in any distribution of its assets upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Unissued Shares of Capital Stock

Common Stock.  As of March 5, 2010, the Company had 26,355,350 shares of its common stock outstanding and 1,058,166 shares of common stock available for future issuance under the Company’s 2006 Long-Term Stock Incentive Plan. As of March 5, 2010, the Company has 152,000 shares of Series A Preferred Shares outstanding. The Company has 4,251,857 shares of common stock reserved on its books and records for issuance upon the conversion of the outstanding Series A Preferred Shares. As a result of the sales of shares consummated on June 30, September 25, and October 16, 2009, the conversion price of the Series A Preferred Shares was reduced from $5.15 to $3.57. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval (subject to applicable securities laws and the rules of any securities market or exchange on which our common stock is quoted at the time). While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our Board of Directors in opposing a hostile takeover bid.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series and the Company’s Board of Directors, without approval of the stockholders, is authorized to designate series of preferred stock and to fix the rights, privileges, restrictions and conditions to be attached to each such series of shares of preferred stock. The issuance of shares of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of the Company’s shares of common stock.

There are 152,000 shares of Series A Convertible Preferred Stock outstanding. The terms of the Series A Convertible Preferred Stock are set forth in a Certificate of Designations filed November 14, 2007 with the State of Delaware. Pursuant to such Certificate of Designations, the shares of Series A Convertible Preferred Stock (a) will rank senior to all currently outstanding classes of stock of the Company with respect to liquidation and dividends, (b) will be entitled to receive a cash dividend at the annual rate of 9.0%, payable quarterly (with such rate being subject to increase up to a maximum of 12.0% if such dividends are not timely paid), (c) will be convertible into shares of the Company’s common stock at any time at the option of the Investors based on an adjusted conversion price of $3.57 per share (subject to adjustment), (d) may be redeemed by the Company following the seventh anniversary of the issuance of the shares of Series A Convertible Preferred Stock, (e) may be redeemed by the Company in connection with certain change of control or acquisition transactions, (f) will be redeemed by the Company following the ninth anniversary of the issuance of the shares of Series A Convertible Preferred Stock, upon receipt of the written consent of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock (g) will vote on an as-converted basis with the Company’s Common Stock and (h) will have a separate vote over certain material transactions or changes which the Company may wish to effect. The Company paid its investment adviser 5.0% of cash amount of this preferred financing.

Warrants

On November 14, 2008, the Company commenced a warrant retirement program, which offered the holders of its publicly traded warrants the outstanding the opportunity to purchase 14,146,000 shares of common stock on an amended term for a limited time. Pursuant to a tender offer that expired on December 12, 2008, the Company announced the completion of the warrant retirement program. Under the tender offer, no warrants were exercised and the Company decided not to extend the offer. The original terms of the warrants were reinstituted and the warrants expired on February 23, 2009.

In addition, options to purchase a total of 300,000 units at an exercise price of $9.90 per unit (with each unit consisting of one share of common stock and two warrants, each to purchase one share of Company common stock at an exercise price of $6.25 per share) were sold in connection with the underwriting of its initial public offering and expired on February 23, 2010.

On June 30 and September 25, 2009, Avantair sold 567,200 and 250,000 units, respectively, at a price of $2.50 per unit to investors in a private placement. Each unit consisted of two shares of common stock and one warrant to purchase one common share. The warrants had an exercise price of $4.00 per share and were exercisable until June 30, 2012. The sale was consummated under the terms of a Securities Purchase Agreement between Avantair and each of the investors. Pursuant to a registration rights agreement, Avantair has agreed to use it best efforts to register the shares issued to the investors and the shares underlying the warrants issued to the investors for sale under the Securities Act of 1933, as amended. Upon effectiveness of the registration statement, the issuance of shares of common stock will be available upon exercise of the Company’s outstanding publically traded warrants. The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Avantair, Inc. The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or Avantair’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

On October 19, 2009, Avantair sold approximately 8,818,892 shares of common stock to new investors at a price per share of $0.95. In addition, pursuant to the Securities Purchase and Exchange Agreement, the Company exchanged the 817,200 outstanding warrants that had been issued to existing investors in the two prior private placements for an aggregate of 516,127 shares. The Securities Purchase and Exchange Agreement terminated the purchase agreement and registration rights agreement entered into in connection with the June and September 2009 private placements.

On October 16, 2009, in consideration of services rendered relating to the Company’s June, September and October 2009 private placements, the Company issued to EarlyBirdCapital and its affiliates 455,887 fully vested warrants, each to purchase one share of the Company’s common stock for $1.05 per share of common stock and the shares issuable upon exercise of the warrants are entitled to the same registration rights as the shares sold to the investors in the offering (as detailed above) which expire on June 30, 2012.

During the second quarter of fiscal 2010, the Company, through an arms-length transaction, transferred its rights to purchase four Piaggio Avanti II aircraft to LW Air LLC pursuant to the existing aircraft purchase agreement between the Company and Piaggio America, Inc. Upon delivery of the aircraft, Piaggio America returned $2.6 million of deposits previously paid on the aircraft by the Company. Simultaneous with this transaction, the Company entered into an eight-year management agreement for those aircraft and the Company issued 2,373,620 warrants to Lorne Weil, the Managing Member of LW Air LLC (“LW Air”). By virtue of his ownership of the warrants, Mr. Weil is now a significant beneficial owner of the Company. In addition, since the contractual relationships under the agreements with LW Air were executed following the date that Mr. Weil became a significant beneficial owner, the Company recognizes the transaction as a related party transaction. Pursuant to the agreement between the parties, the Company will manage each aircraft for a monthly fee which is variable based upon aircraft flight hours but will not exceed $56,500 per month. The agreement also allows the Company to enter into short-term leases for the use of the aircraft at a specified dry lease rate per flight hour.

The warrants issued in conjunction with the LW Air transactions to Lorne Weil, Managing Member of LW Air, provide for the purchase of 2,373,620 shares of the Company’s common stock at an exercise price of $1.25 per share. The warrants expire on October 16, 2012, and the warrants and any underlying shares purchased upon exercise of the warrants may not be sold, transferred, assigned or hypothecated, in whole or in part, at any time on or prior to October 16, 2011, other than to an affiliate of the warrant holder. The Company may redeem the warrants held by Lorne Weil at any time on and after October 16, 2011 at the price of $0.01 per warrant, provided that the volume weighted average price of the Company’s common stock has been at least 300.0% of the exercise price of a warrant for any twenty trading days during any consecutive thirty trading day period ending on the third trading day preceding the date of the notice of redemption.

Board of Directors; Vacancies

The Company’s Board of Directors currently has seven members. Any director elected to fill a vacancy, including a vacancy created by increasing the size of the Board, will hold office until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of the Company’s Board of Directors that would effect a change of control.

Limitation of Liability of Directors

The amended and restated certificate of incorporation provides that no director will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law and any amendments to that law. As currently enacted, the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or
•	any transaction from which the director derived an improper personal benefit.

The principal effect of this limitation on liability provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed in the Delaware General Corporation Law applies. This provision, however, will not eliminate or limit director liability arising in connection with causes of action brought under the Federal securities laws. The Company’s certificate of incorporation does not eliminate our directors’ fiduciary duties. The inclusion of this provision in the certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of his or her fiduciary duties.

The Delaware General Corporation Law provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of an action brought by or in the right of the corporation, except that indemnification in such a case may only extend to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The Company’s amended and restated certificate of incorporation provides that it will indemnify its directors to the fullest extent permitted by Delaware law. Under these provisions and subject to the Delaware General Corporation Law, the Company will be required to indemnify its directors for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s position with the Company or another entity that the director serves as a director, officer, employee or agent at the Company’s request, subject to various conditions, and to advance funds to its directors before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the director must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the Company’s best interest.

Registration Rights

In connection with the transactions contemplated by the Securities Purchase and Exchange Agreement, Avantair entered into a Registration Rights Agreement with the parties to the Securities Purchase and Exchange Agreement. The Registration Rights Agreement requires the Company promptly, but not later than November 18, 2009, to file a registration statement registering for sale the shares issued to the investors and to cause the registration statement to be declared effective prior to the earlier of (i) five business days after the Securities and Exchange Commission (“SEC”) has informed the Company that no review of the registration statement will be made or that it has no further comments on the registration statement or (ii) January 17, 2010 (March 18, 2010, if the registration statement is reviewed by the SEC). Under the terms of the Registration Rights Agreement, the Company is obligated to maintain the effectiveness of the sale registration statement, subject to certain exceptions, until all securities registered thereunder are sold or otherwise can be sold pursuant to Rule 144, without restriction and to promptly register the securities covered thereby on a “short-form” registration statement once the Company becomes eligible to do so. The Company is required to pay to each investor an amount in cash, as liquidated damages, 1.5% of the aggregate amount invested by such investor for each 30-day period or pro rata for any portion thereof, that the Company fails to be in compliance with the requirements of the Registration Rights Agreement. The registration statement incorporating this prospectus has been filed in partial satisfaction of the Company’s obligations under the October 2009 Registration Rights Agreement. The Company previously entered into a registration rights agreement in connection with the June and September 2009 private placements, which agreement was terminated pursuant to the October 2009 Securities Purchase and Exchange Agreement, and replaced by the October 2009 Registration Rights Agreement.

Anti-Takeover Provisions

Delaware Law

•	The Company will be subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an “interested stockholder,” unless:
•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	the interested stockholder owned at least 85.0% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or subsequent to the date of the transaction, the business combination is approved by the Company’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

•	Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:
•	any person that is the owner of 15.0% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15.0% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and
•	the affiliates and associates of any such person.

Amended and Restated Certificate of Incorporation and Bylaws

The Company’s amended and restated certificate of incorporation and bylaws:

•	provide for the automatic reduction in voting power of voting stock owned or controlled by a non-U.S. citizen if necessary to maintain Avantair’s U.S. citizenship (as defined below);
•	permit its Board of Directors to otherwise limit transfer and voting rights or redeem shares to the extent necessary to maintain Avantair’s U.S. citizenship; and
•	permit its Board of Directors to make such determinations as may reasonably be necessary to ascertain such ownership and implement such limitations.

In some cases, including all current international operations, the Company is deemed to transport persons or property by air for compensation. Therefore, federal law requires that at least 75.0% of the Company’s voting securities be owned or controlled by citizens of the U.S. (as defined below), that the Company be under the actual control of citizens of the United States, and that the Company’s president and at least two-thirds of its directors and other managing officers be U.S. citizens. All of the Company’s officers and directors are presently U.S. citizens and at no time shall the president or less than two-thirds of its directors and other managing officers be non-U.S. citizens. The Company’s bylaws provide that no shares of its voting stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which will be referred to as the foreign stock record. The Company’s bylaws may further provide that no shares of its voting stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership and control restrictions imposed by federal law. The Company’s bylaws may additionally provide that at least two-thirds of its directors and other managing officers be U.S. citizens and that we be under the actual control of U.S. citizens.

Avantair’s certificate of incorporation gives its Board of Directors the power to effect any and all measures necessary and desirable to ensure its compliance with the citizenship requirements that at least two-thirds of its directors and other managing officers are U.S. citizens and that the Company is under the actual control of U.S. citizens.

The Company’s certificate of incorporation allows its Board of Directors to implement certain measures described below in the event the Board believes that a transfer or purported transfer of shares of the Company’s capital stock would result in the voting control by more than the percentage permitted by federal aviation law, currently 25.0%, of the Company’s voting stock by persons or entities that are not U.S. citizens. Persons or entities that are U.S citizens will be referred to as U.S. citizens and persons or entities that are not U.S. citizens will be referred to as non-citizens. For these purposes, “U.S. citizen” means:

•	an individual who is a citizen of the United States;
•	a partnership each of whose partners is an individual who is a citizen of the United States; or
•	a corporation or association organized under the laws of the United States or a State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75.0% of the voting interest is owned or controlled by persons that are citizens of the United States.

Avantair’s Board of Directors has the power to effect any and all measures necessary and desirable to implement the following provisions designed to ensure compliance with the domestic stock ownership requirements of federal law: (1) restrictions or prohibitions on transfer of shares of the Company’s voting stock to non-citizens, (2) dual stock record or similar system, (3) suspension of voting, dividend and distribution rights with respect to any shares of voting stock owned by non-citizens in excess of the 25.0% limitation and (4) if necessary, mandatory redemption of voting shares owned by non-citizens in excess of the 25.0% limitation. To implement these measures, the Board may amend the Company’s bylaws. The effect of each of these measures is described below.

The Company’s amended and restated certificate of incorporation authorizes its Board of Directors to implement measures to ensure that any transfer or attempted or purported transfer that would result in more than 25.0% of the shares of the Company’s voting stock being owned by non-citizens will be ineffective until the excess no longer exists. With respect to such shares, the Board of Directors may implement measures that would cause the Company not to recognize the purported transferee of the shares as a stockholder of Avantair for any purpose other than the transfer by the purported transferee of such excess to a person who is a U.S. citizen, or to the extent necessary to effect any other remedy available to the Company under its amended and restated certificate of incorporation.

Additionally, pursuant to the Company’s amended and restated Certificate of Incorporation and By-Laws;

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with the Company’s bylaws, and stockholders may not act by written consent;
•	the approval of holders of two-thirds of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal the Company’s bylaws or amend or repeal the provisions of its certificate of incorporation regarding the election and removal of directors, the ability of stockholders to take action and the indemnification of its directors;
•	the board of directors will be expressly authorized to make, alter or repeal the Company’s bylaws;
•	the board of directors will be authorized to issue preferred stock without stockholder approval; and
•	the Company will indemnify officers and directors against losses that may incur in connection with investigations and legal proceedings resulting from their services to the Company, which may include services in connection with takeover defense measures.

These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control.

Over-the-Counter Bulletin Board Listing

Avantair’s common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “AAIR.OB.”

Stock Tra nsfer Agent

The Transfer Agent and Registrar for the shares of the Company’s common stock, warrants and units is Continental Stock Transfer & Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

The sale of a substantial amount of Avantair’s common stock in the public market after this offering could adversely affect the prevailing market price of its common stock. As of March 5, 2010, the Company had 26,355,350 shares of the common stock outstanding, 1,058,166 shares of common stock available for future issuance under its 2006 Long-Term Stock Incentive Plan and warrants to purchase 2,829,507 shares outstanding. In addition, as of March 5, 2010, the Company has 152,000 shares of Series A Preferred Shares outstanding. The Company has 4,251,857 shares of common stock reserved on its books and records for issuance upon the conversion of the outstanding Series A Preferred Shares. As a result of the sales of shares consummated on June 30, September 25, and October 16, 2009, the conversion price of the Series A Preferred Shares was reduced from $5.15 to $3.57. All of these shares of common stock are freely tradable, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described in this document. The 11,425,307 shares of common stock registered pursuant to this Registration Statement will be freely tradable once this Registration Statement is declared effective by the Securities and Exchange Commission without restriction or further registration under the Securities Act, unless the shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of the Company’s common stock for at least six months from the later of the date those shares of common stock were acquired from the Company or from an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the number of shares of common stock then outstanding; or
•	the average weekly trading volume of the common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale of any shares of common stock.

Sales of shares of common stock under Rule 144 may also be subject to manner of sale provisions and notice requirements and will be subject to the availability of current public information about us.

Under Rule 701 of the Securities Act, each of the Company’s employees, consultants or advisors who purchased shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell those shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Company’s common stock prevailing from time to time. The Company is unable to estimate the number of its shares that may be sold in the public market pursuant to Rule 144 or Rule 701 because this will depend on the market price of its common stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of the Company’s common stock in the public market could adversely affect the market price of its common stock.

Stock Plans

On October 7, 2008, the Company filed a Registration Statement on Form S-8 to register under the Securities Act 1,500,000 shares of common stock reserved for issuance under its 2006 Long Term Incentive Plan. Such Registration Statement became effective on October 7, 2008. Shares issued upon the exercise of stock options are eligible for sale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described in this document.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and sale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and
•	a combination of any such methods of sale.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any sale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon for the Company by DLA Piper LLP (US). Members of DLA Piper do not own any shares of common stock of Avantair, Inc.

EXPERTS

The consolidated financial statements of Avantair and its subsidiaries as of June 30, 2009 and 2008 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the years then ended included herein, have been audited by J.H. Cohn LLP, an independent registered public accounting firm, as stated in their report dated September 28, 2009, which is included herein, and such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Avantair is a public company and files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document the Company files at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at “http://www.sec.gov.” You can read and copy reports and other information concerning the Company at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a Registration Statement on Form S-1/A that the Company has filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. The Company has also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,
•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or
•	obtain a copy from the SEC web site.

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)

Consolidated Financial Statements:

AVANTAIR, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

ASSETS

	December 31, 2009	June 30, 2009
	(Unaudited)	(Note 2)
CURRENT ASSETS
Cash and cash equivalents	$6,845,803	$3,773,789
Accounts receivable, net of allowance for doubtful accounts of $249,082 at December 31, 2009 and $187,842 at June 30, 2009	8,248,661	5,711,055
Inventory	145,601	140,997
Current portion of aircraft costs related to fractional share sales	33,172,942	36,910,206
Notes receivable	8,333	272,731
Prepaid expenses and other current assets	3,476,348	1,278,506
Total current assets	51,897,688	48,087,284
Aircraft costs related to fractional share sales, net of current portion	54,434,241	70,199,786
Property and equipment, at cost, net of accumulated depreciation and amortization of $14,089,659 at December 31, 2009 and $11,695,228 at June 30, 2009	24,961,658	29,842,365
OTHER ASSETS
Cash – restricted	2,356,695	2,352,337
Deposits on aircraft	8,068,616	9,264,890
Deferred maintenance on aircraft engines	1,319,368	1,538,175
Goodwill	1,141,159	1,141,159
Other assets	2,588,806	1,639,407
Total other assets	15,474,644	15,935,968
Total assets	$146,768,231	$164,065,403

See Notes to Condensed Consolidated Financial Statements.

AVANTAIR, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

LIABILITIES AND STOCKHOLDERS’ DEFICIT

	December 31, 2009	June 30, 2009
	(Unaudited)	(Note 2)
CURRENT LIABILITIES
Accounts payable	$4,744,325	$7,307,320
Accrued liabilities	4,184,869	5,010,745
Customer deposits	1,094,657	1,282,936
Short-term debt	11,000,000	11,500,000
Current portion of long-term debt	4,358,496	11,020,590
Current portion of deferred revenue related to fractional aircraft share sales	38,478,834	43,385,779
Unearned management fee, flight hour card and Axis Club Membership revenues	26,324,962	17,807,796
Total current liabilities	90,186,143	97,315,166
Long-term debt, net of current portion	17,389,675	20,111,011
Deferred revenue related to fractional aircraft share sales, net of current portion	49,734,497	65,071,197
Deferred revenue related to Axis Club Membership sales, net of current portion	1,113,221	333,271
Other liabilities	2,745,693	2,714,058
Total long-term liabilities	70,983,086	88,229,537
Total liabilities	161,169,229	185,544,703
COMMITMENTS AND CONTINGENCIES
Series A convertible preferred stock, $.0001 par value, authorized 300,000 shares; 152,000 shares issued and outstanding	14,573,466	14,528,383
STOCKHOLDERS’ DEFICIT
Preferred stock, $.0001 par value, authorized 700,000 shares; none issued	—	—
Common stock, Class A, $.0001 par value, 75,000,000 shares authorized, 26,323,062 shares issued and outstanding at December 31, 2009 and 16,463,615 shares issued and outstanding at June 30, 2009	2,632	1,646
Additional paid-in capital	56,978,048	47,667,493
Accumulated deficit	(85,955,144)	(83,676,822)
Total stockholders’ deficit	(28,974,464)	(36,007,683)
Total liabilities and stockholders’ deficit	$146,768,231	$164,065,403

See Notes to Condensed Consolidated Financial Statements.

AVANTAIR, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
Revenue
Fractional aircraft sold	$11,227,309	$14,372,747	$23,206,145	$26,866,462
Maintenance and management fees	18,290,025	17,702,350	36,264,594	34,779,489
Flight hour card and Axis Club Membership revenue	4,976,763	2,125,787	8,835,234	4,492,012
Other revenue	1,270,860	1,213,496	2,663,868	1,952,878
Total revenue	35,764,957	35,414,380	70,969,841	68,090,841
Operating expenses
Cost of fractional aircraft shares sold	9,476,794	12,323,154	19,677,397	22,928,177
Cost of flight operations	13,304,306	12,402,387	25,724,544	24,212,790
Gain on sale of assets	(849,584)	—	(897,594)	—
Cost of fuel	3,413,770	3,061,019	7,052,671	7,573,425
General and administrative expenses	6,234,754	5,828,778	12,535,145	11,489,545
Selling expenses	1,381,180	1,108,682	2,366,945	2,016,434
Depreciation and amortization	1,408,874	1,318,256	2,866,791	2,400,521
Total operating expenses	34,370,094	36,042,276	69,325,899	70,620,892
Income (loss) from operations	1,394,863	(627,896)	1,643,942	(2,530,051)
Other income (expenses)
Interest and other income	10,372	38,704	17,784	27,409
Interest expense	(1,587,319)	(1,294,899)	(3,210,773)	(2,717,182)
Total other expenses	(1,576,947)	(1,256,195)	(3,192,989)	(2,689,773)
Net loss	(182,084)	(1,884,091)	(1,549,047)	(5,219,824)
Preferred stock dividend and accretion of expenses	(372,243)	(372,104)	(774,358)	(763,617)
Net loss attributable to common stockholders	$(554,327)	$(2,256,195)	$(2,323,405)	$(5,983,441)
Loss per common share:
Basic and diluted	$(0.02)	$(0.15)	$(0.11)	$(0.39)
Weighted-average common shares outstanding:
Basic and diluted	24,583,880	15,288,523	20,528,498	15,291,035

See Notes to Condensed Consolidated Financial Statements.

AVANTAIR, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Changes in Stockholders’ Deficit
Six Months Ended December 31, 2009
(Unaudited)

	Class A Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance at June 30, 2009	16,463,615	$1,646	$47,667,493	$(83,676,822)	$(36,007,683)
Stock-based compensation			190,046		190,046
Dividend on Series A convertible preferred stock				(729,275)	(729,275)
Accretion of issuance costs			(45,083)		(45,083)
Issuance of shares in connection with vested restricted stock, net of shares surrendered in lieu of payroll taxes	24,427	2	(10,025)		(10,023)
Issuance of warrants in consideration for services rendered in private placement	—	—	209,708		209,708
Issuance of warrants in connection with operating lease obligation	—	—	807,031		807,031
Sale of common stock in connection with private sale, net of expenses associated with registration of shares	9,835,020	984	8,158,878		8,159,862
Net loss				(1,549,047)	(1,549,047)
Balance at December 31, 2009	26,323,062	$2,632	$56,978,048	$(85,955,144)	$(28,974,464)

See Notes to Condensed Consolidated Financial Statements.

AVANTAIR, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Six Months Ended December 31, 2009 and 2008
(Unaudited)

	2009	2008
OPERATING ACTIVITIES:
Net loss	$(1,549,047)	$(5,219,824)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,866,791	2,400,521
Amortization of deferred interest related to capital lease obligation	188,326	—
Stock-based compensation	190,046	191,416
Gain on sale of assets	(897,594)	—
Bad debt expense (recoveries)	61,359	(76,052)
Changes in operating assets and liabilities:
Accounts receivable	(2,598,965)	(426,536)
Inventory	(4,604)	3,650
Deposits on aircraft	1,196,274	(1,628,536)
Deferred maintenance agreement on aircraft engines	218,807	632,889
Prepaid expenses and other current assets	(2,197,842)	749,938
Notes receivable	264,398	1,215,006
Aircraft costs related to fractional shares	19,502,809	11,394,477
Other assets	(142,368)	227,517
Accounts payable	(2,518,895)	1,423,510
Accrued liabilities	(1,632,076)	(3,126,099)
Unearned management fee, flight hour card and Axis Club Membership revenue	7,933,599	1,467,442
Cash-restricted	(4,358)	(16,260)
Customer deposits	(188,279)	(585,731)
Deferred revenue related to fractional aircraft share sales	(20,243,645)	(11,680,162)
Deferred revenue related to Axis Club Membership sales	1,223,767	—
Other liabilities	31,635	59,377
Net cash provided by (used in) operating activities	1,700,138	(2,993,457)
INVESTING ACTIVITIES:
Proceeds from the sale of asset	2,900,000	—
Capital expenditures	(28,559)	(501,382)
Net cash provided by (used in) investing activities	2,871,441	(501,382)
FINANCING ACTIVITIES:
Borrowings under long-term debt	56,614	—
Borrowings under short-term debt	—	1,125,000
Principal payments on long-term debt	(9,425,749)	(3,223,881)
Principal payments on short-term debt	(500,000)	(5,741,150)
Proceeds from issuance of stock, net of cost of stock redemption/registration	8,369,570	(1,865)
Net cash used in financing activities	(1,499,565)	(7,841,896)

See Notes to Condensed Consolidated Financial Statements.

AVANTAIR, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Six Months Ended December 31, 2009 and 2008
(Unaudited)

	2009	2008
Net increase (decrease) in cash and cash equivalents	$3,072,014	$(11,336,735)
Cash and cash equivalents, beginning of the period	3,773,789	19,149,777
Cash and cash equivalents, end of the period	$6,845,803	$7,813,042
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$3,210,773	$2,717,182
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Accretion of Series A convertible preferred stock	$45,083	$44,806
Dividends payable on Series A convertible preferred stock	$729,275	$718,811
Flight hour cards issued in consideration for equipment	$139,570	$—
Common shares surrendered in lieu of payroll taxes	$10,025	$—
Issuance of warrants to underwriter in connection with private sale of common stock	$209,708	$—
Issuance of warrants to Lorne Weil in connection with aircraft agreement	$807,031	$—
Reversal of accrued expense	$44,100	$—

See Notes to Condensed Consolidated Financial Statements.

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 1 — BUSINESS OPERATIONS

General

Avantair, Inc. (formerly known as Ardent Acquisition Corporation) (“Avantair” or the “Company”), was organized on September 14, 2004 as a blank check company whose objective was to acquire an operating business.

On October 2, 2006, the Company signed a definitive stock purchase agreement with Avantair Inc. (“Old Avantair”). The agreement, as amended on December 15, 2006, provided for Avantair to issue 6,684,822 shares of common stock to the stockholders of Old Avantair in exchange for all of the issued and outstanding shares of Old Avantair (the “Share Exchange” or “Reverse Merger”). On February 22, 2007, the stockholders of Avantair voted in favor of the Reverse Merger. On February 22, 2007, upon the closing of the reverse acquisition of Ardent Acquisition Corp., the Company received approximately $36.3 million. For further details on this reverse acquisition, refer to the audited consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

Avantair is engaged in the sale of fractional ownership interests and flight hour card usage of professionally piloted aircraft for personal and business use and the management of its aircraft fleet. According to AvData, Avantair is the fifth largest company in the North American fractional aircraft industry. As of December 31, 2009, Avantair operated 55 aircraft within its fleet, which is comprised of 46 aircraft for fractional ownership, 5 company owned core aircraft and 4 leased and company managed aircraft. Avantair also operates fixed flight based operations (FBO) in Camarillo, California and effective August 1, 2008, in Caldwell, New Jersey. Through these FBOs and its headquarters in Clearwater, Florida, Avantair provides aircraft maintenance, concierge and other services to its customers as well as to the Avantair fleet.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim Reporting

The accompanying unaudited interim condensed consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and the interim condensed financial statement rules and regulations of the Securities and Exchange Commission. In the opinion of management, these statements included all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the condensed consolidated financial statements. The interim condensed operating results are not necessarily indicative of the results for a full year or any interim period. The June 30, 2009 consolidated balance sheet has been derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. These condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

Basis of Presentation

All material intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements.

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the successful recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. As of December 31, 2009, the Company’s recurring losses resulting in a stockholders’ deficit of approximately $29.0 million and a working capital deficiency of approximately $38.3 million. The Company’s primary sources of operating funds are the collection of management and maintenance fees from fractional share owners as well as the sale of fractional ownership shares, flight hour cards and effective January 2009, Axis Club Memberships. Sales by product category follow:

	Unit Sales for the Three Months Ended
	December 31, 2009	December 31, 2008	September 30, 2009	September 30, 2008
New Fractional shares	5	16.5	2	19.5
Flight hour cards	100	53	86	27
Axis Club Memberships	21	N/A	3	N/A

Avantair’s primary growth strategy is to continue to increase the number of fractional share owners and aircraft under management as well as increase the number of flight hour cards and Axis Club Memberships sold. At December 31, 2009, the Company had 29 fractional aircraft shares available for sale. In addition to the cost of acquiring aircraft, Avantair’s primary expenses are related to fuel, aircraft repositioning (i.e., moving an aircraft to another location to accommodate a customer’s need and for demonstration flights for sales purposes), maintenance, charters and insurance. To finance its growth strategy, the Company may continue to actively pursue additional funds through equity financing, including the sale of additional shares of common and preferred stock, asset sales, accelerated collection of maintenance and management fees, debt financing, or a combination thereof. At December 31, 2009, the Company had approximately $6.8 million of unrestricted cash on hand and assuming there is no change in sales and expense trends experienced since the fourth quarter of fiscal 2009, the Company believes that its cash on hand is sufficient to continue operations for the foreseeable future.

FASB Codification Discussion

The Company follows accounting standards set by the Financial Accounting Standards Board, commonly referred to as the “FASB.” The FASB sets generally accepted accounting principles (GAAP) that the Company follows to ensure the Company consistently report its financial condition, results of operations, and cash flows. Over the years, the FASB and other designated GAAP-setting bodies, have issued standards in the form of FASB Statements, Interpretations, FASB Staff Positions, EITF consensuses, AICPA Statements of Position, etc.

The FASB recognized the complexity of its standard-setting process and embarked on a revised process in 2004 that culminated in the release on July 1, 2009, of the FASB Accounting Standards Codification, sometimes referred to as the Codification or ASC. The Codification does not change how the Company accounts for its transactions or the nature of related disclosures made. However, when referring to guidance issued by the FASB, the Company now also refers to topics in the ASC. The above change was made effective by the FASB for periods ending on or after September 15, 2009. The Company updated references to GAAP to reflect the guidance in the Codification.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying disclosures. These estimates and assumptions are based upon management’s best knowledge of current events and actions that the Company may take in the future. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s condensed consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the condensed consolidated financial statements. Significant estimates and assumptions by management affect: the proper recording of revenue arrangements with multiple deliverables, the allowance for doubtful accounts, the carrying value of long-lived assets, the amortization period of long-lived assets, the provision for (benefit from) income taxes and related deferred tax accounts, certain accrued expenses and contingencies, warrant valuations and the ability to continue as a going concern.

Revenue Recognition

Avantair is engaged in the sale and management of fractional ownerships of professionally piloted aircraft for personal and business use and access to its aircraft fleet through either 15 or 25 hour flight hour cards (either individually or through the Company’s Axis Club Membership program). In the case of fractional ownership sales, the aircraft are sold in one-sixteenth shares or multiples thereof. The purchase agreement grants the customer an undivided interest in a specified aircraft. When a customer purchases a fractional share, they are also required to enter into a five-year management and maintenance agreement which grants the customer the right to the use of the aircraft for a specified number of hours each year. Under the terms of the maintenance and management agreement, the Company agrees to manage, operate and maintain the aircraft on behalf of the customer in exchange for a fixed monthly fee. Flight hour cards provide customers with a fixed number of flight hours for a fixed fee.

Fractional Aircraft Shares Sales

The Company does not have objective evidence to determine the fair value and allocate fractional share revenue from that generated from the management and maintenance agreement, and, as a result, has adopted the provisions of ASC 605-25 “Multiple — Element Arrangements” to account for the sale of fractional shares of aircraft. Accordingly, as the sales of the fractional shares cannot be separated from the underlying maintenance and management agreement, fractional share sale revenue is recognized ratably over the five-year life of the maintenance and management agreement. The period in which revenue is recognized will be evaluated on a periodic basis. Factors that impact management’s assessment of the most appropriate period of revenue recognition will include, but not be limited to, customer turnover, terms and conditions of the related fractional share sale, maintenance arrangements as well as any other factor that could impact revenue.

Management and Maintenance Agreement

Revenue earned in connection with the management and maintenance agreements with fractional share owners is recognized ratably over the term of the agreement, usually five years. If a customer prepays its management and maintenance fee for a period of one year or longer, the prepayment is recorded as unearned revenue and amortized into revenue on a monthly basis in accordance with the schedule provided for within each agreement.

Flight hour card and Axis Club Membership Revenue

Flight hour card revenue.  The Company also sells access to its aircraft fleet through either a 15 or 25 hour flight hour card for flight time without the requirement to purchase an ownership share in an aircraft. The card holder pays the Company the entire amount in advance of access to the aircraft fleet. The Company defers the entire amount paid and recognizes revenue on an incremental basis as aircraft hours are flown.

Axis Club Membership revenue.  In February 2009, the Company initiated the Axis Club Membership program that offers customers access to blocks of flight time at a discount from standard flight hour card rates for a set, three year membership fee. The program requires that Axis Club members purchase a minimum of

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

three 25 hour blocks of flight hour cards over the three year membership term. Axis Club Membership fees are paid in advance, deferred and recognized over the three year membership term. Similar to standard flight hour card sales, payment for flight hour cards sold through the Axis Club Membership program are collected in advance of access to the aircraft fleet, deferred and recognized as revenue on an incremental basis over the three year membership term.

Other Revenues

Other revenues are comprised primarily of revenue from demonstration flights, revenue from the sale of fuel at the Company’s FBO facilities and revenue from the rental of hangar space at the Company’s operating locations. Revenue from fuel sales and hangar rentals are recorded when goods are delivered or services are rendered. Demonstration revenue is earned as the Company charges prospective fractional share owners on an hourly basis for each hour the prospective share owners are flown to demonstrate the quality and capabilities of the aircraft. The Company recognizes revenue related to these demonstration flights when the flight is completed.

Aircraft Costs Related To Fractional Sales

The Company reflects aircraft costs related to the sale of fractional aircraft shares. As a result of the adoption of ASC 605-25, the Company recognizes revenue from the sale of fractional shares as income over the five-year period. The aircraft costs related to sales of fractional shares consist of the cost of the aircraft and are recorded as an asset and recognized as the cost of aircraft shares sold over the five-year period.

Maintenance Expense Policy

The Company uses the direct expensing method of accounting for non-refurbishment aircraft maintenance. Engine maintenance is performed by third parties under contracts which transfer risk, and related costs are expensed as incurred. Airframe maintenance is performed in-house and related costs are expensed as incurred. Refurbishments of the interiors of the aircraft, which extend the life of the aircraft, are capitalized and amortized over the estimated life of three years.

Prepaid Pilot Training

Beginning in 2008, the costs related to the training of pilots as required by Federal Aeronautic Regulations are capitalized and amortized over the twelve month certification period.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with ASC 740 “Income Taxes.” Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets to the amounts expected to be realized. The Company calculated an annual effective tax rate to determine the interim period income tax provisions; however, no tax liability was accrued for the three months ended December 31, 2009, as the Company expects to have sufficient operating loss and tax credit carryforwards to cover any taxable income.

Effective July 1, 2007, the Company adopted the provisions of the ASC 740 relating to uncertain tax positions. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company has identified its federal tax return and State of Florida tax return as “major” tax jurisdictions, as defined in ASC 740. The Company evaluations were performed for the tax years ended 2005

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

through 2009. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Stock-Based Compensation

The Company has one stock-based compensation plan, the 2006 Long Term Incentive Plan (the “Plan”), which the Company’s shareholders approved, for employees, certain non-employees and non-employee directors. Stock-based awards under this plan may consist of common stock, common stock units, stock options, cash-settled or stock-settled stock appreciation rights, restricted stock and other stock-based awards. The Company issues common stock to satisfy stock option exercises or vesting of stock awards.

The Company accounts for share-based compensation to employees and directors in accordance with ASC 718 “Compensation — Stock Compensation,” which requires the recognition of compensation expense for employee stock options and other share-based payments. Under ASC 718, expense related to employee stock options and other share-based payments is recognized over the relevant service period based on the fair value of each stock option grant. In addition, the Company recognizes in its Condensed Consolidated Statements of Operations the grant-date fair value of stock options and other equity-based compensation issued to employees and directors. Compensation expense for equity-based awards is recognized over the requisite service period, usually the vesting period on a straight line basis, while compensation expense for liability-based awards (those usually settled in cash rather than stock) is measured to fair-value at each balance sheet date until the award is settled.

Stock-based compensation expense related to these plans, which is included in “General and administrative” costs in the accompanying Condensed Consolidated Statements of Operations, was $98,346 and $190,046 for the three and six months ended December 31, 2009 and was $95,708 and $191,416 for the three and six months ended December 31, 2008, respectively. There were no related income tax benefits recognized in the accompanying Condensed Consolidated Statements of Operations for the three or six months ended December 31, 2009 or for the comparable 2008 period. In September 2009, by recommendation of the Compensation Committee and approval by the Board of Directors, 25,000 shares of restricted stock were granted to each of the Company’s three named executive officers, effective October 1, 2009. One-third of the shares will vest one year following the grant date, and one-twelfth of the shares vest every three months thereafter. As of December 31, 2009, the Company had 291,834 shares of restricted stock and 150,000 stock options outstanding. The Company made no stock option grants nor issued warrants pursuant to the Plan during the three months ended December 31, 2009.

Accounting for Derivative Instruments

The Company accounts for derivative instruments in accordance with ASC 815 “Derivatives & Hedging,” which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts. The Company also considers ASC 815, which provides criteria for determining whether freestanding contracts that are settled in a company’s own stock, including common stock warrants, should be designated as either an equity instrument, an asset or as a liability under ASC 815. The Company evaluates the conversion feature embedded in its Series A Convertible Preferred Stock at each reporting period based on the criteria of ASC 815 to determine whether the conversion feature would be required to be bifurcated from the Preferred Stock and accounted for separately as a derivative. Based on management’s evaluation, the embedded conversion feature did not require bifurcation and derivative accounting as of December 31, 2009.

Fair Value Measurements

Effective July 1, 2008, the Company adopted the provisions of ASC 820 “Fair Value Measurements and Disclosures.” ASC 820, defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosures about fair value measurements. ASC 820 clarifies that fair value is

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. ASC 820 permits an entity to measure certain financial assets and financial liabilities at fair value with changes in fair value recognized in earnings each period. During the six months ended December 31, 2009, the Company has elected not to use the fair value option permitted under ASC 820 for any of its financial assets and financial liabilities that are not already recorded at fair value.

The fair values of the Company’s assets and liabilities that qualify as financial instruments under ASC 825 including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses, unearned management fees and charter flight hour card revenues and short-term debt are carried at cost, which approximates fair value due to the short-term maturity of these instruments. Long-term obligations approximate fair value, given management’s evaluation of the instruments’ current rates compared to market rates of interest and other factors.

Loss Per Share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

For the three and six months ended December 31, 2009, a total of 4,018,892 share-equivalents of potentially dilutive securities were excluded from the calculation of diluted earnings per share. These securities were comprised of 2,373,620 warrants issued in conjunction with the LW Air transactions (see Note 4) to Lorne Weil, 455,887 warrants issued to EarlyBirdCapital in consideration for services rendered as placement agent for the Company’s June, September and October 2009 private placements (see Note 4), 150,000 options to purchase shares of common stock and 300,000 unit purchase options (with each unit consisting of one share and two warrants that expire February 23, 2010) which were outstanding during the periods but were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares, and therefore, their effect would be anti-dilutive as calculated under the treasury method promulgated by ASC 260 ”Earnings Per Share.” In accordance with ASC 260’s contingently issuable shares provision, 139,385 shares of performance-based, unvested common stock awards (“restricted stock”) granted were not included in the calculation because all the necessary conditions for vesting had not been satisfied. A total of 14,415,167 share-equivalents of potentially dilutive securities were excluded from the calculation of diluted loss per share for the three and six months ended December 31, 2008 and were comprised of 14,146,000 warrants to purchase one share of the Company’s common stock, 119,167 shares of restricted stock and 150,000 outstanding options.

Subsequent Events

Effective July 1, 2009, the Company adopted the provisions of ASC 855 “Subsequent Events,” which established principles and standards related to the accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued. ASC 855 requires an entity to recognize, in the financial statements, subsequent events that provide additional information regarding conditions that existed at the balance sheet date. Subsequent events that provide information about conditions that did not exist at the balance sheet date shall not be recognized in the financial statements under ASC 855. We have evaluated subsequent events for recognition or disclosure through the date of this filing.

Reclassifications

Certain balances in the prior periods were reclassified to conform to classifications adopted in the current period.

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Recently Issued Pronouncements

In November 2008, the FASB issued an accounting standard which enhances the disclosure requirements for separating disclosing information related to individually significant arrangements and disclosing the qualitative and quantitative information on an aggregate basis. This new guidance applies prospectively to revenue arrangements entered into or materially modified in fiscal years beginning on or after December 15, 2009. The accounting standard was subsequently codified into ASC 605-25. The Company is currently evaluating the requirements of ASC 605-25 and its impact on its consolidated financial condition, results of operations and cash flows.

In October 2009, the FASB issued Accounting Standards Update No. 2009-13, “Multiple — Deliverable Revenue Arrangements,” which is effective for fiscal years beginning on or after June 15, 2010, with early adoption permitted. Under the new guidance, when vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate deliverables and allocate arrangement consideration using the relative selling price method. The new guidance includes new disclosure requirements on how the application of the relative selling price method affects the timing and amount of revenue recognition. The Company is currently evaluating the adoption of this guidance and its impact on its consolidated financial condition, results of operations and cash flows.

The Company does not believe that any other recently issued, but not yet effective accounting standards, if currently adopted would have a material effect on the Company’s consolidated financial statements.

NOTE 3 — COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

The Company conducts a major part of its operations from leased facilities, which include airplane hangars and administrative offices. The 15 year hangar lease in Clearwater, Florida expiring in 2020 is classified as an operating lease. The lease provides for rent allocation credits for the first three years. These credits have been netted in rental expense on a straight-line basis over the term of the lease. The Company also has a 15 year lease for its fixed flight based operation in Camarillo, California expiring in 2021 and a 10 year lease for its fixed flight based operation in Caldwell, New Jersey expiring in 2018, which are classified as operating leases.

Most of the Company’s facilities operating leases contain an option to renew at the then fair rental value for periods of five to ten years. These options enable the Company to retain use of facilities in desirable operating areas.

During the second quarter of fiscal 2010, the Company, through an arms-length transaction, transferred its rights to purchase four Piaggio Avanti II aircraft to LW Air LLC pursuant to the existing aircraft purchase agreement between the Company and Piaggio America, Inc. Upon delivery of the aircraft, Piaggio America returned $2.6 million of deposits previously paid on the aircraft by the Company. Simultaneous with this transaction, the Company entered into an eight-year management agreement for those aircraft and the Company issued 2,373,620 warrants to Lorne Weil, the Managing Member of LW Air LLC (“LW Air”) (see Note 4). By virtue of his ownership of the warrants, Mr. Weil is now a significant beneficial owner of the Company. In addition, since the contractual relationships under the agreements with LW Air were executed following the date that Mr. Weil became a significant beneficial owner, the Company recognizes the transaction as a related party transaction. Pursuant to the agreement between the parties, the Company will manage each aircraft for a monthly fee which is variable based upon aircraft flight hours but will not exceed $56,500 per month. The agreement also allows the Company to enter into short-term leases for the use of the aircraft at a specified dry lease rate per flight hour. Included in the December 31, 2009 prepaid and other current assets balance in the Company’s Condensed Consolidated Balance Sheet is approximately $0.3 million of advance payments made to LW Air for future use of these aircraft.

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 3 — COMMITMENTS AND CONTINGENCIES  – (continued)

In addition, the Company leases transportation equipment and data processing equipment under operating leases expiring during the next three years.

Purchase Commitments

On June 20, 2008, Avantair assigned its rights and obligations to purchase twenty Embraer Phenom 100 (“Phenom 100”) aircraft positions to Share 100 Holding Co., LLC (“Share 100”), a wholly-owned subsidiary of Avantair. On the same date, Avantair entered into a membership interest purchase agreement with Executive Air Shares Corporation (EAS), in which EAS purchased the Class A membership of Share 100 and Avantair retained the Class B membership. EAS, as Class A member, has the rights and obligations to purchase the Phenom 100 aircraft with positions one through eighteen and to fund payment due in connection with these aircraft. EAS paid Share 100 approximately $2.47 million in connection with these transactions and made an additional $750,000 capital contribution to Share 100 in December 2008, all of which was, immediately distributed to Avantair. Avantair, as Class B member, has the rights and obligations to purchase aircraft positions nineteen and twenty and to fund payment due in connection with these aircraft. EAS has the option to purchase aircraft nineteen and twenty, which must be exercised by October 1, 2010; if exercised, EAS shall reimburse Avantair for all payments made relative to these aircraft and provide all remaining funds required. In the event that EAS does not exercise the option to purchase aircrafts nineteen and twenty by October 1, 2010, Avantair will have the right and obligation to purchase the nineteenth and twentieth aircraft. If EAS defaults under its obligations to purchase the aircraft positions, EAS will forfeit all deposits paid for the undelivered aircraft, including the funds distributed to Avantair. Avantair will then be responsible for the rights and obligations of the remaining undelivered aircraft. If Avantair defaults under its obligations to purchase the last two aircraft positions, any deposits paid by Avantair in connection with the undelivered Class B Aircraft will be forfeited.

As of December 31, 2009, Avantair had contractual commitments to purchase 52 additional Piaggio Avanti II aircraft through 2013. The total commitment, including a recently proposed price escalation, is valued at approximately $330 million.

Financing Commitments — Short-term

Short-term debt consists of the following as of December 31, 2009:

Midsouth Services, Inc (“Midsouth”)	$11,000,000

Midsouth Services, Inc

On April 2, 2009, Avantair entered into two Floor Plan Agreements with Midsouth Services, Inc (“Midsouth”) to replace Midsouth’s existing Floor Plan Agreements dated July 31, 2008. The new Floor Plan Agreements extended credit to Avantair in an increased amount of $11.6 million to be used towards the purchase of new Piaggio P-180 aircraft. Each of the new Floor Plan Agreements are similar to the prior Floor Plan Agreements and cover an amount not to exceed $5.8 million for a term of twelve months. The Company has the sole option to terminate one of the Agreements during the term with ninety days written notice. The Company has agreed to pay Midsouth a monthly fee of $82,500 for each Floor Plan Agreement during the term. Borrowings outstanding under this arrangement at December 31, 2009 totaled $11.0 million.

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 3 — COMMITMENTS AND CONTINGENCIES  – (continued)

Financing Commitments — Long-term

Long-term debt consists of the following as of December 31, 2009:

Wells Fargo Equipment Finance, Inc.	$2,891,260
Jet Support Services, Inc.	2,762,312
Century Bank, F.S.B.	1,827,341
Wachovia Bank	2,360,468
Other long-term debt	48,316
Midsouth Services, Inc	11,858,474
21,748,171
Less current portion	(4,358,496)
Long-term debt	$17,389,675

Wells Fargo Equipment Finance, Inc.

In February 2005, the Company entered into financing arrangements for the purchase of core aircraft under various notes payable with Wells Fargo Equipment Finance, Inc. The notes outstanding at December 31, 2009 totaled approximately $2.9 million and are payable in monthly installments ranging from $10,644 to $38,480 with interest ranging from 5.96% to 6.12% per annum, through 2012. The notes are collateralized by the aircraft.

CNM, Inc.

In August 2007, the Company and CNM executed a new note agreement which converted an outstanding note obligation of approximately $7.0 million into a term loan payable monthly over three years and bearing interest at 10.0% per annum. The Company accounted for this conversion in accordance with ASC 470-50 “Debt Modification & Extinguishment.” CNM also assumed a promissory note due to Wells Fargo Bank for $2.9 million which was included as part of this new note agreement. During October 2009, the Company repaid the full amount of the loan of approximately $2.7 million.

Jet Support Services, Inc.

On April 24, 2006, Avantair financed an aircraft maintenance program contract with Jet Support Services, Inc. (“JSSI”) in the amount of $3.4 million. The promissory note provided for seven monthly installments of $145,867 and 53 monthly installments of $45,867, respectively, including interest at 7.0% per year. On April 15, 2008, the Company entered into a financing arrangement with JSSI by means of a $5.5 million promissory note. The new note matures on April 1, 2011 and bears interest at 10.0% per annum, with 35 monthly payments of principal and interest in an amount of $185,127 beginning on June 2, 2008. The new note covered the remaining balance of $0.4 million of the aforementioned promissory note, other costs and fees to be paid by the Company under service agreements with JSSI and related deferred financing costs of approximately $1.0 million which will be amortized over the life of the note using the effective interest method. Upon entering into this payment arrangement and the $5.5 million promissory note, the parties terminated the airframe maintenance contract and have agreed to apply the unamortized prepayment ($1,319,368 at December 31, 2009 and $1,538,175 at June 30, 2009) under the airframe maintenance contract to the engine maintenance program and will amortize this amount over the remaining 37 month term of that program. Borrowings outstanding under this arrangement at December 31, 2009 totaled approximately $2.8 million.

In addition, the Company entered into another payment arrangement with JSSI by means of a $525,000 promissory note dated July 31, 2008 with five monthly payments of $105,000 commencing August 1, 2008. The note constituted payment of the purchase of airframe parts inventory by the Company from JSSI. The Company repaid the full amount of the term loan in December 2008.

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 3 — COMMITMENTS AND CONTINGENCIES  – (continued)

Century Bank, F.S.B.

In August 2007, the Company and Century Bank F.S.B. executed a $2.2 million note agreement for the purchase of one aircraft. The note outstanding at December 31, 2009 totaled approximately $1.8 million and is payable in monthly installments of $27,175 with interest of 8.25% per annum, through August 3, 2012. The note is collateralized by the aircraft.

Wachovia Bank

On October 31, 2007, the Company entered into a financing arrangement for the purchase of one used aircraft at a total purchase price of approximately $4.5 million (inclusive of the value of a flight hour card of 100 hours). Financing was obtained from Wachovia through a note payable of $3.9 million. This debt will be repaid monthly over 7 years at an interest rate of the LIBOR rate plus 4.0%. Borrowings outstanding under this arrangement at December 31, 2009 totaled approximately $2.4 million. During September 2009, the Company received a waiver of compliance with a financial covenant in connection with the note.

Other long-term debt

In October 2009, the Company and Kevco Aviation Inc. executed a $56,614 note agreement for the purchase equipment. The note outstanding at December 31, 2009 totaled approximately $48,316 and is payable in monthly installments of $2,912 with interest of 3.25% per annum, through May 2011.

Capital Lease Transactions

JMMS, Inc.

The Company entered into a sale and leaseback agreement, dated August 11, 2006, with JMMS, LLC (“JMMS”). Under the sale and leaseback agreement, the Company sold 100.0% of its interest in a core aircraft for $4.2 million and leased back 68.8% of the aircraft for a five year term. The proceeds of the sale and leaseback arrangement were used to pay down a line of credit. In March 2007, the Company amended the lease agreement to include a provision for the Company to buy back the aircraft at the expiration of the term. As a result of the amendment, the Company has accounted for the sale and leaseback transaction as a finance lease. JMMS notified the Company of its intention to terminate the sale and leaseback agreement between the parties effective March 1, 2009, at which date, pursuant to the agreement, the Company was required to purchase the aircraft at a cost of no more than the $4.2 million. The closing date of the transaction was extended past March 1, 2009, in consideration for monthly payments to JMMS totaling $1.25 million through December 1, 2009. The total amount of the monthly payments made to JMMS by the Company since March 1, 2009 were deducted from the aircraft purchase price. In addition, during the fourth quarter of fiscal year 2009, the agreement with JMMS matured and therefore has been included in the current portion of long-term debt on the accompanying condensed consolidated balance sheet at June 30, 2009. On December 14, 2009, the Company sold the aircraft to a third party for $2.9 million and paid the remaining outstanding balance of the purchase price to JMMS, and realized a gain of $0.8 million.

Midsouth Services, Inc.

On October 10, 2007, Avantair acquired a core aircraft under a capital lease obligation with Midsouth. Under the lease agreement, Midsouth provided funding for the $4.7 million purchase of a pre-owned Piaggio P-180 aircraft and holds title to the Aircraft. Midsouth leases the Aircraft exclusively to Avantair on a five year lease at 15.0% interest per annum. The monthly lease payments for the term of the lease are $89,000. At the end of the five year lease, Avantair shall purchase the Aircraft from Midsouth at the guaranteed residual value in the amount of approximately $2.3 million. Avantair also has the option to purchase the Aircraft anytime during the lease term at the then current guaranteed residual value as set forth on the amortization schedule without penalty. The obligation outstanding at December 31, 2009 totaled approximately $4.0 million.

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 3 — COMMITMENTS AND CONTINGENCIES  – (continued)

In April 2009, the Company amended the Lease Agreement previously accounted for as an operating lease under ASC Topic 840 “Leases,” dated as of July 31, 2006 between the Company and Midsouth. Pursuant to the amendment, the Company is required to pay $74,900 monthly until August 2011, the expiration of the Lease Agreement. In addition, the Company has agreed to purchase the leased aircraft for approximately $3.0 million from Midsouth within sixty days following the expiration of the term of the Lease Agreement. The lease, as amended, has been classified as a capital lease in the accompanying condensed consolidated balance sheet. The obligation outstanding at December 31, 2009 totaled approximately $3.1 million, net of deferred interest of $0.7 million.

In April 2009, the Company entered into a Lease Agreement, effective April 6, 2009, pursuant to which Midsouth leases a Piaggio P-180 aircraft to the Company for a ten year lease term at $75,000 per month, plus taxes if applicable. The Company is required to provide Midsouth with 100 hours of flight time per year during the lease term. Hours have been accounted for at their fair value and are liquidated as hours are flown. Midsouth has the sole option to terminate the lease at the end of the fifth year of the term and to require the Company to purchase the leased aircraft for approximately $3.8 million within ninety days of that date. If this option is not exercised by Midsouth, the lease will continue for the remaining five years of the term and, at the end of the ten year lease, the Company will be required to purchase the aircraft from Midsouth for $0.3 million. The obligation outstanding at December 31, 2009 totaled approximately $4.8 million.

The capital lease obligations are included in long-term debt in the accompanying condensed consolidated balance sheets.

NOTE 4 — EQUITY TRANSACTIONS

As of December 31, 2009, the Company had 26,323,062 shares of the common stock outstanding, 1,058,166 shares of common stock available for future issuance under its 2006 Long-Term Stock Incentive Plan and warrants to purchase 2,829,507 shares outstanding. In addition, as of December 31, 2009, the Company has 152,000 shares of Series A Preferred Shares outstanding. The Company has 4,251,857 shares of common stock reserved on its books and records for issuance upon the conversion of the outstanding Series A Preferred Shares. As a result of the sales of shares consummated on June 30, September 25, and October 16, 2009, the conversion price of the Series A Preferred Shares was reduced from $5.15 to $3.57.

On June 30, 2009, Avantair sold 567,200 units at a price of $2.50 per unit to investors in a private placement, generating net proceeds of approximately $1.3 million. Each unit consisted of two shares of common stock and one warrant to purchase one common share. The warrants had an exercise price of $4.00 per share and were exercisable until June 30, 2012. The sale was consummated under the terms of a Securities Purchase Agreement between Avantair and each of the investors. Pursuant to a registration rights agreement, Avantair agreed to use it best efforts to register the shares issued to the investors and the shares underlying the warrants issued to the investors for sale under the Securities Act of 1933, as amended. By agreement between Avantair, the investors in the June 30, 2009 private placement and that offering’s placement agent, the period for additional sales of units was extended until October 15, 2009. On September 25, 2009, the Company sold an additional 250,000 units at a price of $2.50 per unit generating net proceeds of approximately $0.6 million.

In October 2009, the Company sold 8,818,892 shares of common stock to new investors at a price per share of $0.95 for net proceeds of approximately $8 million pursuant to the October 16, 2009 Securities Purchase and Exchange Agreement. In addition, pursuant to the October 16, 2009 Securities Purchase and Exchange Agreement, on October 19, 2009 the Company exchanged the 817,200 outstanding warrants that had been issued to existing investors in the June and September 2009 private placements for an aggregate of 516,127 shares of common stock for no additional consideration. The October 2009 Securities Purchase and Exchange Agreement terminated the Securities Purchase and Registration Rights Agreement entered into in connection with the June and September 2009 private placements. Subsequent to the closing of the September private placement, the terms of the offer were modified from the price of $2.50 per unit in the first and second

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 4 — EQUITY TRANSACTIONS  – (continued)

private placements to conform to the price in the October private placement of $0.95 per common share. The exchange represents the equivalent number of shares necessary to cause the per share price paid in the June and September private placements to equal the price per share in the October private placement. The exchange was recorded at its fair value as an adjustment to paid-in capital and common stock for its par value.

In connection with the October 2009 private placement, Avantair entered into a new Registration Rights Agreement with the investors in the June, September and October private placements. The October 2009 Registration Rights Agreement requires the Company promptly, but not later than 30 days after the closing, to file a registration statement registering for sale the shares issued to the investors and to cause the registration statement to be declared effective on or prior to the 150th day after the filing date, as the Company’s registration statement is being reviewed by the SEC. Under the terms of the Registration Rights Agreement, the Company is obligated to maintain the effectiveness of the sale registration statement until all securities registered thereunder are sold or otherwise can be sold pursuant to Rule 144, without restriction. The Company is required to pay to each investor an amount in cash each month, as partial liquidated damages, equal to 1.5% of the aggregate purchase price paid by such investor in the event of failure (i) to file the registration statement or (ii) to cause the registration statement to be declared effective, in each case by the date described in the Registration Rights Agreement, for so long as such failure continues. In the opinion of management, the Company believes that the registration statement will be declared effective on or prior to the 150th day and therefore has not accrued any liquidated damages.

On October 16, 2009, pursuant to an agreement between EarlyBirdCapital, Inc. and the Company, in consideration for services rendered as placement agent for the Company’s June, September and October 2009 private placements, the Company issued to EarlyBirdCapital, Inc. and its affiliates 455,887 fully vested warrants which expire on June 30, 2012. Each warrant permits the holder to purchase one share of the Company’s common stock at an exercise price of $1.05 per share. The shares issuable upon exercise of the warrants are entitled to registration rights under the October 2009 Registration Rights Agreement. The Company may redeem the warrants at any time on or after October 16, 2011 at the price of $0.01 per warrant, provided that the volume weighted average price of the Company’s common stock has been at least 200.0% of the exercise price of a warrant for any twenty trading days during any consecutive thirty trading day period ending on the third trading day preceding the date of the notice of redemption. The fair value of the warrants calculated in accordance with ASC 820 estimated at $0.46 will be charged to additional paid-in capital. The fair values of the warrants issued were estimated on the date of grant. A Lattice option-pricing model, applying the following assumptions, was used to estimate the fair value for the warrants issued:

Stock Price(1)	$1.15
Exercise Price(2)	$1.05
Interest Rate(1)	1.34	%(4)
Volatility	79.93%
Time to Maturity(2)	2.71 years
Number of Steps(3)	12
Exercise Factor	2.00
Minimum Market Price	$2.10

(1)	As of the Valuation Date
(2)	Per warrant agreement
(3)	Number of quarterly periods in the 2.71 year term.

(4) Based on vesting period on date of grant.

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 4 — EQUITY TRANSACTIONS  – (continued)

The warrants issued in conjunction with the LW Air transactions (see Note 3) to Lorne Weil, Managing Member of LW Air, provide for the purchase of 2,373,620 shares of the Company’s common stock at an exercise price of $1.25 per share. The warrants expire on October 16, 2012, and the warrants and any underlying shares purchased upon exercise of the warrants may not be sold, transferred, assigned or hypothecated, in whole or in part, at any time on or prior to October 16, 2011, other than to an affiliate of the warrant holder. The Company may redeem the warrants held by Lorne Weil at any time on and after October 16, 2011 at the price of $0.01 per warrant, provided that the volume weighted average price of the Company’s common stock has been at least 300.0% of the exercise price of a warrant for any twenty trading days during any consecutive thirty trading day period ending on the third trading day preceding the date of the notice of redemption. On December 15, 2009, LW Air took delivery of the fourth aircraft and, as such, has satisfied the conditions for vesting of all the warrants. The Company will account for the LW Air transaction and the issuance of the warrants by recording the charges paid to the owner (including the fair value of the warrants calculated in accordance with ASC 820 estimated at $0.34 per warrant) to the Cost of Flight Operations on a straight-line basis ratably over the initial term of the agreement. The fair values of the warrants issued were estimated on the date of grant. A Lattice option-pricing model, applying the following assumptions, was used to estimate the fair value for the warrants issued:

Stock Price(1)	$1.15
Exercise Price(2)	$1.25
Interest Rate(1)	0.015% and 0.066	%(4)
Volatility	78.89%
Time to Maturity(2)	3 years
Number of Steps(3)	156
Suboptimal Exercise Factor	3.00
Minimum Market Price	$3.75

(1)	As of the Valuation Date
(2)	Per warrant agreement
(3)	Number of weeks in a 52 week year over a 3 year period.
(4)	Based on vesting period of one and nine weeks.

Due to its limited history as a public company, the Company has estimated expected volatility for the EarlyBirdCapital, Inc and Lorne Weil warrant valuations based on the historical volatility of certain similar companies. The risk-free interest rate assumptions are based upon observed interest rates appropriate for the expected term of the warrants.

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors
Avantair, Inc.

We have audited the accompanying consolidated balance sheets of Avantair, Inc. and Subsidiaries as of June 30, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Avantair, Inc. and Subsidiaries as of June 30, 2009 and 2008, and their results of operations and cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ J.H. Cohn LLP

Jericho, New York
September 28, 2009

AVANTAIR, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

ASSETS

	June 30,
	2009	2008
CURRENT ASSETS
Cash and cash equivalents	$3,773,789	$19,149,777
Accounts receivable, net of allowance for doubtful accounts of $187,842 at June 30, 2009 and $213,487 at June 30, 2008	5,711,055	5,692,809
Inventory	140,997	252,407
Current portion of aircraft costs related to fractional sales	36,910,206	40,417,203
Current portion of notes receivable	272,731	832,107
Prepaid expenses and other current assets	1,278,506	2,173,992
Total current assets	48,087,284	68,518,295
Aircraft costs related to fractional share sales, net of current portion	70,199,786	92,383,071
Property and equipment, at cost, net of accumulated depreciation and amortization of $11,695,228 at June 30, 2009 and $8,640,096 at June 30, 2008	29,842,365	25,663,264
OTHER ASSETS
Cash-restricted	2,352,337	2,826,290
Deposits on aircraft	9,264,890	8,679,277
Deferred maintenance on aircraft engines	1,538,175	2,228,509
Notes receivable-net of current portion	—	1,008,223
Goodwill	1,141,159	1,141,159
Other assets	1,639,407	2,029,367
Total other assets	15,935,968	17,912,825
Total assets	$164,065,403	$204,477,455

See Notes to Consolidated Financial Statements

AVANTAIR, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

LIABILITIES AND STOCKHOLDERS’ DEFICIT

	June 30,
	2009	2008
CURRENT LIABILITIES
Accounts payable	$7,307,320	$4,718,355
Accrued liabilities	5,010,745	5,528,472
Customer deposits	1,282,936	1,905,682
Short-term debt	11,500,000	15,775,260
Current portion of long-term debt	11,020,590	6,648,093
Current portion of deferred revenue related to fractional aircraft share sales	43,385,779	47,778,900
Unearned management fee and charter card revenues	17,807,796	16,316,044
Total current liabilities	97,315,166	98,670,806
Long-term debt, net of current portion	20,111,011	23,856,322
Deferred revenue related to fractional aircraft share sales, net of current portion	65,071,197	96,525,785
Other liabilities	3,047,329	2,636,730
Total long-term liabilities	88,229,537	123,018,837
Total liabilities	185,544,703	221,689,643
COMMITMENTS AND CONTINGENCIES
Series A convertible preferred stock, $.0001 par value, authorized 300,000 shares; 152,000 shares issued and outstanding	14,528,383	14,439,358
STOCKHOLDERS’ DEFICIT
Preferred stock, $.0001 par value, authorized 700,000 shares; none issued	—	—
Common stock, Class A, $.0001 par value, 75,000,000 shares authorized, 16,463,615 shares issued and outstanding at June 30, 2009 and 15,286,792 shares issued and outstanding at June 30, 2008	1,646	1,529
Additional paid-in capital	47,667,493	46,163,780
Accumulated deficit	(83,676,822)	(77,816,855)
Total stockholders’ deficit	(36,007,683)	(31,651,546)
Total liabilities and stockholders’ deficit	$164,065,403	$204,477,455

See Notes to Consolidated Financial Statements

AVANTAIR, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Year Ended June 30,
	2009	2008
Revenue
Fractional aircraft sold	$51,864,010	$43,426,696
Maintenance and management fees	70,693,367	58,211,457
Charter card and Axis Club Membership revenue	9,384,110	7,236,151
Other revenue	4,885,563	6,744,679
Total revenue	136,827,050	115,618,983
Operating expenses
Cost of fractional aircraft shares sold	44,118,352	36,637,959
Cost of flight operations	46,723,184	50,058,692
Gain on sale of assets	(1,394,164)	(861,410)
Cost of fuel	13,349,084	16,489,422
General and administrative expenses	23,628,541	20,703,120
Selling expenses	3,736,424	4,670,246
Depreciation and amortization	5,233,250	3,624,710
Total operating expenses	135,394,671	131,322,739
Income (loss) from operations	1,432,379	(15,703,756)
Other income (expenses)
Interest income	46,073	482,666
Other income	2,848	252
Interest expense	(5,942,221)	(3,661,227)
Total other expenses	(5,893,300)	(3,178,309)
Net loss	(4,460,921)	(18,882,065)
Preferred stock dividend and accretion of expenses	(1,488,071)	(903,851)
Net loss attributable to common stockholders	$(5,948,992)	$(19,785,916)
Loss per common share:
Basic and diluted	$(0.39)	$(1.30)
Weighted-average common shares outstanding:
Basic and diluted	15,306,725	15,230,482

See Notes to Consolidated Financial Statements

AVANTAIR, INC. AND SUBSIDIARIES
Consolidated Statement of Changes in Stockholders’ Deficit
Years Ended June 30, 2009 and 2008

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at June 30, 2007	15,220,817	$1,522	—	$—	$46,124,857	$(58,085,403)	$(11,959,024)
Expenses associated with the issuance of preferred stock					(391,423)		(391,423)
Stock-based compensation					484,817		484,817
Dividend on Series A convertible preferred stock						(849,387)	(849,387)
Accretion of issuance costs on Series A convertible preferred stock					(54,464)		(54,464)
Issuance of shares in connection with vested restricted stock	65,975	7			(7)
Net loss						(18,882,065)	(18,882,065)
Balance at June 30, 2008	15,286,792	$1,529	—	$—	$46,163,780	$(77,816,855)	$(31,651,546)

See Notes to Consolidated Financial Statements

AVANTAIR, INC. AND SUBSIDIARIES
Consolidated Statement of Changes in Stockholders’ Deficit
Years Ended June 30, 2009 and 2008

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Expenses associated with registration of shares					(43,804)		(43,804)
Stock-based compensation					361,059		361,059
Dividend on Series A convertible preferred stock						(1,399,046)	(1,399,046)
Accretion of issuance costs on Series A convertible preferred stock					(89,025)		(89,025)
Issuance of shares in connection with vested restricted stock, net of shares surrendered in lieu of payroll taxes	42,423	4			(7,732)		(7,728)
Sale of common stock in connection with private sale	1,134,400	113			1,283,215		1,283,328
Net loss						(4,460,921)	(4,460,921)
Balance at June 30, 2009	16,463,615	$1,646	—	$—	$47,667,493	$(83,676,822)	$(36,007,683)

See Notes to Consolidated Financial Statements

AVANTAIR, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Year Ended June 30,
	2009	2008
OPERATING ACTIVITIES:
Net loss	$(4,460,921)	$(18,882,065)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,233,250	3,624,710
Gain on sale of assets	(1,394,164)	(861,410)
Stock-based compensation	361,059	484,817
Decrease in bad debt expense	18,638	21,109
Changes in operating assets and liabilities:
Accounts receivable	(36,884)	(626,427)
Inventory	111,410	327,110
Deposits on aircraft	(585,613)	(1,475,223)
Deferred maintenance agreement on aircraft engines	690,334	463,030
Prepaid expenses and other current assets	895,486	(1,795,598)
Notes receivable	1,567,599	1,252,385
Aircraft costs related to fractional shares	25,690,282	(26,034,485)
Other assets	389,960	(334,726)
Accounts payable	2,588,965	1,642,167
Accrued liabilities	(1,924,501)	2,042,629
Unearned management fees and charter card revenue	620,091	8,269,808
Cash-restricted	473,953	116,693
Customer deposits	(622,746)	1,293,182
Other liabilities	410,599	874,571
Deferred revenue related to fractional aircraft share sales	(35,847,709)	14,059,804
Net cash used in operating activities	(5,820,912)	(15,537,919)
INVESTING ACTIVITIES:
Proceeds from sale of assets	1,927,000	—
Proceeds from sale of deposits	—	2,470,000
Capital expenditures	(975,433)	(5,195,325)
Net cash provided by (used in) investing activities	951,567	(2,725,325)

See Notes to Consolidated Financial Statements

AVANTAIR, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Year Ended June 30,
	2009	2008
FINANCING ACTIVITIES:
Borrowings under long-term notes payable	—	2,200,000
Borrowings under short term notes payable	17,479,555	25,910,842
Principal payments on long-term notes payable	(7,470,907)	(6,630,674)
Principal payments on short-term notes payable	(21,754,815)	(10,135,582)
Proceeds from issuance of preferred stock-net	—	14,384,894
Proceeds from issuance of stock-net	1,283,328	—
Preferred stock dividends paid	—	(502,504)
Cost of stock redemption/registration	(43,804)	(391,423)
Net cash (used in) provided by financing activities	(10,506,643)	24,835,553
Net (decrease) increase in cash and cash equivalents	$(15,375,988)	$6,572,309
Cash and cash equivalents, beginning of the year	19,149,777	12,577,468
Cash and cash equivalents, end of the year	$3,773,789	$19,149,777
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$5,942,221	$3,661,227
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Accretion of Series A convertible preferred stock	$89,025	$54,464
Dividends payable on Series A convertible preferred stock	$1,399,046	$346,883
Common shares surrendered in lieu of payroll taxes	$7,728	$—
Aircraft purchased under capital lease obligation	$8,098,093	$4,828,642
Aircraft purchased under long-term notes payable	$—	$3,906,000
Charter card issued as partial consideration of aircraft purchase	$871,661	$95,600
Aircraft sold through settlement of note payable	$—	$457,600
Deferred financing costs	$—	$996,188
Short-term notes payable – refinancing	$—	$2,689,001
Note receivable on sale of deposits	$—	$750,000

See Notes to Consolidated Financial Statements

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 1 — OPERATIONS AND MANAGEMENT’S PLANS

Avantair, Inc. (formerly known as Ardent Acquisition Corporation) (“Avantair”, “Ardent” or the “Company”), was organized on September 14, 2004 as a blank check company whose objective was to acquire an operating business.

On October 2, 2006, the Company signed a definitive stock purchase agreement (the “Reverse Merger”) with Avantair Inc. (“Old Avantair”). The agreement, as amended on December 15, 2006, provided for Avantair to issue 6,684,822 shares of common stock to the stockholders of Old Avantair in exchange for all of the issued and outstanding shares of Old Avantair (the “Share Exchange” or “Reverse Merger”). The agreement also provided for the Company to issue to the stockholders of Old Avantair additional shares as follows:

•	At the end of the fiscal year ending June 30, 2008, the Company would calculate (based on its annual audited consolidated financial statements for such fiscal year) Cash EBITDA. If Cash EBITDA was greater than $20,000,000 for the fiscal year ending June 30, 2008, the Company was to have issued an aggregate of 4,774,873 shares of its common stock to Old Avantair stockholders. The Company’s results did not meet the requirements for the year ended June 30, 2008 and therefore these shares were not issued.
•	If at any time prior to February 23, 2009, the closing trading price on the Over-the-Counter Bulletin Board (or on a national securities market on which the Company’s common stock is then quoted for trading) of the Company’s common stock for 20 trading days within any 30 trading day period equals or exceeds $8.50 per share, then the Company was to have issued an additional aggregate of 4,774,873 shares of its common stock to Old Avantair stockholders. The Company’s results did not meet the requirements for the year ended June 30, 2009 and therefore these shares were not issued.

On February 22, 2007, the stockholders of Avantair voted in favor of the Reverse Merger. Subsequent to the Reverse Merger, Old Avantair’s business activities were the activities of Avantair. The stockholders and management of Old Avantair own a substantial portion of the equity of the combined company. The Board of Directors was comprised of three individuals designated by Avantair’s stockholders and four individuals designated by Old Avantair’s stockholders, one of which was subject to the approval of Avantair’s stockholders. In addition, Old Avantair’s management was responsible for carrying out the Company’s current business plan. As a result, the transaction was treated as a Reverse Merger, and a capital transaction, equivalent to the issuance of stock by Old Avantair for Avantair’s net assets and, accordingly, the historical financial statements prior to February 22, 2007 were those of Old Avantair. All shares and per share data prior to the Share Exchange have been restated to reflect the stock issuances and the effect of the closing of the Share Exchange including the recognition of 8,400,000 shares of Ardent common stock outstanding as of the closing of the Share Exchange. Upon the closing of the Share Exchange, 1,601,593 shares of the Company’s common stock included within the purchase price were transferred to an escrow agent to secure indemnification obligations of the Company’s stockholders under the stock purchase agreement. Such shares were released from escrow within 45 days of the Company filing the Form 10-K for the year ended June 30, 2008.

Avantair is engaged in the sale of fractional ownership interests and charter card usage of professionally piloted aircraft for personal and business use and the management of its aircraft fleet. According to AvData, Avantair is the fifth largest company in the North American fractional aircraft industry. As of June 30, 2009, Avantair operated 52 aircraft within its fleet, which is comprised of 46 aircraft for fractional ownership, 5 company-owned core aircraft and 1 leased and company-managed aircraft. Avantair also operates fixed flight based operations (FBO) in Camarillo, California and effective August 1, 2008, in Caldwell, New Jersey. Through these FBO’s and its headquarters in Clearwater, Florida, Avantair provides aircraft maintenance, concierge and other services to its customers as well as to the Avantair fleet.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the successful recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. As of June 30, 2009, the Company’s recurring losses resulting in an accumulated deficit of approximately $81.4 million and a working

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 1 — OPERATIONS AND MANAGEMENT’S PLANS  – (continued)

capital deficiency of approximately $49.2 million. Avantair’s primary growth strategy is to continue to increase the number of fractional share owners and aircraft under management as well as increase the number of charter cards and Axis Club Memberships sold. To finance this growth strategy, including the purchase of additional aircraft to satisfy the demand of the growing charter card product line, the Company has obtained additional funds through equity financing, including the sale of additional shares of common stock, assets sales, accelerated payments of maintenance and management fees, debt financing, or a combination thereof. During the fiscal year ended June 30, 2009, the Company raised net proceeds of approximately $1.3 million through an equity offering detailed in Note 11, $1.9 million from the sale of one of the Company’s core aircraft, and approximately $10.5 million of cash through accelerated payments of management fees. Further, by agreement between Avantair, the investors in the June 30, 2009 private placement and that offering’s placement agent, the period for additional sales of units was extended until October 15, 2009. On September 25, 2009, the Company sold an additional 250,000 units at a price of $2.50 per unit generating net proceeds of approximately $0.6 million. The Company believes that its capital on hand, as may be augmented by these means to fund future growth, is sufficient to continue operations for the next twelve months and the foreseeable future thereafter.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, and have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. These estimates and assumptions are based upon management’s best knowledge of current events and actions that the Company may take in the future. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements. Significant estimates and assumptions by management affect: the proper recording of revenue arrangements with multiple deliverables, the allowance for doubtful accounts, the carrying value of long-lived assets, the amortization period of long-lived assets, the provision for (benefit from) income taxes and related deferred tax accounts, certain accrued expenses and contingencies, and the ability to continue as a going concern.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments held with financial institutions, with maturities of three months or less from the date of acquisition.

Cash-restricted

The Company agreed to restrict $2,352,337 in cash at June 30, 2009 and $2,826,290 in cash at June 30, 2008, to secure letters of credit related to deposits for leases, provide security for credit card charge backs and to secure fuel purchases. Management believes that these amounts will be restricted for at least one year and, accordingly, has classified such cash as non-current.

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Revenue Recognition

Avantair is engaged in the sale and management of fractional ownerships of professionally piloted aircraft for personal and business use and access to its aircraft fleet through either 15 or 25 hour charter cards (either individually or through the Company’s Axis Club Membership program). In the case of fractional ownership sales, the aircraft are sold in 1/16th shares or multiples thereof. The purchase agreement grants the customer the right to the use of the aircraft for a specified number of hours each year. When a customer purchases a fractional share, they are also required to enter into a five-year management and maintenance agreement. Under the terms of the maintenance and management agreement, the Company agrees to manage, operate and maintain the aircraft on behalf of the customer in exchange for a fixed monthly fee. Charter cards provide customers with flight hours for a fixed fee.

Fractional Aircraft Shares

The Company does not have objective evidence to determine the fair value and allocate fractional share revenue from that generated from the management and maintenance agreement, and, as a result, has adopted the provisions of the Emerging Issues Task Force (“EITF”) Issue No. 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables” to account for the sale of fractional shares of aircraft. Accordingly, as the sales of the fractional shares cannot be separated from the underlying maintenance and management agreement, fractional share sale revenue is recognized ratably over the five-year life of the maintenance and management agreement. The period in which revenue is recognized will be evaluated on a periodic basis. Factors that impact management’s assessment of the most appropriate period of revenue recognition will include, but not be limited to, customer turnover, terms and conditions of the related fractional share sale, maintenance arrangements as well as any other factor that could impact revenue.

Referral Incentive Hours

The Company accounts for the additional hours granted under the referral incentive program by expensing costs as they are incurred. Such costs have not been material to date.

Management and Maintenance Agreement

Revenue earned in connection with the management and maintenance agreements with fractional share owners is recognized ratably over the term of the agreement, usually five years. If a customer prepays its management and maintenance fee for a period of one year or longer, the prepayment is recorded as unearned revenue and amortized into revenue on a monthly basis in accordance with the schedule provided for within each agreement.

Charter Card and Axis Club Membership Revenue

Charter Card revenue.  The Company also sells access to its aircraft fleet through either a 15 or 25 hour charter card for flight time without the requirement to purchase an ownership share in an aircraft. The card holder pays the Company the entire amount in advance of access to the aircraft fleet. The Company defers the entire amount paid and recognizes revenue on an incremental basis as aircraft hours are flown.

Axis Club Membership revenue.  In February 2009, the Company initiated the Axis Club Membership program that offers customers access to blocks of flight time at a discount from standard charter card rates for a set, three year membership fee. The program requires that Axis Club members purchase a minimum of three 25 hour blocks of flight charter cards over the three year membership term. Axis Club Membership fees are paid in advance, deferred and recognized over the three year membership term. Similar to standard charter card sales, payment for charter cards sold through the Axis Club Membership program are collected in advance of access to the aircraft fleet, deferred and recognized as revenue on an incremental basis over the three year membership term.

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Other Revenues

Other revenues are comprised primarily of revenue from demonstration flights, revenue from the sale of fuel at the Company’s FBO facilities and revenue from the rental of hangar space at the Company’s operating locations. Revenue from fuel sales and hangar rentals are recorded when goods are delivered or services are rendered. Demonstration revenue is earned as the Company charges prospective fractional share owners on an hourly basis for each hour the prospective share owners are flown to demonstrate the quality and capabilities of the aircraft. The Company recognizes revenue related to these demonstration flights when the flight is completed.

Aircraft Costs Related To Fractional Sales

The Company reflects aircraft costs related to the sale of fractional aircraft shares. As a result of the adoption of EITF 00-21, the Company recognizes revenue from the sale of fractional shares as income over the five-year period. The aircraft costs related to sales of fractional shares consist of the cost of the aircraft and are recorded as an asset and recognized as the cost of aircraft shares sold over the five-year period.

Maintenance Expense Policy

The Company uses the direct expensing method of accounting for non-refurbishment aircraft maintenance. Engine maintenance is performed by third parties under contracts which transfer risk, and related costs are expensed as incurred. Airframe maintenance is performed in-house and related costs are expensed as incurred. Refurbishments of the interiors of the aircraft, which extend the life of the aircraft, are capitalized and amortized over the estimated life of three years.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable.

Prepaid Pilot Training

Beginning in 2008, the costs related to the training of pilots as required by Federal Aeronautic Regulations are capitalized and amortized over the twelve month certification period. These costs were expensed in prior years. This change did not have a material impact on the Company’s financial position or results of operations as of June 30, 2008.

Customer Deposits

Customer deposits are cash payments received from customers who have purchased a fractional interest in an aircraft where that specific aircraft is not available for delivery.

Advertising Costs

Advertising costs are expensed as incurred and totaled $1,585,184 and $2,260,782 for the years ended June 30, 2009 and 2008, respectively.

Inventory

Aircraft parts inventory is valued at the lower of cost (determined by the first-in, first-out method) or market.

Deferred Rent

The aggregate of minimum annual operating lease payments are expensed on a straight-line basis over the term of the related leases. The amount by which straight-line rent differs from actual lease payments is recognized as deferred rent and totaled $2,312,249 and $2,034,362 at June 30, 2009 and 2008 respectively, and is included in other liabilities.

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109 (“SFAS No. 109”), “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets to the amounts expected to be realized.

Effective July 1, 2007, the Company adopted the provisions of the FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company has identified its federal tax return and State of Florida tax return as “major” tax jurisdictions, as defined in FIN 48. The Company evaluations were performed for the tax years ended 2005 thru 2009 which represent all years subject to audit for all tax jurisdictions. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its consolidated financial position. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Stock-Based Compensation

The Company has one stock-based compensation plan, the 2006 Long Term Incentive Plan, which the Company’s shareholders approved, for employees, certain non-employees and non-employee directors. Stock-based awards under this plan may consist of common stock, common stock units, stock options, cash-settled or stock-settled stock appreciation rights, restricted stock and other stock-based awards. The Company issues common stock to satisfy stock option exercises or vesting of stock awards.

The Company accounts for share-based compensation to employees and directors in accordance with SFAS 123(R) “Share-Based Payment,” which requires the recognition of compensation expense for employee stock options and other share-based payments. Under SFAS 123(R), expense related to employee stock options and other share-based payments is recognized over the relevant service period based on the fair value of each stock option grant. In addition, the Company recognizes in its Consolidated Statements of Operations the grant-date fair value of stock options and other equity-based compensation issued to employees and directors. Compensation expense for equity-based awards is recognized over the requisite service period, usually the vesting period, on a straight-line basis for the entire award, while compensation expense for liability-based awards (those usually settled in cash rather than stock) is measured to fair-value at each balance sheet date until the award is settled.

Stock-based compensation expense related to these plans, which is included in “General and administrative” costs in the accompanying Consolidated Statements of Operations, was $361,059 and $484,817 for the years ended June 30, 2009 and 2008, respectively. There were no related income tax benefits recognized in the accompanying Consolidated Statements of Operations for the year ended June 30, 2009 or for the comparable 2008 period.

Accounting for Derivative Instruments

The Company accounts for derivative instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS 133”) as amended, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments imbedded in other financial instruments or contracts. The Company also considers EITF 00-19, “Accounting

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock,” which provides criteria for determining whether freestanding contracts that are settled in a company’s own stock, including common stock warrants, should be designated as either an equity instrument, an asset or as a liability under SFAS 133. The Company evaluates the conversion feature embedded in its Series A Convertible Preferred Stock at each reporting period based on the criteria of SFAS 133 and EITF 00-19 to determine whether the conversion feature would be required to be bifurcated from the Preferred Stock and accounted for separately as a derivative. Based on management’s evaluation, the embedded conversion feature did not require bifurcation and derivative accounting as of June 30, 2009.

Goodwill and Long-lived Assets

Goodwill represents the excess of cost over fair value of net assets acquired through acquisitions. In accordance with SFAS No. 141, “Business Combinations,” all business combinations must be accounted for under the purchase method of accounting. SFAS No. 142, “Goodwill and Other Intangible Assets,” eliminates the amortization of goodwill and certain other intangible assets and requires an evaluation of impairment by applying a fair-value based test. The goodwill impairment test is a two-step process, which requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of the Company’s reporting units based on discounted cash flow models using revenue and profit forecasts and comparing the estimated fair values with the carrying values of the Company’s reporting units which include the goodwill. If the estimated fair values are less than the carrying values, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill. The determination of the Company’s “implied fair value” requires the Company to allocate the estimated fair value to the assets and liabilities of the reporting unit. Any unallocated fair value represents the “implied fair value” of goodwill, which is compared to the corresponding carrying value.

The Company performs its annual goodwill impairment testing in the fourth quarter of each year, or more frequently if events or changes in circumstances indicate that goodwill may be impaired. The Company performed its annual evaluation during June 2009 by comparing the product of the trading price as of June 30, 2009 and the Company’s outstanding shares of common stock on that date to the Company’s book value.

Application of the goodwill impairment test requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the Company, estimation of aircraft in use, the useful life over which cash flows will occur, and determination of cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or conclusions on goodwill impairment.

In accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” the Company reviews long-lived assets to be held-and-used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows the asset is considered to be impaired. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

In preparing its impairment analysis the Company derives fair value based on two approaches:

Market prices.  At June 30, 2009, the quoted market for Avantair’s common stock was $1.15 per share with 16,463,615 shares outstanding giving the Company a total market capitalization of approximately $18.9 million.

Cash flow projections.  Certain key assumptions used in preparing the cash flow projections, included:

•	The overall basis for management’s cash flow assumptions and conclusions are based on the fact that the majority of the Company’s revenue is contractual and therefore management can predict future management fee revenues with some certainty. The model is based on the

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

premise that for every plane sold the Company will increase management fees by an agreed upon amount per plane. When the Company gets to a certain aircraft fleet size, the management fee income will then exceed all fixed and variable costs.
•	The Company has a commitment from its aircraft manufacturer for the delivery of 5 planes in the next 12 months and management believes it will sell fractional shares and charter cards per month which would produce a cash flow improvement.

As a result of the analysis, no impairment charges were required for long-lived assets during the years ended June 30, 2009 and 2008.

Loss Per Share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

For the year ended June 30, 2009, a total of 1,409,933 share-equivalents of potentially dilutive securities were excluded from the calculation of diluted earnings per share. These securities were comprised of 150,000 options to purchase shares of common stock and 300,000 unit purchase options (with each unit consisting of one share and two warrants that expire February 23, 2010) which were outstanding during the periods but were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares, and therefore, their effect would be anti-dilutive as calculated under the treasury method promulgated by SFAS No. 128, Earnings Per Share (“SFAS 128”). In accordance with SFAS No. 128’s contingently issuable shares provision, 92,733 shares of performance-based, unvested common stock awards (“restricted stock”) granted were not included in the calculation because all the necessary conditions for vesting had not been satisfied. In addition, 567,200 warrants to purchase shares of the Company’s common stock were not included in the calculation of diluted earnings per share as they were antidilutive. A total of 14,496,834 of potentially dilutive securities were excluded from the calculation of diluted loss per share for the year ended June 30, 2008 and were comprised of 14,146,000 warrants to purchase one share of the Company’s common stock, 200,834 shares of restricted stock and 150,000 outstanding options.

Property and Equipment

Property and equipment is recorded at cost and consists principally of aircraft purchased which are not fractionalized and which provide additional capacity to the Company to meet customer demand. Depreciation and amortization is computed using the straight-line method over the following useful lives:

Aircraft	7 years
Office equipment and furniture and fixtures	5 – 7 years
Flight management software/hardware	5 years
Vehicles	5 years
Improvements	Lesser of estimated useful life or the term of the lease

Expenditures for maintenance and repairs of property and equipment are expensed as incurred. Major improvements are capitalized.

The Company capitalizes interest costs relating to borrowings made for the acquisition of aircraft. No amounts were capitalized for the years ended June 30, 2009 or 2008. In addition, interest costs totaled $5,942,221 and $3,661,227 for the years ended June 30, 2009 and 2008, respectively.

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Reclassifications

Certain balances for the year ended June 30, 2008 were reclassified to conform to classifications adopted in the current year.

Recently Issued Pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. SFAS 141 also requires the fair value measurement of certain other assets and liabilities related to the acquisition such as contingencies. SFAS 141R applies prospectively to business combinations and is effective for fiscal years beginning on or after December 15, 2008. The adoption of SFAS 141R did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 160 requires that a non-controlling interest in a subsidiary be reported as equity in the consolidated financial statements. Consolidated net income should include the net income for both the parent and the non-controlling interest with disclosure of both amounts on the consolidated statement of income. The presentation provisions of SFAS 160 are to be applied retrospectively, and SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. The adoption of SFAS 160 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. The Company will be required to provide enhanced disclosures about (a) how and why derivative instruments are used, (b) how derivative instruments and related hedged items are accounted for under SFAS 133, and its related interpretations, and (c) how derivative instruments and related hedged items affect the Company’s financial position, financial performance, and cash flows. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of SFAS 161 did not have an impact on the Company’s financial position, results of operations or cash flows as the pronouncement addresses disclosure requirements only.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. 142-3 (“FSP 142-3”), “Determination of the Useful Life of Intangible Assets.” FSP 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FASB Statement No. 142, “Goodwill and Other Intangible Assets.” This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. FSP 142-3 is effective for fiscal years and interim periods beginning after December 15, 2008. The adoption of FSP 142-3 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In June 2008, the FASB issued FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are “participating securities” as defined in EITF 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128,” and therefore should be included in computing earnings per share using the two-class method. According to FSP EITF 03-6-1, a share-based payment award is a participating security when the award includes nonforfeitable rights to dividends or dividend equivalents. The rights result in a noncontingent transfer of value each time an entity declares a dividend or dividend equivalent during the award’s vesting period. However, the award would not be considered a participating security if the holder forfeits the right to receive dividends or dividend equivalents in the event that the award does not vest. FSP EITF 03-6-1 is effective for financial statements issued in fiscal years beginning after December 15,

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

2008, and interim periods within those years. When adopted, its requirements are applied by recasting previously reported EPS. The adoption of EITF 03-6-1 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In October 2008, the FASB issued FSP No. FAS 157-3 (“FSP 157-3”), “Determining the Fair Value of a Financial Asset When the Market for that Asset Is Not Active, “which clarifies the application of SFAS 157 as it relates to the valuation of financial assets in a market that is not active for those financial assets. FSP 157-3 is effective immediately and includes those periods for which financial statements have not been issued. The Company does not have any financial assets that are valued using inactive markets, and therefore is not impacted by the issuance of this standard.

In June 2008, the FASB issued EITF No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock,” which provides guidance for determining whether an equity-linked financial instrument (or embedded feature) issued by an entity is indexed to the entity’s stock, and therefore, would qualify for the first part of the scope exception in paragraph 11(a) of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” The EITF proscribes a two-step approach under which the entity would evaluate the instrument’s contingent exercise provisions and then the instrument’s settlement provisions, for purposes of evaluating whether the instrument (or embedded feature) is indexed to the entity’s stock. This EITF is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company is currently evaluating the requirements of EITF 07-5 and its impact on the Company’s consolidated financial position, results of operations or cash flows.

In November 2008, the FASB issued EITF No. 08-01, “Revenue Arrangements with Multiple Deliverables.” EITF 08-01 replaces EITF 00-21, “Revenue Arrangements with Multiple Deliverables” and enhances the disclosure requirements for separating disclosing information related to individually significant arrangements and disclosing the qualitative and quantitative information on an aggregate basis. This new guidance applies prospectively to revenue arrangements entered into or materially modified in fiscal years beginning on or after December 15, 2009. The Company is currently evaluating the requirements of EITF No. 08-01 and its impact on its financial condition, results of operations and cash flows.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”). This new pronouncement establishes principles and standards related to the accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued. SFAS 165 requires an entity to recognize, in the financial statements, subsequent events that provide additional information regarding conditions that existed at the balance sheet date. Subsequent events that provide information about conditions that did not exist at the balance sheet date shall not be recognized in the financial statements under SFAS 165. SFAS 165 is effective for financial statements issued for fiscal years and interim periods beginning after June 15, 2009. The adoption of SFAS 165 did not have a material impact on the Company’s consolidated financial statements. Pursuant to SFAS 165, the Company evaluated subsequent events through September 28, 2009.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS 168”) as a replacement of FASB Statement No. 162. The FASB Accounting Standards Codification (“the Codification”) will become the source of authoritative U.S. GAAP. The Codification, which changes the referencing of financial standards, is effective for interim or annual financial periods ending after September 15, 2009. The Codification is not intended to change or alter existing U.S. GAAP.

No other pronouncements have been recently issued that Avantair believes will have a material impact on Avantair’s financial position and results of operations.

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 3 — CONCENTRATIONS OF RISK

The Company acquires all of its aircraft from one supplier and is dependent on that supplier for timely delivery of its airplanes. Any disruption in the delivery of these airplanes would cause the Company to incur significant costs without the benefit and the cash flow it receives from its customers.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains its cash and cash equivalents in bank deposits, the balances of which, at times, may exceed federally insured limits. Exposure to credit risk is reduced by placing such deposits in high credit quality financial institutions. At June 30, 2009, the Company had cash and cash equivalents in excess of federally insured limits of approximately $5.2 million.

NOTE 4 — PROPERTY AND EQUIPMENT

Property and equipment, stated at cost as of June 30, 2009 and 2008 consisted of the following:

	2009	2008
Aircraft	$33,630,426	$27,300,707
Leasehold improvements	4,820,095	4,235,476
Furniture, fixtures and equipment	1,301,595	1,199,528
Flight management software/hardware	1,727,012	1,516,826
Vehicles	58,465	50,823
Total	41,537,593	34,303,360
Less: accumulated depreciation and amortization	(11,695,228)	(8,640,096)
	$29,842,365	$25,663,264

Depreciation and amortization expense for the years ended June 30, 2009 and 2008 was $5,233,250 and $3,624,710, respectively.

NOTE 5 — RELATED PARTY TRANSACTIONS

The following is a summary of transactions entered into during the years ended June 30, 2009 and 2008, to which the Company has been a party in and in which any of the Company’s executive officers, directors or beneficial holders of more than 5.0% of its capital stock had or will have a direct or indirect material interest.

On May 4, 2009 Avantair granted 3,000 shares of restricted stock to each of its six non-employee directors of the Company’s Board of Directors. The restricted shares granted to the director’s vest one third upon each of the next three successive annual meetings, subject to the grantee’s continued service on the Board of Directors.

In addition, annually, Avantair participates as one of the sponsors of the Corporate Directors Group, an accredited educational organization of RiskMetric ISS Governance Services, of which one of our directors presides as its chairman. The sponsorship provides the Corporate Directors Group with 23 hours of aircraft usage annually in lieu of compensation. In addition, the Company sponsors the Corporate Directors Group Piaggio Avanti Owners Club which provides the club with 15 hours of aircraft usage annually in lieu of compensation.

Effective April 11, 2008, the Company’s former Chief Financial Officer departed the Company and resigned his position as a director of the Company. In connection with the former Chief Financial Officer’s departure, on April 14, 2008, the Company entered into a separation agreement pursuant to which the former Chief Financial Officer received (i) a payment equal to eight months salary ($183,333), (ii) reimbursement of premium payments for COBRA benefits for a period of eight months commencing April 14, 2008 and (iii) pursuant to an amendment to his previously issued restricted stock award, 33,334 shares of common stock. In addition, the former Chief Financial Officer agreed not to transfer any shares of the Company’s common stock for a period of six months commencing April 14, 2008. At the end of the six month period, the former Chief Financial Officer’s unrestricted shares became freely tradable in the open market, subject to the

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 5 — RELATED PARTY TRANSACTIONS  – (continued)

Company’s “Right of First Refusal” and in compliance with applicable securities law. In addition, the former Chief Financial Officer agreed to cooperate fully with the Company’s reasonable requests for assistance in transitioning his previous responsibilities for a period of eight months commencing April 14, 2008.

In March 2008, Avantair granted 3,000 shares of restricted stock to each of the then five non-employee directors of the Company’s Board of Directors. The shares of restricted stock granted to the directors’ vest one third upon each of the next 3 successive annual meetings of stockholders, subject to the grantee’s continued service on the Board of Directors.

NOTE 6 — INCOME TAXES

The difference between income tax benefit provided at the Company’s effective rate and the statutory rate at June 30, 2009 and 2008 are as follows:

	2009	2008
Income tax benefit at statutory rate	$1,371,282	$6,608,723
State tax benefit, net of Federal benefit	117,538	562,373
Increase in valuation allowance	(1,488,820)	(7,123,389)
Other	—	(47,707)
Total	$—	$—

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets (liabilities) at June 30, 2009 and 2008 are as follows:

	2009	2008
Deferred tax liabilities
Goodwill	$(173,456)	$(144,547)
Depreciation	(2,659,248)	(1,798,582)
Other	—	(75,792)
	(2,832,704)	(2,018,921)
Deferred tax assets
Deferred revenues, net of amortized aircraft costs related to fractional share sales	707,848	4,371,790
Other	1,240,273	1,190,382
Net operating loss carryforwards	31,570,388	25,653,733
	33,518,509	31,215,905
Less valuation allowance	(30,685,805)	(29,196,984)
	2,832,704	2,018,921
Net deferred tax assets	$—	$—

The Company considers that the cumulative losses incurred create a rebuttable presumption that a full valuation allowance continues to be required for its deferred tax assets. Therefore, the Company has offset the deferred tax assets attributable to those potential benefits through a valuation allowance in 2009 and 2008 and, accordingly, the Company did not recognize any benefit from income taxes in the accompanying consolidated statements of operations. At June 30, 2009, the Company had net operating loss carryforwards of approximately $73.8 million which begin to expire in 2019.

Upon the completion of the Reverse Merger, the Company became subject to Section 382 of the IRS Code relating to a change in ownership. In addition, future changes in ownership could limit the utilization of the net operating loss carryforward and may be subject to substantial annual limitation due to the ownership

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 6 — INCOME TAXES  – (continued)

change limitations provided by the IRS Code of 1986, as amended and similar state provisions. The annual limitation will result in the expiration of the net operating loss before utilization.

Effective July 1, 2007, the Company adopted the provisions of the FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). There were no unrecognized tax benefits as of July 1, 2008 or as of June 30, 2009. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company has identified its federal tax return and State of Florida tax return as “major” tax jurisdictions, as defined in FIN 48. The Company evaluations were performed for the tax years ended 2005 thru 2009 which represent all years subject to audit for all tax jurisdictions. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its consolidated financial position. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No interest and penalties were incurred at June 30, 2009 and 2008.

Information related to the activity of the valuation allowance is as follows:

	June 30,
	2009	2008
Beginning balance	$29,196,984	$22,073,595
Increase in valuation allowance	1,488,821	7,123,389
Ending balance	$30,685,805	$29,196,984

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company conducts a major part of its operations from leased facilities, which include airplane hangars and administrative offices. The 15 year hangar lease in Clearwater, Florida expiring in 2020 is classified as an operating lease. The lease provides for rent allocation credits for the first three years. These credits have been netted in rental expense on a straight line basis over the term of the lease. The Company also has a 15 year lease for its fixed based operation in Camarillo, California expiring in 2021, which is classified as an operating lease.

Most of the operating leases contain an option to renew at the then fair rental value for periods of five to ten years. These options enable the Company to retain use of facilities in desirable operating areas.

In addition, the Company leases transportation equipment and data processing equipment under operating leases expiring during the next three years.

Total rent expense for the years ended June 30, 2009 and 2008 was $3,066,479 and $2,665,797, respectively.

Future minimum lease payments on these leases are:

Year Ended June 30,
2010	$2,572,756
2011	2,578,862
2012	2,614,835
2013	2,686,368
2014	2,779,275
Thereafter	18,999,302
$32,231,398

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 7 — COMMITMENTS AND CONTINGENCIES  – (continued)

Purchase Commitment

On June 20, 2008, Avantair assigned its rights and obligations to purchase twenty Embraer Phenom 100 aircraft positions to Share 100 Holding Co., LLC, a wholly-owned subsidiary of Avantair. On the same date, Avantair entered into a membership interest purchase agreement with Executive Air Shares Corporation (EAS), in which EAS purchased the Class A membership of Share 100 and Avantair retained the Class B membership. EAS, as Class A member, has the rights and obligations to purchase the Phenom 100 aircraft with positions one through eighteen and to fund payment due in connection with these aircraft. EAS paid Share 100 approximately $2.47 million in connection with these transactions and made an additional $750,000 capital contribution to Share 100 in December 2008, all of which was, immediately distributed to Avantair. Avantair, as Class B member, has the rights and obligations to purchase aircraft positions nineteen and twenty and to fund payment due in connection with these aircraft. EAS has the option to purchase aircraft nineteen and twenty, which must be exercised by October 1, 2010; if exercised, EAS shall reimburse Avantair for all payments made relative to these aircraft and provide all remaining funds required. In the event that EAS does not exercise the option to purchase aircrafts nineteen and twenty by October 1, 2010, Avantair will have the right and obligation to purchase the nineteenth and twentieth aircraft. If EAS defaults under its obligations to purchase the aircraft positions, EAS will forfeit all deposits paid for the undelivered aircraft, including the funds distributed to Avantair. Avantair will then be responsible for the rights and obligations of the remaining undelivered aircraft. If Avantair defaults under its obligations to purchase the last two aircraft positions, any deposits paid by Avantair in connection with the undelivered Class B Aircraft will be forfeited.

As of June 30, 2009, Avantair had contractual commitments to purchase 56 additional Piaggio Avanti II aircraft through 2013. The total commitment, including a recently proposed price escalation, is valued at approximately $354.0 million.

Legal Proceedings

From time to time, the Company is party to various legal proceedings in the normal course of business. It is expected that these claims would be covered by insurance subject to customary deductibles. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. At June 30, 2009, there were no legal proceedings which the Company would anticipate having a material adverse effect on its financial position, results of operations or cash flows.

NOTE 8 — CAPITAL LEASE TRANSACTIONS

The Company entered into a sale and leaseback agreement, dated August 11, 2006, with JMMS, LLC (“JMMS”). Under the sale and leaseback agreement, the Company sold 100.0% of its interest in a core aircraft for $4.2 million and leased back 68.8% of the aircraft for a five year term. The proceeds of the sale and leaseback arrangement were used to pay down a line of credit. In March 2007, the Company amended the lease agreement to include a provision for the Company to buy back the aircraft at the expiration of the term. As a result of the amendment, the Company has accounted for the sale and leaseback transaction as a finance lease. JMMS notified the Company of its intention to terminate the sale and leaseback agreement between the parties effective March 1, 2009, at which date, pursuant to the agreement, the Company was required to purchase the aircraft at a cost of no more than the $4.2 million. The closing date of the transaction was extended past March 1, 2009, in consideration for monthly payments to JMMS totaling $1.25 million through December 1, 2009. The total amount of the monthly payments made to JMMS by the Company since March 1, 2009 were deducted from the aircraft purchase price. In addition, during the fourth quarter of fiscal year 2009, the agreement with JMMS matured and therefore has been included in the current portion of long-term debt on the accompanying condensed consolidated balance sheet. On December 14, 2009, the Company sold the aircraft to a third party for $2.9 million and paid the remaining outstanding balance of the purchase price to JMMS.

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 8 — CAPITAL LEASE TRANSACTIONS  – (continued)

On October 10, 2007, Avantair acquired a core aircraft under a capital lease obligation with Midsouth Services, Inc. Under the lease agreement, Midsouth provided funding for the $4.7 million purchase of a pre-owned Piaggio P-180 aircraft and holds title to the Aircraft. Midsouth leases the Aircraft exclusively to Avantair on a five year lease at 15.0% interest per annum. The monthly lease payments for the term of the lease are $89,000. At the end of the five year lease, Avantair shall purchase the Aircraft from Midsouth at the guaranteed residual value in the amount of approximately $2.3 million. Avantair also has the option to purchase the Aircraft anytime during the lease term at the then current guaranteed residual value as set forth on the amortization schedule without penalty.

In April 2009, the Company amended the Lease Agreement previously accounted for as an operating lease under SFAS 13, dated as of July 31, 2006 between the Company and Midsouth. Pursuant to the amendment, the Company is required to pay $74,900 monthly until August 2011, the expiration of the Lease Agreement. In addition, the Company has agreed to purchase the leased aircraft for approximately $3.0 million from Midsouth within sixty days following the expiration of the term of the Lease Agreement. The lease, as amended, has been classified as a capital lease in the accompanying consolidated balance sheet.

In April 2009, the Company entered into a Lease Agreement, effective April 6, 2009, pursuant to which Midsouth leases a Piaggio P-180 aircraft to the Company for a ten year lease term at a rate of $75,000 per month, plus taxes if applicable. The Company is required to provide Midsouth with 100 hours of flight time per year during the lease term. Hours have been accounted for at their fair value and are liquidated as hours are flown. Midsouth has the sole option to terminate the lease at the end of the fifth year of the term and to require the Company to purchase the leased aircraft for approximately $3.8 million within ninety days of that date. If this option is not exercised by Midsouth, the lease will continue for the remaining five years of the term and, at the end of the ten year lease, the Company will be required to purchase the aircraft from Midsouth for $0.3 million.

The total capital lease obligations as of June 30, 2009 are comprised of the following:

2010	$6,566,000
2011	2,808,000
2012	5,058,000
2013	3,636,693
2014	4,472,000
Total minimum payments	22,540,693
Less amount representing interest	(6,716,353)
Present value of minimum lease payments	$15,824,340

The capital lease obligations are included in long-term debt in the accompanying consolidated balance sheets.

NOTE 9 — SHORT-TERM DEBT

Short-term debt consists of the following as of June 30, 2009 and 2008:

	2009	2008
Midsouth Services, Inc	$11,500,000	$10,575,260
Century Bank, F.S.B.	—	5,200,000
	11,500,000	15,775,260

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 9 — SHORT-TERM DEBT  – (continued)

Midsouth Services, Inc

On October 3, 2007, the Company entered into a floor plan agreement with Midsouth Services, Inc. (“Midsouth”) which provided for up to approximately $5.1 million of financing for aircraft to be acquired from Piaggio America, Inc., extended on a month-to-month basis from April 2008 and repaid in July 2008. Effective March 3, 2008, the Company entered into a second floor plan agreement with Midsouth that provided for up to $5.3 million of financing for aircraft to be acquired from Piaggio America, Inc. for the six month period commencing with the first delivery of aircraft under the plan. Each agreement required a $75,000 monthly facility fee with payment of any outstanding borrowings due in full prior to taking delivery of additional aircraft. Midsouth also agreed, at the option of the Company, to provide an additional loan in the amount of $5.3 million, with terms and conditions of the additional loan substantially similar to the terms of the March 2008 loan, upon expiration of the October 3, 2007 floor plan agreement.

On July 31, 2008, the Company entered into two new Floor Plan Finance Agreements (each, an “Agreement” and collectively “the Agreements”), pursuant to which MidSouth has agreed to extend credit to the Company in an amount not to exceed $5,345,000 under each Agreement ($10,690,000 in total for the Agreements), for an initial term of three months for each Agreement. Indebtedness under the Agreements was used by the Company to fund the purchase of new Piaggio P-180 aircraft. The Company renewed the Agreements for three consecutive additional one month terms at the expiration of the initial term and on a month-to-month basis thereafter. The effective dates of the two Agreements are July 31, 2008, and August 1, 2008, respectively. The Company has agreed to pay to the Lender a monthly facility fee of $75,000 under each Agreement. In connection with the entry into the Agreements, on July 31, 2008, the Company terminated the prior Floor Plan Finance Agreements dated March 3, 2008 and October 3, 2007 between the Company and Midsouth.

On November 18, 2008, the Company entered into an aircraft deposit agreement with MidSouth, for a term of twelve months, which provides for up to approximately $0.6 million of financing for the payment to the aircraft manufacturer of deposits on future deliveries. As consideration for providing the deposit for the aircraft during the term of this agreement, the Company has agreed to pay MidSouth a monthly transaction fee of $9,000 commencing December 2008. Borrowings outstanding under this arrangement at June 30, 2009 totaled $0.5 million.

Further on April 2, 2009, Avantair entered into two Floor Plan Agreements with Midsouth Services, Inc. (“Midsouth”) to replace Midsouth’s existing Floor Plan Agreements dated July 31, 2008. The new Floor Plan Agreements extend credit to Avantair in an increased amount of $11.6 million to be used towards the purchase of a new Piaggio P-180 aircraft. Each of the new Floor Plan Agreements is similar to the prior Floor Plan Agreements and covers an amount not to exceed $5.8 million for a term of twelve months. The Company has the sole option to terminate one of the Agreements during the term with ninety days written notice. The Company has agreed to pay Midsouth a monthly fee of $82,500 for each Floor Plan Agreement during the term.

Century Bank, F.S.B.

On May 29, 2008, the Company entered into a Promissory Note (“Note”) with Century Bank, F.S.B. (“Lender”), pursuant to which Lender agreed to provide financing to the company in the amount of $5.2 million to be used towards the purchase of a new Piaggio P-180 aircraft. The Company paid the following fees for the Note: (1) $37,500 on the effective date of the Note and (2) $75,000 on the 30th day of the each month thereafter until repayment in full of the principal amount of the Note (“Term”). In July 2008, the Company repaid the full amount of the Note with Century Bank, F.S.B. and paid a fee of $26,000, constituting 0.5% of the principal balance.

On January 9, 2009, the Company entered into a new Note with the Lender, pursuant to which Lender agreed to provide financing to the Company in the amount of $5.2 million to be used towards the purchase of new Piaggio P-180 aircraft. The Company paid the following fees for the Note: (1) $75,000 on the effective

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 9 — SHORT-TERM DEBT  – (continued)

date of the Note and (2) $75,000 on the 9th day of each month thereafter until repayment in full of the principal amount of the Note. The principal amount of the Note shall be paid in full within 120 days from the effective date of the Note. The Company made partial payments to Lender in $325,000 increments upon the closing of each fractional interest and Lender provided partial lien releases as to the respective fractional interests sold. In June 2009, the Company repaid the full amount of a promissory note issued to Century Bank, F.S.B and paid a fee of $26,000, constituting 0.5% of the principal balance.

NOTE 10 — LONG-TERM DEBT

Long-term debt consists of the following as of June 30, 2009 and 2008:

	2009	2008
Wells Fargo Equipment Finance, Inc.	$3,095,512	$3,488,042
CNM, Inc.	3,616,652	6,968,036
Jet Support Services, Inc.	3,707,209	5,461,540
JMMS, Inc.	3,640,810	4,347,058
Century Bank, F.S.B.	1,911,203	2,082,804
Wachovia Bank	2,976,685	3,534,814
Midsouth Services, Inc	12,183,530	4,622,121
	31,131,601	30,504,415
Less current portion	(11,020,590)	(6,648,093)
Long-term debt	$20,111,011	$23,856,322

Wells Fargo Equipment Finance, Inc.

In February 2005, the Company entered into financing arrangements for the purchase of three core aircraft under various notes payable with Wells Fargo Equipment Finance, Inc. In January 2008, the Company sold one of these aircraft and repaid the outstanding balance on the related note payable. The notes outstanding at June 30, 2009 totaled approximately $3.1 million and are payable in monthly installments ranging from $10,644 to $38,480 with interest ranging from 5.96% to 6.12% per annum, through 2012. The notes are collateralized by the aircraft.

CNM, Inc.

In August 2007, the Company and CNM executed a new note agreement which converted an outstanding note obligation of approximately $7.0 million into a term loan payable monthly over three years and bearing interest at 10.0% per annum. The Company accounted for this conversion in accordance with EITF Issue No. 98-14, “Debtor’s Accounting for Changes in Line-of-Credit or Revolving-Debt Arrangements.” CNM also assumed a promissory note due to Wells Fargo Bank for $2.9 million which was included as part of this new note agreement. Borrowings outstanding under these arrangements at June 30, 2009 totaled approximately $3.6 million.

Jet Support Services, Inc.

On April 24, 2006, Avantair financed an aircraft maintenance program contract with Jet Support Services, Inc. (“JSSI”) in the amount of $3.4 million. The promissory note provided for seven monthly installments of $145,867 and 53 monthly installments of $45,867, respectively, including interest at 7.0% per year. On April 15, 2008, the Company entered into a financing arrangement with JSSI balance of the original note by means of a $5.5 million promissory note. The new note matures on April 1, 2011 and bears interest at the rate of 10.0% per annum, with 35 monthly payments of principal and interest in an amount of $185,127 beginning on June 2, 2008. The note covers the balance of the aforementioned $3.4 million promissory note, other costs and fees to be paid by the Company under service agreements with JSSI and related deferred financing costs of approximately $1.0 million which will be amortized over the life of the note using the effective interest method. Upon entering into this arrangement and the $5.5 million promissory note, the parties terminated the

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 10 — LONG-TERM DEBT  – (continued)

airframe maintenance contract and have agreed to apply the unamortized prepayment ($1,538,175 at June 30, 2009) under the airframe maintenance contract to the engine maintenance program and will amortize this amount over the remaining 37 month term of that program. Borrowings outstanding under this arrangement at June 30, 2009 totaled approximately $3.7 million.

In addition, the Company entered into another payment arrangement with JSSI by means of a $525,000 promissory note dated July 31, 2008 with five monthly payments of $105,000 commencing August 1, 2008. The note constituted payment of the purchase of airframe parts inventory by the Company from JSSI. The Company repaid the full amount of the term loan in December 2008.

JMMS, Inc.

On August 11, 2006, the Company entered into a sale and leaseback agreement with JMMS, LLC (“JMMS”). The lease transaction has been accounted for as finance lease and provides for monthly payments of $39,500 through July 11, 2011 (See Note 8). In addition, during the year, the agreement with JMMS matured and therefore has been included in the current portion of long-term debt on the accompanying consolidated balance sheet.

Century Bank, F.S.B.

In August 2007, the Company and Century Bank F.S.B. executed a $2.2 million note agreement for the purchase of one aircraft. The note outstanding at June 30, 2009 totaled approximately $1.9 million and is payable in monthly installments of $27,175 with interest of 8.25% per annum, through August 3, 2012. The note is collateralized by the aircraft.

Wachovia Bank

On October 31, 2007, the Company entered into a financing arrangement for the purchase of one used aircraft at a total purchase price of approximately $4.5 million (inclusive of the value of a charter card of 100 hours). Financing was obtained from Wachovia through a note payable of $3.9 million. The note is collateralized by the aircraft and requires the Company to maintain certain financial covenants. This debt will be repaid monthly over 7 years at an interest rate of the LIBOR rate plus 4.0%. Borrowings outstanding under this arrangement at June 30, 2009 totaled approximately $3.0 million. During September 2009, the Company received a waiver of compliance with a financial covenant in connection with the note.

Midsouth Services, Inc.

On October 10, 2007, Avantair acquired a core aircraft under a capital lease obligation with Midsouth Services, Inc (See Note 8).

On April 2, 2009, the Company entered into two additional lease transactions with Midsouth. The lease transactions have been accounted for as capital leases (See Note 8).

Future minimum payments on long-term debt in years subsequent to June 30, 2009 are as follows:

Year Ended June 30,
2010	$11,020,590
2011	3,740,793
2012	6,816,198
2013	4,778,576
2014	4,589,401
Thereafter	186,043
$31,131,601

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 11 — CAPITAL STOCK

General:  The Company’s authorized capital stock consists of 76 million shares of all classes of capital stock, of which 75 million are shares of common stock, par value, $0.0001 per share, and 1 million are shares of preferred stock, par value of $0.0001 per share.

Common Stock:  The holders of shares of Avantair’s common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to the shares of preferred stock, the holders of the shares of common stock are entitled to receive dividends if and when declared by the Board of Directors. Subject to the prior rights of the holders, if any, of the preferred shares, the holders of the Company’s shares of common stock are entitled to share ratably in any distribution of its assets upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities. As of June 30, 2009, the Company had 16,463,615 shares of its common stock outstanding and 1,133,166 shares of common stock available for future issuance under the Company’s 2006 Long-Term Stock Incentive Plan. As of June 30, 2009, the Company has 152,000 shares of Series A Preferred Shares outstanding. The Company has 3,088,898 shares of common stock reserved on its books and records for issuance upon the conversion of the outstanding Series A Preferred Shares. As a result of the sale of units consummated on June 30, 2009, the conversion price of the Series A Preferred Shares was reduced from $5.15 to $4.92. As a result of additional sales of units, on September 25, 2009, the conversion price of the Series A Preferred Shares was further reduced from $4.92 to $4.83 and the shares of common stock reserved on its books and records for issuance upon the conversion of the outstanding Series A Preferred Shares increased to 3,147,042. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval (subject to applicable securities laws and the rules of any securities market or exchange on which our common stock is quoted at the time). While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our Board of Directors in opposing a hostile takeover bid.

Series A Convertible Preferred Stock:  Shares of preferred stock may be issued from time to time in one or more series and the Company’s Board of Directors, without approval of the stockholders, is authorized to designate series of preferred stock and to fix the rights, privileges, restrictions and conditions to be attached to each such series of shares of preferred stock. The issuance of shares of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of the Company’s shares of common stock. As of June 30, 2009, the Company has 152,000 shares of Series A Convertible Preferred Stock outstanding. The terms of the Series A Convertible Preferred Stock are set forth in a Certificate of Designations filed November 14, 2007 with the State of Delaware. Pursuant to such Certificate of Designations, the shares of Series A Convertible Preferred Stock (a) will rank senior to all currently outstanding classes of stock of the Company with respect to liquidation and dividends, (b) will be entitled to receive a cash dividend at the annual rate of 9.0%, payable quarterly (with such rate being subject to increase up to a maximum of 12.0% if such dividends are not timely paid), (c) will be convertible into shares of the Company’s common stock at any time at the option of the Investors based on an adjusted conversion price of $4.83 per share (subject to adjustment), (d) may be redeemed by the Company following the seventh anniversary of the issuance of the shares of Series A Convertible Preferred Stock, (e) may be redeemed by the Company in connection with certain change of control or acquisition transactions, (f) will be redeemed by the Company following the ninth anniversary of the issuance of the shares of Series A Convertible Preferred Stock, upon receipt of the written consent of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock (g) will vote on an as-converted basis with the Company’s Common Stock and (h) will have a separate vote over certain material transactions or changes which the Company may wish to effect. The Company paid its investment adviser 5.0% of the gross proceeds of this preferred financing.

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 11 — CAPITAL STOCK  – (continued)

Registration of shares:  On June 30, 2009, Avantair sold 567,200 units at a price of $2.50 per unit to investors in a private placement, generating net proceeds of approximately $1.3 million. Each unit consisted of two shares of common stock and one warrant to purchase one common share. The warrants have an exercise price of $4.00 per share and are exercisable until June 30, 2012. The sale was consummated under the terms of a Securities Purchase Agreement between Avantair and each of the investors. Pursuant to a registration rights agreement, Avantair has agreed to use it best efforts to register the shares issued to the investors and the shares underlying the warrants issued to the investors for sale under the Securities Act of 1933, as amended. By agreement between Avantair, the investors in the June 30, 2009 private placement and that offering’s placement agent, the period for additional sales of units was extended until October 15, 2009. On September 25, 2009, the Company sold an additional 250,000 units at a price of $2.50 per unit generating net proceeds of approximately $0.6 million.

NOTE 12 — STOCK-BASED COMPENSATION

Stock Options

The Company issues stock-based compensation to its officers, directors, employees and consultants under its 2006 Long Term Incentive Plan (the “Plan”). There are 1,500,000 shares authorized under the Plan. The term of stock options granted are determined by the Compensation Committee not to exceed 10 years. Additionally, the term of the stock grants is limited to five years if the grantee owns in excess of 10.0% of the stock of the Company at the time of the grant. The vesting provisions of individual options may vary but in each case will generally provide for vesting of at least 33.0% per year of the total number of shares subject to the option. The exercise price and other terms and conditions of stock options will be determined by the Compensation Committee at the time of grant. The exercise price per share may not be less than 100 percent of the fair market value of a share of the Company’s common stock on the date of the grant.

Upon adoption of the Plan in February 2007, the Company granted 150,000 stock options to certain non-employee members of the board of directors which resulted in $145,321 and $151,339 of stock-based compensation expense during the years ended June 30, 2009 and 2008, respectively, included in general and administrative expenses on the accompanying consolidated statement of operations. All options granted under the Plan are accounted for in accordance with SFAS 123R.

A summary of options activity for the year ended June 30, 2009 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Fair Value
Options Outstanding as of July 1, 2008	150,000	$5.34	$1.15
Granted	—	—	—
Exercised	—	—	—
Forfeited and Expired	—	—	—
Options Outstanding, June 30, 2009	150,000	$5.34	$1.15
Vested and expected to vest, June 30, 2009	135,000	$5.34	$1.15
Exercisable, June 30, 2009	100,000	$5.34	$1.15

	Stock Options Outstanding				Stock Options Exercisable
Exercise Prices	Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value	Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value
$5.34	150,000	3.25	$5.34	$—	100,000	3.25	$5.34	$—

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 12 — STOCK-BASED COMPENSATION  – (continued)

The fair value of each stock option grant to employees is estimated on the date of grant. A Black-Scholes option-pricing model, applying the following weighted average assumptions, was used to estimate the fair value for employee stock options issued:

Year ended June 30, 2007
Dividend yield	0.00%
Expected volatility	60.68%
Risk-free rate	4.67%
Expected life of options	6 years

Due to its limited history, the Company has estimated expected volatility based on the historical volatility of certain companies as determined by management. The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of the Company’s employee stock options. The dividend yield assumption is based on the Company’s intent not to issue a dividend under its dividend policy. The expected term is based on the simplified method in accordance with Staff Accounting Bulletin No. 107 “Share Based Payment.”

As of June 30, 2009, there was $94,360 of total deferred compensation cost related to options issued to non-employee board members that will be recognized in expense over the remaining vesting period of 0.65 years.

In May 2009, the Company issued 18,000 shares of restricted common stock the certain non-employee members of its Board of Directors. One-third of the 18,000 shares awarded in May 2009 will vest upon each of the next three successive annual meetings, subject to the grantee’s continued service on the Board of Directors. Compensation expense related to this restricted stock is recognized ratably over the three years based on the fair value of the shares at date of grant, which was $1.75 per share. As of June 30, 2009, the Company had 92,733 shares of restricted stock and 150,000 stock options outstanding. The Company did not issue stock options during the year ended June 30, 2009.

Restricted Shares

The Company expenses restricted shares granted in accordance with the provisions of SFAS 123(R). The fair value of the restricted shares issued is amortized on a straight-line basis over the vesting period of three years. The expense associated with the awarding of restricted shares for the years ended June 30, 2009 and 2008 is $215,735 and $333,478, respectively, which is included in general and administrative expense on the accompanying consolidated statement of operations. As of June 30, 2009, $247,284 of deferred compensation cost related to restricted stock will be charged to operations over the next three years.

The following table summarizes information concerning nonvested restricted shares:

	Shares	Weighted Average Fair Value
Restricted Shares Balance at June 30, 2008	200,834	$4.90
Granted	18,000	1.75
Forfeited/cancelled	(2,000)	4.90
Vested	(124,101)	4.80
Restricted Shares Balance at June 30, 2009	92,733

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 13 — WARRANTS

On November 14, 2008, the Company commenced a warrant retirement program, which offered the holders of its publicly traded warrants the outstanding the opportunity to purchase 14,146,000 shares of common stock on an amended term for a limited time. Pursuant to a tender offer that expired on December 12, 2008, the Company announced the completion of the warrant retirement program. Under the tender offer, no warrants were exercised and the Company decided not to extend the offer. The original terms of the warrants were reinstituted and the warrants expired on February 23, 2009.

In addition, options to purchase a total of 300,000 units at an exercise price of $9.90 per unit (with each unit consisting of one share of common stock and two warrants, each to purchase one share of Company common stock at an exercise price of $6.25 per share) were sold in connection with the underwriting of its initial public offering and will expire on February 23, 2010.

On June 30 and September 25, 2009, Avantair sold 567,200 and 250,000 units, respectively, at a price of $2.50 per unit to investors in a private placement. Each unit consisted of two shares of common stock and one warrant to purchase one common share. The warrants have an exercise price of $4.00 per share and are exercisable until June 30, 2012. The sale was consummated under the terms of a Securities Purchase Agreement between Avantair and each of the investors. Pursuant to a registration rights agreement, Avantair has agreed to use it best efforts to register the shares issued to the investors and the shares underlying the warrants issued to the investors for sale under the Securities Act of 1933, as amended. Upon effectiveness of the registration statement, the issuance of shares of common stock will be available upon exercise of the Company’s outstanding publically traded warrants. The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Avantair, Inc. The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or Avantair’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to Avantair, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants.

NOTE 14 — RETIREMENT PLAN

Defined Contribution Plan

The Company has a 401(k) Profit Sharing Plan (the “401(k) Plan”) available for substantially all employees. Employees may contribute up to the annual Internal Revenue Service dollar limit. Company contributions to the 401(k) Plan are at the discretion of the Company. The Company has not made any discretionary profit sharing employer contributions to the 401(k) Plan to date.

AVANTAIR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 15 — VENDOR SERVICE REIMBURSEMENT

In January 2009, the Company replaced a former engine service vendor with another nationally recognized, FAA certified engine maintenance vendor. The service contracts with both the former and successor engine service vendors transferred risk. Accordingly, the Company’s policy for engine maintenance is to record the expense as incurred. As a result of the termination of the arrangement with the former service provider, the Company realized a $2.9 million reduction in maintenance expense which was credited to cost of flight operations during the third quarter of fiscal year 2009, of which approximately $2.0 million of the credit was related to expenses recorded in the first six months of fiscal year 2009.

NOTE 16 — SUBSEQUENT EVENTS

The Company entered into a sale and leaseback agreement, dated August 11, 2006, with JMMS, LLC (“JMMS”). Under the sale and leaseback agreement, the Company sold 100.0% of its interest in a core aircraft for $4.2 million and leased back 68.8% of the aircraft for a five year term. The proceeds of the sale and leaseback arrangement were used to pay down a line of credit. In March 2007, the Company amended the lease agreement to include a provision for the Company to buy back the aircraft at the expiration of the term. As a result of the amendment, the Company has accounted for the sale and leaseback transaction as a finance lease. JMMS notified the Company of its intention to terminate the sale and leaseback agreement between the parties effective March 1, 2009, at which date, pursuant to the agreement, the Company was required to purchase the aircraft at a cost of no more than the $4.2 million. The closing date of the transaction was extended past March 1, 2009, in consideration for monthly payments to JMMS totaling $1.25 million through December 1, 2009. The total amount of the monthly payments made to JMMS by the Company since March 1, 2009 were deducted from the aircraft purchase price. In addition, during the fourth quarter of fiscal year 2009, the agreement with JMMS matured and therefore has been included in the current portion of long-term debt on the accompanying condensed consolidated balance sheet. On December 14, 2009, the Company sold the aircraft to a third party for $2.9 million and paid the remaining outstanding balance of the purchase price to JMMS.

In addition, on June 30, 2009, Avantair sold 567,200 units at a price of $2.50 per unit to investors in a private placement, generating net proceeds of approximately $1.3 million. Each unit consisted of two shares of common stock and one warrant to purchase one common share. The warrants had an exercise price of $4.00 per share and were exercisable until June 30, 2012. The sale was consummated under the terms of a Securities Purchase Agreement between Avantair and each of the investors. Pursuant to a registration rights agreement, Avantair has agreed to use it best efforts to register the shares issued to the investors and the shares underlying the warrants issued to the investors for sale under the Securities Act of 1933, as amended. By agreement between Avantair, the investors in the June 30, 2009 private placement and that offering’s placement agent, the stock offering was extended until October 15, 2009. On September 25, 2009, the Company sold an additional 250,000 units at a price of $2.50 per unit generating net proceeds of approximately $0.6 million.

On July 15, 2009, the Company entered into a Promissory Note with BRMR, LLC (BRMR) and Dalewood Associates LP (Dalewood) in the amount of $1.0 million (with each of BRMR and Dalewood funding $0.5 million) to cover the costs of a portion of the unsold inventory of fractional ownership interests in one of its aircraft. The terms of the note were thirty days at an interest rate of one percent and two percent through the September 14, 2009 date of repayment. Pursuant to the terms of this transaction, the Company paid BRMR and Dalewood a total of a one percent origination fee, as well as provided BRMR with a twenty-five flight hour charter card.

11,425,307 Shares of Common Stock

AVANTAIR, INC.

Prospectus

March 12, 2010

No dealer, salesperson or any person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by the prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

Dealer Prospectus Delivery Obligation

Until April 21, 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.